         As filed with the Securities and Exchange Commission on August 14, 2001
                                                      Registration No. 333-65676

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                Amendment No. 1 to

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         _____________________________

                                 TELLIUM, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                           3661                     22-3509099
(State or other jurisdiction of    Primary standard industrial     (I.R.S. Employer
incorporation or organization)     classification code number     Identification No.)

                                2 Crescent Place
                        Oceanport, New Jersey 07757-0901
                                 (732) 923-4100
               (Address, including zip code and telephone number,
       including area code, of registrant's principal executive offices)

                                 Harry J. Carr
                           Chairman of the Board and
                            Chief Executive Officer
                                 Tellium, Inc.
                                2 Crescent Place
                        Oceanport, New Jersey 07757-0901
                                 (732) 923-4100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         _____________________________

                                   Copies to:

                         Richard A. Steinwurtzel, Esq.
                              Lanae Holbrook, Esq.
                    Fried, Frank, Harris, Shriver & Jacobson
                         1001 Pennsylvania Avenue, N.W.
                                   Suite 800
                            Washington, D.C.  20004
                                 (202) 639-7000

                         _____________________________

  Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]


                         CALCULATION OF REGISTRATION FEE

===================================================================================================
                                                   Proposed
                                                    Maximum
                                 Amount to be      Offering      Proposed Maximum      Amount of
     Title of Each Class          Registered       Price per        Aggregate        Registration
of Securities to be Registered                     Share(1)     Offering Price(1)       Fee(2)
---------------------------------------------------------------------------------------------------
Common stock, par value $.001     245,109          $10.61         $2,600,606.49       $650.15
===================================================================================================


  (1) The proposed maximum offering price per share is estimated solely for the purpose of computing the amount of the registration fee under Rule 457(c) and (g) under the Securities Act of 1933. The proposed maximum offering price per share is based on the average of the high and low sales price of $10.61 per share of Tellium's common stock reported on the Nasdaq Stock Market on August 13, 2001.


  (2) We previously registered 19,258,336 shares of common stock on Form S-1, filed on July 24, 2001, for a total of 19,303,445 shares registered on this registration statement. On July 24, 2001, we paid a filing fee of $67,981.93 with respect to these previously registered shares.

       In addition, we previously registered 2,375,000 shares of common stock that may be issued upon exercise of warrants on Form S-1, filed on July 24, 2001. On July 24, 2001, we paid a filing fee of $8,383.75 with respect to these previously registered shares.


  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS



                                 TELLIUM, INC.

                       21,878,445 Shares of Common Stock



  Selling stockholders of Tellium, Inc. may from time to time offer and sell up to an aggregate of 21,878,445 shares of common stock to the public under this prospectus. Sales may be made at market prices prevailing at the time of the sale, at prices related to the then-current market price, at fixed prices or in privately negotiated transactions or otherwise. We are registering the shares of common stock offered in this prospectus to satisfy registration rights of the selling stockholders.


  Tellium is not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of the common stock by selling stockholders, except proceeds from one selling stockholder, which is contractually obligated to pay Tellium a portion of the profits from the sale of its stock. See "Use of Proceeds." All other sale proceeds will be received by the selling stockholders.


  Our common stock is traded on the Nasdaq National Market under the symbol "TELM". The last sale price on August 13, 2001 was $10.11 per share.


 Investing in our securities involves risks. See "Risk Factors" beginning on page 5 to read about factors you should consider before buying shares of our common stock.
                                _______________


  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                                _______________


                The date of this prospectus is August 14, 2001

                               TABLE OF CONTENTS


                                                                      Page
                                                                     ------

Prospectus Summary................................................     1
Risk Factors......................................................     5
Forward-Looking Statements........................................    21
Use of Proceeds...................................................    22
Dividend Policy...................................................    22
Market Price for Securities.......................................    22
Selected Financial Data...........................................    23
Management's Discussion and Analysis of Financial
   Condition and Results of Operations............................    25
Business..........................................................    42
Management........................................................    60
Certain Relationships and Related Transactions....................    68
Principal Stockholders............................................    73
Selling Stockholders..............................................    76
Plan of Distribution..............................................    81
Description of Capital Stock......................................    86
Experts...........................................................    90
Where You Can Find Additional Information.........................    90
Index to Consolidated Financial Statements........................   F-1


        You should rely only on the information in this prospectus or any supplement. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. You should assume that the information in this document is accurate only as of the date of this document.

        Tellium(R) is a federally registered trademark of Tellium. Aurora(TM), StarNet(TM), Full-Spectrum(TM), PlaNet(TM) and Smarter, Faster Optical Networks(TM) are also trademarks of Tellium. Any other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

                               PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the securities.

Tellium, Inc.

  We design, develop and market high-speed, high-capacity, intelligent optical switches that enable telecommunications service providers to quickly and cost-effectively deliver new high-speed services. Intelligent optical switches are products that are installed in the core, or center, of telecommunications networks to manage the flow of optical signals, which are beams of light transmitted over fiber optic cables. Our target customer base includes emerging and established service providers, which include long-distance carriers and wholesale service providers, Internet service providers and cable operators. We believe that the network equipment that service providers are currently using does not offer sufficient flexibility to improve data service offerings and does not allow service providers to upgrade their networks in a timely and cost-effective manner.

  Our products are designed to efficiently meet the demand for increased network capacity. They are based on highly reliable hardware combined with feature-rich software and integrated network planning and network management tools, each of which can be easily expanded, enabling service providers to grow and manage their networks quickly and efficiently. This capability allows our customers to keep pace with the dynamic requirements of data services. Since the second quarter of 1999, we have focused solely on the development of optical switches. In the first quarter of 1999, we shipped our first generation Aurora 32 optical switch and, in the third quarter of 2000, we shipped our second generation Aurora Optical Switch. In the second quarter of 2001, we shipped our Aurora 128, a cost-efficient, compact version of our Aurora Optical Switch. We currently market and sell all of these products.

  We currently have minimum commitment or exclusivity contracts with the following three customers: Cable & Wireless Global Networks Limited, Dynegy Connect, L.P., a subsidiary of Dynegy, Inc., and Qwest Communications Corporation, although we have not yet recognized any revenue from Cable & Wireless.


  We were founded in April 1997 by a group of individuals from Bell Communications Research, Inc., or Bellcore. Prior to 1999, we were principally engaged in research and development. We have limited meaningful historical financial data upon which to base projected revenues and have incurred significant losses to date. As of June 30, 2001, we had an accumulated deficit of approximately $257.5 million. We expect to have large fixed expenses and to incur increasing marketing, sales, research, manufacturing and administrative expenses, and we expect to incur net losses in the future.

Corporate Information

  We were incorporated in Delaware on April 21, 1997 as MWD, Inc. and began business operations on May 8, 1997. We changed our name to Tellium, Inc. on June 3, 1997. Our principal executive offices are located at 2 Crescent Place, Oceanport, New Jersey 07757-0901 and 185 Route 36, Building D, West Long Branch, New Jersey 07764, and our telephone number is (732) 923-4100. Our World Wide Web site address is www.tellium.com. Information contained in our Web site is not incorporated by reference into this prospectus, and you should not consider information contained in our Web site as part of this prospectus.

                             SUMMARY FINANCIAL DATA

  The following tables contain financial data that should be read together with our financial statements and the notes relating to those statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The acquisition pro-forma statement of operations data gives effect to the acquisition of Astarte Fiber Networks, Inc. and to the license of intellectual property from AT&T Corp. as if they had occurred on January 1, 2000.

                                     Period from
                                      Inception                                              Acquisition
                                    (May 8, 1997)                                             Pro Forma
                                       through                  Year Ended                   Year Ended       Six Months Ended
                                     December 31,               December 31,                 December 31,         June 30,
                                        1997       1998           1999            2000          2000       2000         2001
                               -------------------------------------------------------------------------------------------------
                                                            (in thousands, except per share data)
                                                                                                              (unaudited)

Statement of Operations
 Data:
 Revenue  .........................   $    55    $  1,364        $  5,227      $  15,605     $  16,616    $  7,585    $ 46,049
 Non-cash charges related to
  equity issuances  ...............        --          --             584          2,774         2,774         593      11,679
 Revenue, net of non-cash
  charges related to equity
  issuances  ......................        55       1,364           4,643         12,831        13,842       6,992      34,370
 Gross profit (loss)  .............        43         104             753         (2,900)       (2,601)      1,581       3,406
 Total operating expenses  ........     6,413      20,887          20,601        114,465       148,748      28,677     109,648
 Operating loss  ..................    (6,370)    (20,783)        (19,848)      (117,365)     (151,349)    (27,096)   (106,242)
 Net loss  ........................    (5,265)    (20,510)        (20,010)      (110,363)     (139,036)    (25,469)   (101,311)
 Basic and diluted net loss
  per share  ......................   $(17.08)    $(13.56)         $(8.78)     $  (13.96)      $(11.37)     $(5.12)   $  (2.68)
 Weighted average shares
  used in computing basic
  and diluted net loss per
  share  ..........................       309       1,512           2,279          7,906        12,224       4,997      37,765


                                               As of June 30, 2001
                                               -------------------

Balance Sheet Data:
 Cash and cash equivalents......................   $230,736
 Working capital................................    252,088
 Total assets...................................    511,528
 Long-term portion of capital lease obligations.         16
 Long-term obligations, less current portion....        796
 Total stockholders' equity.....................    454,011


                                  RISK FACTORS

  Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and all other information contained in this prospectus, including our financial statements and the related notes, before you purchase any shares of our common stock.


RISKS RELATED TO OUR BUSINESS AND FINANCIAL RESULTS

WE HAVE INCURRED SIGNIFICANT LOSSES TO DATE AND EXPECT TO CONTINUE TO INCUR LOSSES IN THE FUTURE, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

  We have incurred significant losses to date and expect to continue to incur losses in the future. We had net losses of approximately $110.4 million for the year ended December 31, 2000 and approximately $101.3 million for the six months ended June 30, 2001. As of December 31, 2000 and June 30, 2001, we had an accumulated deficit of approximately $156.1 million and $257.5 million, respectively. We have large fixed expenses and expect to continue to incur significant manufacturing, research and development, sales and marketing, administrative and other expenses in connection with the ongoing development and expansion of our business. We expect these operating expenses to increase significantly as we increase our spending in order to develop and grow our business. In order to become profitable, we will need to generate and sustain higher revenue. If we do not generate sufficient revenues to achieve or sustain profitability, our stock price will likely decline.


OUR LIMITED OPERATING HISTORY MAKES FORECASTING OUR FUTURE REVENUES AND OPERATING RESULTS DIFFICULT, WHICH MAY IMPAIR OUR ABILITY TO MANAGE OUR BUSINESS AND YOUR ABILITY TO ASSESS OUR PROSPECTS.

  We began our business operations in May 1997 and shipped our first optical switch in January 1999. We have limited meaningful historical financial and operational data upon which we can base projected revenues and planned operating expenses and upon which you may evaluate us and our prospects. As a young company in the new and rapidly evolving optical switching industry, we face risks relating to our ability to implement our business plan, including our ability to continue to develop and upgrade our technology and our ability to maintain and develop customer and supplier relationships. You should consider our business and prospects in light of the heightened risks and unexpected expenses and problems we may face as a company in an early stage of development in our industry.


  We expect that substantially all of our revenues will be generated from a limited number of customers, including Cable & Wireless, Dynegy Connect and Qwest. The termination or deterioration of our relationship with these customers will have a significant negative impact on our revenue and cause us to continue to incur substantial operating losses.

  For the year ended December 31, 2000 and for the six months ended June 30, 2001, we have derived significant revenue from sales under our contract with Extant, which was transferred to Dynegy Connect in September 2000. We anticipate that substantially all of our revenues for the foreseeable future will be derived from Cable & Wireless, Dynegy Connect and Qwest.

  Dynegy is proceeding with Extant's planned network build-out. Dynegy may, however, change its plans at any time and determine not to proceed with the build-out on a timely basis or at all. If Dynegy Connect were to stop or delay purchasing products or services from us, or reduce the amount of products or services that it obtains from us, our revenues would be reduced.

  In addition, although Dynegy Connect has agreed to purchase its full requirements for optical switches from us until November 1, 2003, Dynegy Connect is not contractually obligated to purchase future products or services from us and may discontinue doing so at any time. Dynegy Connect is permitted to terminate the agreement for, among other things, a breach of our material obligations under the contract.

  Under our agreement with Cable & Wireless, Cable & Wireless has made a commitment to purchase a minimum of $350 million of our optical switches by August 7, 2005. Our agreement with Cable & Wireless gives Cable & Wireless the right to reduce its minimum purchase commitment from $350 million to $200 million if we do not maintain a technological edge so that there exists in the marketplace superior technology that we have not matched. This agreement also permits Cable & Wireless to terminate the agreement upon breach of a variety of our obligations under the contract.

  Under our agreement with Qwest, Qwest has made a commitment to purchase a minimum of $300 million of our optical switches over the first three years of the contract and, subject to extensions under a limited circumstance, an additional $100 million over the following two years of the contract. This agreement allows Qwest, through binding arbitration, to terminate the agreement upon breach of a variety of our obligations under the contract.

  If any of these customers elects to terminate its contract with us or if a customer fails to purchase our products for any reason, we would lose significant revenue and incur substantial operating losses, which would seriously harm our ability to build a successful business.


IF WE DO NOT ATTRACT NEW CUSTOMERS, OUR REVENUE MAY NOT INCREASE.

  We are currently very dependent on three customers. We must expand our customer base in order to succeed. If we are not able to attract new customers who are willing to make significant commitments to purchase our products and services for any reason, including if there is a downturn in their businesses, our business will not grow and our revenue will not increase. Our customer base and revenue will not grow if:

  . customers are unwilling or slow to utilize our products;

  . we experience delays or difficulties in completing the development and introduction of our planned products or product enhancements;

  . our competitors introduce new products that are superior to our products;

  . our products do not perform as expected; or

  . we do not meet our customers' delivery requirements.


  In the past, we issued warrants to some customers. We may not be able to attract new customers and expand our sales with our existing customers if we do not provide warrants or other incentives.

IF OUR LINE OF OPTICAL SWITCHES OR THEIR FUTURE ENHANCEMENTS ARE NOT SUCCESSFULLY DEVELOPED, THEY WILL NOT BE ACCEPTED BY OUR CUSTOMERS AND OUR TARGET MARKET, AND OUR FUTURE REVENUE WILL NOT GROW.

  We began to focus on the marketing and the selling of optical switches in the second quarter of 1999. No service provider has fully deployed our optical switches in a large, complex network. Our future revenue growth depends on the commercial success and adoption of our optical switches.

  We are developing new products and enhancements to existing products. We may not be able to develop new products or product enhancements in a timely manner, or at all. For example, our Aurora Full-Spectrum switch depends on advancements in optical components, including micro-electromechanical systems, which have not yet been proven for telecommunications products. Any failure to develop new products or product enhancements will substantially decrease market acceptance and sales of our present and future products. Any failure to develop new products or product enhancements could also delay purchases by our customers under their contracts, or, in some cases, could cause us to be in breach under our contracts with our customers. Even if we are able to develop and commercially introduce new products and enhancements, these new products or enhancements may not achieve widespread market acceptance and may not be satisfactory to our customers. Any failure of our future products to achieve market acceptance or be satisfactory to our customers could slow or eliminate our revenue growth.


DUE TO THE LONG AND VARIABLE SALES CYCLES FOR OUR PRODUCTS, OUR REVENUES AND OPERATING RESULTS MAY VARY SIGNIFICANTLY FROM QUARTER TO QUARTER. AS A RESULT, OUR QUARTERLY RESULTS MAY BE BELOW THE EXPECTATIONS OF MARKET ANALYSTS AND INVESTORS, CAUSING THE PRICE OF OUR COMMON STOCK TO DECLINE.

  Our sales cycle is lengthy because a customer's decision to purchase our products involves a significant commitment of its resources and a lengthy evaluation, testing and product qualification process. We may incur substantial expenses and devote senior management attention to potential relationships that may never materialize, in which event our investments will largely be lost and we may miss other opportunities. In addition, after we enter into a contract with a customer, the timing of purchases and deployment of our products may vary widely and will depend on a number of factors, many of which are beyond our control, including:

  . specific network deployment plans of the customer;

  . installation skills of the customer;

  . size of the network deployment;

  . complexity of the customer's network;

  . degree of hardware and software changes required; and

  . new product availability.

  For example, customers with significant or complex networks usually expand their networks in large increments on a periodic basis. Accordingly, we may receive purchase orders for significant dollar amounts on an irregular and unpredictable basis. The long sales cycles, as well as the placement of large orders with short lead times on an irregular and unpredictable basis, may cause our revenues and operating results to vary significantly and unexpectedly from quarter to quarter. As a result, it is likely that in some future quarters our operating results may be below the expectations of market analysts and investors, which could cause the trading price of our common stock to decline.


WE EXPECT THE AVERAGE SELLING PRICES OF OUR PRODUCTS TO DECLINE, WHICH MAY REDUCE REVENUES AND GROSS MARGINS.

  Our industry has experienced a rapid erosion of average product selling prices. Consistent with this general trend, we anticipate that the average selling prices of our products will decline in response to a number of factors, including:

  . competitive pressures;

  . increased sales discounts; and

  . new product introductions by our competitors.

  If we are unable to achieve sufficient cost reductions and increases in sales volumes, this decline in average selling prices of our products will reduce our revenues and gross margins.


WE WILL BE REQUIRED TO RECORD SIGNIFICANT NON-CASH CHARGES AS A RESULT OF WARRANTS, OPTIONS, OTHER EQUITY ISSUANCES AND ACQUISITIONS. THESE NON-CASH CHARGES WILL ADVERSELY AFFECT OUR FUTURE OPERATING

RESULTS AND INVESTORS MAY CONSIDER THIS IMPACT MATERIAL, IN WHICH CASE THE PRICE OF OUR COMMON STOCK COULD DECLINE.


  The warrant held by affiliates of Dynegy Connect allows them to purchase 5,226,000 shares of our common stock at $3.05 per share. When we granted the warrant, the majority of shares subject to the warrant were scheduled to become exercisable as Dynegy Connect met specified milestones during the term of our contract. As of November 2, 2000, we amended the warrant agreement to immediately vest all of the remaining shares subject to the warrant. The revised agreement provides that the warrant becomes exercisable based on the schedule of milestones previously contained in the warrant. If the milestones are not reached by March 31, 2005, the remaining unexercised shares subject to the warrant shall then become exercisable. In connection with the execution of this amendment, we will incur a non-cash charge of approximately $90.6 million. This charge will be recorded as a reduction of revenue as we realize revenue from this contract.



  As part of our agreement with Qwest, we issued three warrants to a wholly-owned subsidiary of Qwest to purchase 2,375,000 shares of our common stock exercisable at $14.00 per share. The 2,375,000 shares subject to the warrants were vested when we issued the warrants. One of the warrants is exercisable as to 1,000,000 shares. Another warrant becomes exercisable as to 1,000,000 shares at the earlier of Qwest meeting specified milestones during the term of our procurement contract or on September 18, 2005, which is five years from the date of the warrant. The third warrant becomes exercisable as to the remaining 375,000 shares at the earlier of Qwest meeting a milestone during the term of our procurement contract or on April 10, 2007, which is six years from the date of the warrant. The fair market value of the issued warrants, approximately $38.0 million, will be recorded as a reduction of revenue related to the Qwest procurement contract.



  We will incur significant additional non-cash charges as a result of our acquisition of Astarte and our acquisition of an intellectual property license from AT&T. The goodwill and intangible assets associated with the Astarte acquisition were approximately $113.3 million. The intangible asset associated with the acquisition of the AT&T license is approximately $45.0 million.


  In addition, we have recorded deferred compensation expense and have begun to amortize non-cash charges to earnings as a result of options and other equity awards granted to employees and non-employee directors at prices deemed to be below fair market value on the dates of grant. Our future operating results will reflect the continued amortization of those charges over the vesting period of these options and awards. At June 30, 2001, we had recorded deferred compensation expense of approximately $178.3 million, which will be amortized to compensation expense between 2001 and 2005.


  We have also issued certain performance-based options to employees and consultants. If the performance criteria are met, we will record significant non-cash charges that will negatively impact our operating results. At this time, it is not possible to determine the amount of these charges as they will be based in part on the fair market value of our common stock at the time the performance criteria are met.

  All of the non-cash charges referred to above will negatively impact future operating results. It is possible that some investors might consider the impact on operating results to be material, which could result in a decline in the price of our common stock.


RISKS RELATED TO OUR PRODUCTS

OUR PRODUCTS MAY HAVE ERRORS OR DEFECTS THAT WE FIND ONLY AFTER FULL DEPLOYMENT, OR PROBLEMS MAY ARISE FROM THE USE OF OUR PRODUCTS IN CONJUNCTION WITH OTHER VENDORS' PRODUCTS, WHICH COULD, AMONG OTHER THINGS, MAKE US LOSE CUSTOMERS AND REVENUES.

  Our products are complex and are designed to be deployed in large and complex networks. Our products can only be fully tested when completely deployed in these networks with high amounts of traffic. To date, no service provider has fully deployed our optical switches in a large, complex network. Networking products frequently contain undetected software or hardware errors when first introduced or as new versions are released. Our customers may discover errors or defects in our software or hardware, or our products may not operate as expected after they have been fully deployed. In addition, service providers typically use our products in conjunction with products from other vendors. As a result, if problems occur, it may be difficult to identify the source of the problem.

  If we are unable to fix any defects or errors or other problems arise, we could:

  . lose revenues;

  . lose existing customers;

  . fail to attract new customers and achieve market acceptance;

  . divert development resources;

  . increase service and repair, warranty and insurance costs; and

  . be subjected to legal actions for damages by our customers.

If our products do not operate within our customers' networks, installations will be delayed or cancelled, reducing our revenues, or we may have to modify some of our product designs. Product modifications could increase our expenses and reduce the margins on our products.

  Our customers require that our products be designed to operate within their existing networks, each of which may have different specifications. Our customers' networks contain multiple generations of products that have been added over time as these networks have grown and evolved. If our products do not operate within our customers' networks, installations could be delayed and orders for our products could be cancelled, causing our revenues to decline. The requirement that we modify product designs in order to achieve a sale may result in a longer sales cycle, increased research and development expense and reduced margins on our products.


IF OUR PRODUCTS DO NOT MEET INDUSTRY STANDARDS THAT MAY EMERGE, OR IF SOME INDUSTRY STANDARDS ARE NOT ULTIMATELY ADOPTED, WE WILL NOT GAIN MARKET ACCEPTANCE AND OUR REVENUES WILL NOT GROW.

  Our success depends, in part, on both the adoption of industry standards for new technologies in our market and our products' compliance with industry standards. To date, no industry standards have been adopted related to some functions of our products. The absence of industry standards may prevent market acceptance of our products if potential customers delay purchases of new equipment until standards are adopted. In addition, in developing our products, we have made, and will continue to make, assumptions about the industry standards that may be adopted by our competitors and existing and potential customers. If the standards adopted are different from those which we have chosen to support, customers may not choose our products, and our sales and related revenues will be significantly reduced.


IF WE DO NOT ESTABLISH AND INCREASE OUR MARKET SHARE IN THE INTENSIVELY COMPETITIVE OPTICAL NETWORKING MARKET, WE WILL EXPERIENCE, AMONG OTHER THINGS, REDUCED REVENUES AND GROSS MARGINS.

  If we do not compete successfully in the intensely competitive market for public telecommunications network equipment, we may lose any advantage that we might have by being the first to market with an optical switch prior to achieving significant market penetration. In addition to losing any competitive advantage, we may also:

  . not be able to obtain or retain customers;

  . experience price reductions for our products;

  . experience order cancellations;

  . experience increased expenses; and

  . experience reduced gross margins.

  Many of our competitors, in comparison to us, have:

  . longer operating histories;

  . greater name recognition;

  . larger customer bases; and

  . significantly greater financial, technical, sales, marketing, manufacturing and other resources.

  These competitors may be able to reduce our market share by adopting more aggressive pricing policies than we can or by developing products that gain wider market acceptance than our products.


RISKS RELATED TO THE EXPANSION OF OUR BUSINESS

IF THE OPTICAL SWITCHING MARKET DOES NOT DEVELOP AS WE EXPECT, OUR OPERATING RESULTS WILL BE NEGATIVELY AFFECTED AND OUR STOCK PRICE COULD DECLINE.

  The market for optical switching is extremely new and rapidly evolving. Optical switching may not be widely adopted as a method by which service providers address their data capacity requirements. In addition, most service providers have made substantial investments in their current network and are typically reluctant to adopt new and unproven technologies. They may elect to remain with their current network design or to adopt a new design, like ours, in limited stages or over extended periods of time. A decision by a customer to purchase our product involves a significant capital investment. We will need to convince service providers of the benefits of our products for future network upgrades, and if we are unable to do so, a viable market for our products may not develop or be sustainable. If the market for optical switching does not develop, or develops more slowly than we expect, our operating results will be below our expectations and the price of our stock could decline.


IF WE ARE NOT SUCCESSFUL IN RAPIDLY DEVELOPING NEW AND ENHANCED PRODUCTS THAT RESPOND TO CUSTOMER REQUIREMENTS AND TECHNOLOGICAL CHANGES, CUSTOMERS WILL NOT BUY OUR PRODUCTS AND WE COULD LOSE REVENUE.

  The market for optical switching is characterized by rapidly changing technologies, frequent new product introductions and evolving customer and industry standards. We may be unable to anticipate or respond quickly or effectively to rapid technological changes. Also, we may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development and introduction of new products and enhancements. In addition, if our competitors introduce products based on new or alternative technologies, our existing and future products could become obsolete and our sales could decrease.

  Our customers require some product features and capabilities that our current products do not have. If we fail to develop or enhance our products or to offer services that satisfy evolving customer demands, we will not be able to satisfy our existing customers' requirements or increase demand for our products. If this happens, we will lose customers and breach our existing contracts with our customers, our operating results will be negatively impacted and the price of our stock could decline.


IF WE DO NOT EXPAND OUR SALES, MARKETING AND DISTRIBUTION CHANNELS, WE MAY BE UNABLE TO INCREASE MARKET AWARENESS AND SALES OF OUR PRODUCTS, WHICH MAY PREVENT US FROM INCREASING OUR SALES AND ACHIEVING AND MAINTAINING PROFITABILITY.

  Our products require a sophisticated sales and marketing effort targeted towards a limited number of key individuals within our current and prospective customers' organizations. Our success will depend, in part, on our ability to develop and manage these relationships. We continue to build our direct sales and marketing force and plan to hire additional sales and marketing personnel and consulting engineers. Competition for these individuals is intense because there is a limited number of people available with the necessary technical skills and understanding of the optical switching market. In addition, we believe that our success will depend on our ability to establish successful relationships with various distribution partners. If we are unable to expand our sales, marketing and distribution operations, we may not be able to effectively market and sell our products, which may prevent us from increasing our sales and achieving and maintaining profitability.


IF WE DO NOT EXPAND OUR CUSTOMER SERVICE AND SUPPORT ORGANIZATION, WE MAY BE UNABLE TO INCREASE OUR SALES.

  We currently have a small customer service and support organization and will need to increase our staff to support new and existing customers. Our products are complex and our customers need highly-trained customer service and support personnel to be available at all hours. We are likely to have difficulty hiring customer service and support personnel because of the limited number of people available with the necessary technical skills. If we are unable to expand our customer service and support organization and rapidly train these personnel, we may not be able to increase our sales, which could cause the price of our stock to decline.


OUR FAILURE TO MANAGE OUR GROWTH, IMPROVE EXISTING PROCESSES AND IMPLEMENT NEW SYSTEMS COULD RESULT IN LOST SALES OR DISRUPTIONS TO OUR BUSINESS.

  We have expanded our operations rapidly since our inception in May 1997. Our growth has placed, and we anticipate that our growth will continue to place, a significant strain on our management systems and resources. Our ability to successfully sell our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. From June 30, 2000 to June 30, 2001, the number of our employees increased from 234 to 536. We expect that we will need to continue to refine and expand our financial, managerial and manufacturing controls and reporting systems. If we are unable to implement adequate control systems in an efficient and timely manner, our operations could be adversely affected and our growth could be impaired, which could cause the price of our stock to decline.



IF WE ARE NOT ABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL, OR IF WE LOSE KEY PERSONNEL, WE MAY BE UNABLE TO COMPETE OR GROW OUR BUSINESS.

  We believe our future success will also depend, in large part, on our ability to identify, attract and retain sufficient numbers of highly-skilled employees, particularly qualified sales and engineering personnel. We may not succeed in identifying, attracting and retaining these personnel. Further, competitors and other entities may attempt to recruit our employees. If we are unable to hire and retain adequate staffing levels, we may not be able to increase sales of our products, which could cause the price of our stock to decline.

  Our future success depends to a significant degree on the skills and efforts of Harry J. Carr, our Chief Executive Officer and Chairman of the Board, Krishna Bala, our Chief Technology Officer, and other key executive officers and members of our senior management. These employees have critical industry experience and relationships that we rely on to implement our business plan. We currently do not have "key person" life insurance policies covering any of our employees. If we lose the services of Mr. Carr, Dr. Bala or one or more of our other key executive officers and senior management members, we may not be able to grow our business as we expect, and our ability to compete could be harmed, causing our stock price to decline.


IF WE BECOME SUBJECT TO UNFAIR HIRING CLAIMS, WE COULD INCUR SUBSTANTIAL COSTS IN DEFENDING OURSELVES.

  We may become subject to claims from companies in our industry whose employees accept positions with us that we have engaged in unfair hiring practices or inappropriately taken or benefited from confidential or proprietary information. These claims may result in material litigation or judgments against us. We could incur substantial costs in defending ourselves or our employees against these claims, regardless of the merits of the claims. In addition, defending ourselves from these claims could divert the attention of our management away from our core business, which could cause our financial performance to suffer.


WE DO NOT HAVE SIGNIFICANT EXPERIENCE IN INTERNATIONAL MARKETS AND MAY HAVE UNEXPECTED COSTS AND DIFFICULTIES IN DEVELOPING INTERNATIONAL REVENUES.

  We are expanding the marketing and sales of our products internationally. This expansion will require significant management attention and financial resources to successfully develop international sales and support channels. We will face risks and challenges that we do not have to address in our U.S. operations, including:

  . currency fluctuations and exchange control regulations;

  . changes in regulatory requirements in international markets;

  . expenses associated with developing and customizing our products for foreign countries;

  . reduced protection for intellectual property rights; and

  . compliance with international technical and regulatory standards that differ from domestic standards.

  If we do not successfully overcome these risks and challenges, our international business will not achieve the revenue or profits that we expect.


WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND OUR EXISTING AND FUTURE OPERATIONS.


  At June 30, 2001, we had approximately $230.7 million in cash and cash equivalents, which includes the net cash proceeds of approximately $139.8 million from our initial public offering on May 17, 2001. We believe that our available cash, our line of credit facilities and cash anticipated to be available from future operations, will enable us to meet our working capital requirements for the next 12 months. The development and marketing of new products, however, and the expansion of our direct sales operation and associated customer support organization will require a significant commitment of resources. As a result, we may need to raise substantial additional capital. We may not be able to obtain additional capital at all, or upon acceptable terms. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of our planned product development and marketing and sales efforts. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of additional securities could result in dilution to our existing stockholders. If additional funds are raised through the issuance of debt securities, their terms could impose additional restrictions on our operations.



IF WE MAKE ACQUISITIONS, OUR STOCKHOLDERS COULD BE DILUTED AND WE COULD ASSUME ADDITIONAL CONTINGENT LIABILITIES. IN ADDITION, IF WE FAIL TO SUCCESSFULLY INTEGRATE OR MANAGE THE ACQUISITIONS WE MAKE, OUR BUSINESS WOULD BE DISRUPTED AND WE COULD LOSE SALES.

  We may, as we did with the acquisition of Astarte Fiber Networks, Inc., consider investments in complementary businesses, products or technologies. In the event of any future acquisitions, we could:

  . issue stock that would dilute our current stockholders' percentage ownership;

  . incur debt that will give rise to interest charges and may impose material restrictions on the manner in which we operate our business;

  . assume liabilities;

  . incur amortization expenses related to goodwill and other intangible assets;
    or

  . incur large and immediate write-offs.

  We also face numerous risks, including the following, in operating and integrating any acquired business, including Astarte:

  . problems combining the acquired operations, technologies or products;

  . diversion of management's time and attention from our core business;

  . adverse effects on existing business relationships with suppliers and customers;

  . risks associated with entering markets in which we have no or limited prior experience; and

  . potential loss of key employees, particularly those of acquired companies.

  We may not be able to successfully integrate businesses, products, technologies or personnel that we might acquire in the future. If we fail to do so, we could experience lost sales or disruptions to our business.


THE COMMUNICATIONS INDUSTRY IS SUBJECT TO GOVERNMENT REGULATIONS. THESE REGULATIONS COULD NEGATIVELY AFFECT OUR GROWTH AND REDUCE OUR REVENUES.

  Our products and our customers' products are subject to Federal Communications Commission rules and regulations. Current and future Federal Communications Commission rules and regulations affecting communications services or our customers' businesses or products could negatively affect our business. In addition, international regulatory standards could impair our ability to develop products for international service providers in the future. We may not obtain or maintain all of the regulatory approvals that may, in the future, be required to operate our business. Our inability to obtain these approvals, as well as any delays caused by our compliance and our customers' compliance with regulatory requirements could result in postponements or cancellations of our product orders, which would significantly reduce our revenues.


RISKS RELATED TO OUR PRODUCT MANUFACTURING

IF AGERE SYSTEMS INC. STOPS SUPPLYING US WITH COMPONENTS, WE MAY EXPERIENCE MANUFACTURING DELAYS, WHICH COULD HARM OUR CUSTOMER RELATIONSHIPS.

  We currently contract with Agere Systems to supply us with optical transceivers, a critical component of our optical switches. Lucent Technologies, Inc., a major stockholder of Agere, is also one of our major competitors since it develops and markets products similar to ours. If Agere determines not to supply us with optical transceivers because of its relationship with Lucent, we will have to rely on other sources and may experience delays in manufacturing our products, which could damage our customer relationships.


IF WE FAIL TO PREDICT OUR MANUFACTURING AND COMPONENT REQUIREMENTS ACCURATELY, WE COULD INCUR ADDITIONAL COSTS OR EXPERIENCE MANUFACTURING DELAYS, WHICH COULD HARM OUR CUSTOMER RELATIONSHIPS.

  We provide forecasts of our demand to our contract manufacturers and component vendors up to six months prior to scheduled delivery of products to our customers. In addition, lead times for materials and components that we order are long and depend on factors such as the procedures of, or contract terms with, a specific supplier and demand for each component at a given time. If we overestimate our requirements, we may have excess inventory, which could increase our costs and harm our relationship with our contract manufacturers and component vendors due to unexpectedly reduced future orders. If we underestimate our requirements, we may have an inadequate inventory of components and optical assemblies, which could interrupt manufacturing of our products, result in delays in shipments to our customers and damage our customer relationships.


SOME OF THE OPTICAL COMPONENTS USED IN OUR PRODUCTS MAY BE DIFFICULT TO OBTAIN. THIS COULD INHIBIT OUR ABILITY TO MANUFACTURE OUR PRODUCTS AND WE COULD LOSE REVENUE AND MARKET SHARE.

  Our industry has experienced shortages of optical components in times of high demand. For some of these components, there previously were long waiting periods between placement of an order and receipt of the components. If such shortages should reoccur, component suppliers could impose allocations that limit the number of components they supply to a given customer in a specified time period. These suppliers could choose to increase allocations to larger, more established companies, which could reduce our allocations and harm our ability to manufacture our products. If we are not able to manufacture and ship our products on a timely basis, we could lose revenue, our reputation could be harmed and customers may find our competitors' products more attractive.


ANY DISRUPTION IN OUR MANUFACTURING RELATIONSHIPS MAY CAUSE US TO FAIL TO MEET OUR CUSTOMERS' DEMANDS, DAMAGE OUR CUSTOMER RELATIONSHIPS AND CAUSE US TO LOSE REVENUE.

  We rely on a small number of contract manufacturers to manufacture our products in accordance with our specifications and to fill orders on a timely basis. In August 2000, we entered into an agreement to subcontract the manufacturing of a substantial portion of our products to Solectron Corporation, an independent manufacturer. The agreement has a one-year term, is automatically renewable annually and can be terminated with 90 days notice by either party. Solectron or our other contract manufacturers may not always have sufficient quantities of inventory available to fill our orders or may not allocate their internal resources to fill these orders on a timely basis.

  We currently do not have long-term contracts with any of our manufacturers. As a result, our contract manufacturers are not obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. If for any reason these manufacturers were to stop satisfying our needs without providing us with sufficient warning to procure an alternate source, our ability to sell our products could be harmed. In addition, any failure by our contract manufacturers to supply us with our products on a timely basis could result in late deliveries. Our inability to meet our delivery deadlines could adversely affect our customer relationships and, in some instances, result in termination of these relationships or potentially subject us to litigation. Qualifying a new contract manufacturer and commencing volume production is expensive and time-consuming and could significantly interrupt the supply of our products. If we are required or choose to change contract manufacturers, we may damage our customer relationships and lose revenue.


WE PURCHASE SEVERAL OF OUR KEY COMPONENTS FROM SINGLE OR LIMITED SOURCES. IF WE ARE UNABLE TO OBTAIN THESE COMPONENTS ON A TIMELY BASIS, WE WILL NOT BE ABLE TO MEET OUR CUSTOMERS' PRODUCT DELIVERY REQUIREMENTS, WHICH COULD HARM OUR REPUTATION AND DECREASE OUR SALES.

  We purchase several key components from single or, in some cases, limited sources. We do not have long-term supply contracts for these components. If any of our sole or limited source suppliers experience capacity constraints, work stoppages or any other reduction or disruption in output, they may not be able or may choose not to meet our delivery schedules. Also, our suppliers may:

  . enter into exclusive arrangements with our competitors;

  . be acquired by our competitors;

  . stop selling their products or components to us at commercially reasonable prices;

  . refuse to sell their products or components to us at any price; or

  . be unable to obtain or have difficulty obtaining components for their products from their suppliers.

  If supply for these key components is disrupted, we may be unable to manufacture and deliver our products to our customers on a timely basis, which could result in lost or delayed revenue, harm to our reputation, increased manufacturing costs and exposure to claims by our customers. Even if alternate suppliers are available to us, we may have difficulty identifying them in a timely manner, we may incur significant additional expense and we may experience difficulties or delays in manufacturing our products. Any failure to meet our customers' delivery requirements could harm our reputation and decrease our sales.

OUR ABILITY TO COMPETE COULD BE JEOPARDIZED AND OUR BUSINESS PLAN SERIOUSLY COMPROMISED IF WE ARE UNABLE TO PROTECT FROM THIRD-PARTY CHALLENGES THE DEVELOPMENT AND MAINTENANCE OF THE PROPRIETARY ASPECTS OF THE OPTICAL SWITCHING PRODUCTS AND TECHNOLOGY WE DESIGN.

  Our products utilize a variety of proprietary rights that are critical to our competitive position. Because the technology and intellectual property associated with our optical switching products are evolving and rapidly changing, our current intellectual property rights may not adequately protect us in the future. We rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect the intellectual property utilized in our products. For example, we enter into confidentiality or license agreements with our employees, consultants, corporate partners and customers and control access to, and distribution of, our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Also, it is possible that no patents or trademarks will be issued from our currently pending or future patent or trademark applications. Because legal standards relating to the validity, enforceability and scope of protection of patent and intellectual property rights in new technologies are uncertain and still evolving, the future viability or value of our intellectual property rights is uncertain. Moreover, effective patent, trademark, copyright and trade secret protection may not be available in some countries in which we distribute or may anticipate distributing our products. Furthermore, our competitors may independently develop similar technologies that limit the value of our intellectual property or design around patents issued to us. If competitors are able to use our technology, our competitive edge would be reduced or eliminated.


IF NECESSARY LICENSES OF THIRD-PARTY TECHNOLOGY ARE NOT AVAILABLE TO US OR ARE VERY EXPENSIVE, OUR PRODUCTS COULD BECOME OBSOLETE AND OUR BUSINESS SERIOUSLY HARMED BECAUSE WE COULD HAVE TO LIMIT OR CEASE THE DEVELOPMENT OF SOME OF OUR PRODUCTS.

  We currently license technology from several companies that is integrated into our products. We may occasionally be required to license additional technology from third parties or expand the scope of current licenses to sell or develop our products. Existing and future third-party licenses may not be available to us on commercially reasonable terms, if at all. The loss of our current technology licenses or our inability to expand or obtain any third-party license required to sell or develop our products could require us to obtain substitute technology of lower quality or performance standards or at greater cost or limit or cease the sale or development of certain products or services. If these events occur, we may not be able to increase our sales and our revenue could decline.


RISKS RELATED TO THIS OFFERING

INSIDERS HAVE SUBSTANTIAL CONTROL OVER US AND COULD LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS, INCLUDING CHANGES OF CONTROL.

  Our directors, executive officers and principal stockholders and entities affiliated with them own approximately 47.5% of the outstanding shares of our common stock. As a result, these stockholders, if acting together, may influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders or their affiliates may acquire additional equity in the future. The concentration of ownership may also have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.



THE TRADING PRICE FOR OUR COMMON STOCK IS LIKELY TO BE HIGHLY VOLATILE. THIS MAKES YOUR INVESTMENT IN OUR COMMON STOCK MORE RISKY AND LITIGATION MORE LIKELY.

  We cannot assure you that an active trading market for our common stock will be sustained. The price of our common stock may be highly volatile and may fluctuate substantially depending on many factors, some of which are beyond our control. In particular, changes in general economic conditions as well as those specific to our industry, the limited amount of our product sales and the limited number of customers and/or the announcement of any significant customer developments, awards or losses or of any significant partnerships or acquisitions by us or our competitors could have a material adverse effect on our trading price. In addition, the market for technology companies, including companies whose business involves some aspect of optical networking, has recently experienced substantial price and volume fluctuations, which often have been unrelated or disproportionate to the operating performance of those companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been brought against that company. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our business.


A SUBSTANTIAL NUMBER OF SHARES WILL BECOME AVAILABLE FOR SALE, AND IF THESE SHARES ARE SOLD IN A SHORT PERIOD OF TIME, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE.


  If our stockholders sell substantial amounts of our common stock, the market price of our common stock could decrease. As of June 30, 2001, we had outstanding 109,953,251 shares of common stock. Most of our stockholders are subject to agreements with the underwriters of our initial public offering or us that restrict their ability to transfer their stock for periods ranging from 90 to 180 days from May 17, 2001, the date of our initial public offering, with some exceptions. After all of these agreements expire, approximately
82,452,635 shares may become eligible for resale in the public market.

                           FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks" and "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

                                USE OF PROCEEDS

  Tellium is not selling any shares of common stock under this prospectus and, except as disclosed below, will not receive any proceeds from sales of common stock made by selling stockholders under this prospectus.

  We may receive proceeds in connection with sales of common stock by Corning Incorporated, one of the selling stockholders, which owns 666,666 shares of our common stock. Corning is obligated under the terms of a supply agreement to (1) sell all of its shares of Tellium common stock by August 15, 2002 and (2) pay us 30.5% of their pre-tax profits from these sales. The supply agreement also requires Corning to supply Tellium with optical switch module products and may be terminated by either party upon a material breach by the other party. In addition, we will receive proceeds if Qwest Investment Company exercises its warrants to purchase shares of common stock. We intend to use any proceeds we receive from Corning or any warrant exercises for general corporate purposes.


                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our capital stock or other securities and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion and development of our business.


                          MARKET PRICE FOR SECURITIES

  Our common stock has been quoted and traded on the Nasdaq National Market under the symbol "TELM" since May 17, 2001. The following sets forth the high and low sales prices for our common stock as reported by Nasdaq for the periods indicated.

                                                 High            Low
                                                 ----            ---

Fiscal Year Ending December 31, 2001
  May 17, 2001 through June 30, 2001            $29.73         $13.00
  July 1, 2001 through August 13, 2001           19.70          10.01


 As of June 30, 2001, there were approximately 527 holders of record of our common stock.

                            SELECTED FINANCIAL DATA


  The following selected financial data should be read with our financial statements and related notes thereto appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The statement of operations data set forth below for the period from May 8, 1997 (inception) to December 31, 1997 and for the fiscal year ended December 31, 1998 and the balance sheet data as of December 31, 1997 and 1998 have been derived from our financial statements, which were audited by Ernst & Young LLP, independent auditors. The statement of operations data set forth below for the fiscal years ended December 31, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000 have been derived from our financial statements, which have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the periods ended June 30, 2000 and 2001 and the balance sheet data as of June 30, 2001 are unaudited but include all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are considered necessary for a fair presentation of the data. The historical results are not necessarily indicative of results to be expected for any future period.


                                                             Period from
                                                             -----------
                                                             May 8, 1997
                                                             -----------
                                                             (Inception)
                                                             -----------
                                                                 to                                             Six Months Ended
                                                                 --                                            ------------------
                                                            December 31,     Year Ended December 31,                 June 30,
                                                            ------------ -------------------------------      -------------------
                                                              1997         1998        1999         2000        2000        2001
                                                             -------     --------    --------    -------      --------    -------
                                                                          (in thousands, except per share data)
                                                                                                                 (unaudited)
Statement of Operations Data:
Revenue....................................................  $    55    $  1,364    $  5,227    $  15,605    $  7,585   $  46,049
Non-cash charges related to equity issuances...............       --          --         584        2,774         593      11,679
                                                             -------    --------    --------    ---------    --------   ---------
Revenue, net of non-cash charges...........................       55       1,364       4,643       12,831       6,992      37,370
Cost of revenue............................................       12       1,260       3,890       15,731       5,411      30,964
                                                             -------    --------    --------    ---------    --------   ---------
  Gross profit (loss)......................................       43         104         753       (2,900)      1,581       3,406
Operating expenses:
  Research and development.................................    4,540      14,461       9,600       43,648      12,339      31,879
  Sales and marketing......................................      202       1,858       3,843       14,038       4,144      16,137
  General and administrative...............................    1,671       3,644       4,386       15,878       5,502      12,259
  Amortization of intangible assets........................       --          --          --        8,037          --      15,834
  Stock-based compensation expense.........................       --         924       2,772       32,864       6,692      33,539
                                                             -------    --------    --------    ---------    --------   ---------
    Total operating expenses...............................    6,413      20,887      20,601      114,465      28,677     109,648
Operating loss.............................................   (6,370)    (20,783)    (19,848)    (117,365)    (27,096)   (106,242)
Other income (expense), net................................      802           7          --            5          --          98
Interest income (expense), net.............................      303         266        (162)       6,997       1,627       4,833
                                                             -------    --------    --------    ---------    --------   ---------
Net loss...................................................  $(5,265)   $(20,510)   $(20,010)   $(110,363)   $(25,469)  $(101,311)
                                                             =======    ========    ========    =========    ========   =========
Basic and diluted net loss per share.......................  $(17.08)    $(13.56)     $(8.78)     $(13.96)     $(5.12)     $(2.68)
Weighted average shares outstanding used in computing
 basic and diluted net loss per share......................      309       1,512       2,279        7,906       4,977      37,765


                                                                                          December 31,                  June 30,
                                                                            -----------------------------------------  -----------
                                                                              1997      1998       1999        2000        2001
                                                                            -------   --------   --------    --------    --------
                                                                                               (in thousands)
                                                                                                                       (unaudited)
Balance Sheet Data:
Cash and cash equivalents.................................................. $ 8,424   $  7,733   $ 45,239    $188,175    $230,736
Working capital (deficiency)...............................................   7,790     (3,120)    45,295     192,681     252,088
Total assets...............................................................   9,475     10,781     53,234     423,292     511,528
Long term debt and obligations under capital leases, less current portion..      74      9,465      1,339       2,701         812
Preferred stock............................................................  13,883     14,883     87,728     309,544          -
Total stockholders' equity (deficiency)....................................  (5,264)   (24,741)   (40,054)     56,931     454,011


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data" and our financial statements and the notes thereto appearing elsewhere in this prospectus.


Overview

  We design, develop and market high-speed, high-capacity, intelligent optical switches that enable network service providers to quickly and cost-effectively deliver new high-speed services. Our product line consists of several hardware products and related software tools. From May 1997 to September 1999, we developed and manufactured dense wave division multiplexing products and the initial versions of our Aurora 32 optical switch for the U.S. Department of Defense. Accordingly, substantially all of our revenue in 1998 and the first two quarters of 1999 was derived from product sales to Telcordia Technologies, Inc., in connection with a project with the U.S. Department of Defense. All of our obligations under this contract have been satisfied, and we do not anticipate recognizing future revenue from equipment and product sales under this contract. During the second quarter of 1999, we decided to focus on the development of optical switches and discontinued the manufacture of dense wave division multiplexing products. In September 1999, we shipped our Aurora 32 optical switch to Extant, and in the third and fourth quarters of 2000, we delivered our next-generation Aurora Optical Switch to Extant and Qwest, respectively, for evaluation in their laboratories. In the second quarter of 2001, we shipped our Aurora 128 to Dynegy Connect. We currently market and sell all of these products. Our future revenue growth depends on the commercial success of our optical switches. Although we are developing and plan to introduce new products and enhancements, we may not be successful in these efforts.

  We have minimum commitment or exclusivity contracts with the following three customers: Cable & Wireless, Dynegy Connect, an affiliate of Dynegy Global Communications, and Qwest. In September 2000, we entered into a five-year contract with Cable & Wireless, a multinational provider of voice, data and network services. Under the terms of this contract, Cable & Wireless has a minimum purchase commitment of $350 million for the worldwide deployment of our products, including the Aurora Optical Switch, the StarNet Wavelength Management System and the StarNet Operating System. Cable & Wireless is conducting laboratory testing of the Aurora Optical Switch at our facilities. We expect to commence commercial shipment to Cable & Wireless during the second half of 2001. In September 1999, we entered into a five-year contract with Extant. On September 29, 2000, Extant was acquired by Dynegy Global Communications, a wholly-owned subsidiary of Dynegy, a publicly-traded energy company. As part of the acquisition, our contract with Extant was transferred to Dynegy Connect, a limited partnership owned 80% by subsidiaries of Dynegy and 20% by Telstra Corporation, an Australian telecommunications and information services company. Dynegy is proceeding with Extant's planned network build-out. We expect Dynegy Connect will purchase approximately $250 million of products under the contract, although it has no obligation to do so. However, under the terms of this contract, Dynegy Connect is required to purchase its full requirements for optical switches from us until November 1, 2003. Our Aurora 32 optical switch, StarNet Wavelength Management System, StarNet Design Tools and StarNet Operating System have been in service in the Dynegy Connect network since April 2000. Dynegy Connect conducted laboratory testing on the Aurora Optical Switch during the first quarter of 2001. We commenced commercial shipment to Dynegy Connect of the Aurora Optical Switch during the first quarter of 2001 and of the Aurora 128 in the second quarter of 2001. We have a five-year contract with Qwest, a multinational provider of voice, data and network services. Under the terms of this contract, Qwest has a minimum purchase commitment of $300 million over the first three years of the contract and, subject to extensions under a limited circumstance, an additional $100 million over the following two years of the contract for the deployment of our products, including the Aurora Optical Switch, the StarNet Wavelength Management System, the Aurora Full-Spectrum and the StarNet Operating System. Qwest began conducting laboratory testing of the Aurora Optical Switch in the fourth quarter of 2000, and we commenced commercial shipment under this contract during the first quarter of 2001.

  We sell our products through a direct sales force. We anticipate expanding our sales efforts to include resellers and distribution partners in the United States and selected international markets. Customers' decisions to purchase our products to deploy in commercial networks involve a significant commitment of resources and a lengthy evaluation, testing and product qualification process. We believe these long sales cycles, as well as our expectation that customers will tend to sporadically place large orders with short lead times, will cause our revenue and results of operations to vary significantly and unexpectedly from quarter to quarter. In addition, we expect our revenues will be generated by sales to a limited number of customers for the foreseeable future.

  Since our inception, we have incurred significant losses and as of June 30, 2001, we had an accumulated deficit of approximately $257.5 million. We have not achieved profitability on a quarterly or an annual basis and anticipate that we will continue to incur net losses for the foreseeable future. We have a lengthy sales cycle for our products and, accordingly, we expect to incur sales related costs and other expenses before we realize the related revenue. We also expect to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, we will need to generate significant revenues to achieve and maintain profitability.


  On October 10, 2000, we acquired Astarte and issued 3,749,942 shares of our common stock to the former stockholders of Astarte in connection with this acquisition, 749,937 of which are escrowed to secure indemnity obligations of the former stockholders of Astarte. The principal assets of Astarte that we acquired are intellectual property rights and goodwill.


 Revenue

  Our revenue is derived from the sale of optical switches and related software and the provision of related services. We recognize revenue from equipment sales when the product has been shipped. For transactions where we have not obtained customer acceptance, revenue is deferred until the terms of acceptance are satisfied.

  Software license revenue for software embedded within our optical switches or our stand-alone software products is recognized when a purchase order has been received or a sales contract has been executed, delivery of the product and acceptance by the customer have occurred, the license fees are fixed and determinable and collection is probable. The portion of revenue that relates to our obligations to provide customer support, if any, are deferred, based upon the price charged for customer support when it is sold separately and recognized ratably over the maintenance period. Amounts received in excess of revenue recognized are included as deferred revenue on our balance sheet. Revenue from technical support and maintenance contracts is deferred and recognized ratably over the maintenance period. Maintenance and warranty periods are generally one year and five years, respectively. Estimated warranty costs are recorded as a cost of revenue at the time the related revenue is recognized.


 Non-Cash Charges Related to Equity Issuances

  Non-cash charges related to warrants issued to customers significantly affect our reporting of revenue. In conjunction with the execution of our contract with Extant in September 1999, we granted a warrant to purchase up to 5,226,000 shares of our common stock at an exercise price of $3.05 per share. The contract with Extant was subsequently transferred to Dynegy Connect. Upon execution of that contract, 1,045,200 of the shares subject to the warrant vested, and as there was no purchase commitment, a charge of approximately $1.1 million was recorded to selling and marketing expense for the year ended December 31, 1999 to reflect the fair value of the vested shares subject to the warrant at the grant date. As the vesting of the remaining shares subject to the warrant was initially dependent upon future purchases made by the customer, variable accounting was required. As of November 2, 2000, we amended the warrant agreement to immediately vest all of the remaining shares subject to the warrant. The revised agreement provides that the warrant becomes exercisable based on the schedule of milestones previously contained in the warrant. If the milestones are not reached by March 31, 2005, the remaining unexercised shares subject to the warrant will then become exercisable. In connection with the execution of this amendment, we expect to incur a non-cash charge of approximately $90.6 million. This charge will be recorded as a reduction of revenue as we realize revenue from this contract. The amount of the charge was calculated using the Black-Scholes model.


  In conjunction with our agreement with Qwest, we issued three warrants to a wholly-owned subsidiary of Qwest for a total of 2,375,000 shares of our common stock exercisable at $14.00 per share. The fair market value of the shares subject to the warrants as calculated using the Black-Scholes model, approximately $38.0 million, will be recorded as an offset to revenue as Qwest makes purchases under the contract. Three warrants to purchase an aggregate of 2,375,000 shares of common stock were reflected on our books as of June 30, 2001.

 Cost of Revenue

  Our cost of revenue includes manufacturing expenses, which consist of amounts paid to third-party manufacturers for assembly and testing, warranty and maintenance expense, manufacturing start-up expenses, manufacturing personnel and related costs and costs of our customer support group. A significant portion of our manufacturing expenses consists of payments to third-party contract manufacturers.

  We anticipate our cost of revenue to increase in future periods as our revenue increases. We believe that our gross margins will be affected by several factors including:

  . the demand for our products;

  . new product introductions both by us and by our competitors;

  . changes in our pricing policies and those of our competitors;

  . the mix of product configurations sold;

  . the volume of manufacturing;

  . our ability to reduce our manufacturing and component costs; and

  . non-cash charges related to customer warrants.


 Research and Development Expense

  Research and development expense consists primarily of salaries and related personnel costs, prototype costs and other costs related to the design, development, testing and enhancement of our products. We have expensed our research and development costs as they were incurred. Several components of our research and development effort, including the purchase of testing equipment for our products, require significant expenditures, the timing of which can cause variability in our quarterly expenses. We are devoting substantial resources to the continued development and enhancement of our products. We believe that research and development is critical to our strategic product development objectives, and we intend to enhance our technology to meet the changing requirements of our customers. As a result, we expect our research and development expense in 2001 will be greater than our research and development expense in 2000.



 Sales and Marketing Expense

  Sales and marketing expense consists primarily of salaries and the related costs of sales and marketing personnel, commissions, promotions, travel and other marketing expenses and recruiting expenses. We anticipate that our sales and marketing expenses will increase during the remainder of the year 2001 as additional personnel are hired in support of international market development, to allow us to pursue new market opportunities.


 General and Administrative Expense


  General and administrative expense consists primarily of salaries and related expenses for personnel, recruiting expenses and professional fees. We expect that our general and administrative expense in 2001 will be greater than our general and administrative expense in 2000.



 Amortization of Intangible Assets and Goodwill

  In September 2000, we recorded approximately $45.0 million of intangible assets related to our acquisition of an intellectual property license from AT&T. In the fourth quarter of 2000, we recorded approximately $113.3 million of goodwill and intangible assets related to our acquisition of Astarte. We recorded approximately $15.9 million of amortization expense for goodwill and intangible assets related to our acquisition of an intellectual property license from AT&T and our acquisition of Astarte in the six months ended June 30, 2001. Effective January 1, 2002 we will not record any additional amortization expense related to goodwill in accordance with SFAS 142 "Goodwill and Other Intangible Assets"; however, impairment reviews may result in future periodic write downs. We expect to amortize the remaining amounts on the statement of operations in future periods in the approximate amounts as follows:



  . 2001--$15.8 million;

  . 2002--$16.2 million; and

  . 2003-05--$44.0 million.



 Stock-Based Compensation Expense

  During 1998 and 1999, we recorded deferred stock-based compensation expense of approximately $2.1 million and $14.4 million, respectively. We recorded additional deferred compensation expense of approximately $221.2 million and $26.4 million for the year ended December 31, 2000 and for the six months ended June 30, 2001, respectively. This deferred compensation expense does not reflect the impact of stock options to purchase shares of common stock granted to employees and non-employees that vest upon the attainment of performance criteria. At this time, it is not possible to determine the total compensation expense associated with these options as it will be based in part on the fair market value of our common stock on the date the performance criteria is met. Deferred stock-based compensation expense consists of charges resulting from the grant of stock options and the issuance of restricted shares with exercise or sales prices deemed to be below the fair value of our common stock on the date of grant. These amounts are being amortized ratably over the vesting periods of the applicable options, which vary depending on vesting schedules. Typically, 25% of the options granted vest on the first anniversary of the date of grant and the remainder vest at either 1/36 monthly thereafter or 25% on each anniversary of the grant date.


  As a result of our stock option grants and based on the unamortized deferred compensation expense as of June 30, 2001, we expect to recognize additional deferred compensation in future periods in the approximate amounts as follows:


  . 2001--$28.7 million;

  . 2002--$55.2 million;

  . 2003--$53.9 million;

  . 2004--$39.2 million; and

  . 2005--$1.3 million.

  The amortization of deferred stock-based compensation expense is allocated to cost of revenue, research and development, sales and marketing or general and administrative expense, as appropriate.

Results of Operations

  We plan to continue to incur significant operating expenses in order to fund greater levels of research and development, expand our sales and marketing operations, broaden our customer support capabilities and develop new distribution channels. We also plan to expand our general and administrative functions to address the increased reporting and other administrative demands that will result from being a publicly traded company and the increasing size of our business. Our operating expenses are largely based on anticipated revenue trends and a high percentage of our expenses are, and will continue to be, fixed in the short term. In addition, we expect to generate revenues from a limited number of customers for the foreseeable future. As a result of these factors, we expect to continue generating operating losses in the short term.

 Selected Quarterly Financial Data

  The following table contains selected data from our consolidated statement of operations for the periods presented. The consolidated statement of operations data have been derived from our unaudited quarterly consolidated financial statements. In the opinion of management, these statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with the consolidated financial information and related notes included elsewhere in this prospectus.

                                                                        Three Months Ended
                       ----------------------------------------------------------------------------------------
                       Mar. 31,  June 30,    Sep. 30,   Dec. 31,    Mar. 31,   June 30,    Sep. 30,    Dec. 31,
                       -------   --------    --------   --------    --------   --------    --------    --------
                         1999      1999        1999       1999        2000       2000        2000        2000
                         ----      ----        ----       ----        ----       ----        ----        ----
                                                            (in thousands, except per share data)
                                                                          (unaudited)
Revenue                  $  200     $  863     $  649     $2,931     $ 3,123      $ 3,869     $   81   $  5,758
Gross profit (loss)          25        127        231        370         866          715     (1,563)    (2,918)
Net loss                  4,455      4,973      5,074      5,509      10,104       15,366     28,612     56,282

Basic and diluted         (2.19)     (2.20)     (2.15)     (2.25)      (3.91)       (2.16)     (3.29)     (4.35)
 net loss per share
Weighted Average          2,035      2,262      2,363      2,444       2,583        7,111      8,694     12,952
 Shares Outstanding

                      -----------------------
                      Mar. 31,       June 30,
                      -------       ---------
                       2001           2001
                      -------       ---------
Revenue                  $10,846     23,524
Gross profit (loss)          119      3,288
Net loss                  49,813     51,498

Basic and diluted          (3.20)     (0.87)
 net loss per share
Weighted Average          15,555     59,215
 Shares Outstanding



 Six Months Ended June 30, 2001 Compared to Six Months Ended June 30, 2000


  Revenue


  For the six months ended June 30, 2001, we recognized gross revenue before non-cash charges related to equity issuances of approximately $46.0 million. This represents an increase of approximately $38.4 million compared to the same period in 2000. The increase is due to sales of our Aurora Optical Switch and Aurora 128 to Dynegy Connect and Qwest during the six months ended June 30, 2001, whereas sales for the same period in 2000 comprised mainly our Aurora 32. Non-cash charges related to equity issuances to customers totaled approximately $11.7 million for the six months ended June 30, 2001, compared to approximately $600,000 for the six months ended June 30, 2000.


  Cost of Revenue


  For the six months ended June 30, 2001, we incurred cost of revenue of approximately $31.0 million, which represents an increase of approximately $25.6 million over the same period in 2000. The increase was directly related to the corresponding increase in revenue and includes increased material costs of approximately $15.7 million, increased personnel costs of approximately $3.1 million and increased overhead costs of approximately $4.1 million. Cost of revenue for the six months ended June 30, 2001 includes amortization of stock-based compensation of approximately $3.0 million.

  Research and Development Expense


  For the six months ended June 30, 2001, we incurred research and development expense of approximately $31.9 million, which includes approximately $20.5 million of personnel costs and approximately $6.1 million of prototype development expense. Our research and development expense for the six months ended June 30, 2001 increased by approximately $19.5 million over the same period in 2000. The increase is attributed primarily to an increase in personnel costs of approximately $13.9 million and $1.3 million for prototype development expense.



  Sales and Marketing Expense


  For the six months ended June 30, 2001, we incurred sales and marketing expense of approximately $16.1 million, which includes approximately $9.5 million of personnel costs and approximately $4.6 million of costs related to marketing programs. Our sales and marketing expense increased by approximately $12.0 million over the same period in 2000. The increase resulted primarily from approximately $7.5 million of costs associated with the hiring of additional sales and marketing personnel, as well as increases in marketing program costs of approximately $3.1 million.



  General and Administrative Expense


  For the six months ended June 30, 2001, we incurred general and administrative expense of approximately $12.3 million, which includes approximately $3.7 million of expenses for personnel and approximately $2.1 million depreciation. Our general and administrative expense for the six months ended June 30, 2001 increased by approximately $6.8 million over the same period in 2000. This was primarily the result of increased staffing levels, depreciation and facility expenses.

  Amortization of Intangible Assets and Goodwill


  For the six months ended June 30, 2001, we incurred amortization expense of approximately $15.8 million, of which approximately $11.2 million related to the goodwill and intangible assets related to our acquisition of Astarte and approximately $4.6 million related to the acquisition of an intellectual property license from AT&T. We did not incur any amortization expense during the same period in 2000.



  Stock-Based Compensation Expense


  For the six months ended June 30, 2001, we recorded approximately $36.5 million of stock-based compensation expense. This represents an increase of approximately $29.4 million over the same period in 2000. The increase resulted primarily from the issuance of additional options with an exercise price less than the deemed fair market value of our stock at the time of the grant.



  Interest Income, Net


  For the six months ended June 30, 2001, we recorded interest income, net of interest expense, of approximately $4.8 million, as compared to interest income, net of interest expense, of approximately $1.6 million for the same period in 2000. Net interest income consists of interest earned on our cash and cash equivalent balances offset by interest expense related to outstanding borrowings. The increase in our interest income for this period is primarily attributable to the interest income on the cash proceeds from our initial public offering in May 2001 and our Series E preferred stock issuance in September 2000.



  Income Taxes



   We have recorded no income tax provision or benefit for the six-month period ended June 30, 2001 due to our operating loss position and the uncertainty of our ability to realize our deferred income tax assets including our net operating loss carry forwards.

 Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

  Revenue

  For the year ended December 31, 2000, we recognized revenue in the amount of approximately $15.6 million. This represents an increase of approximately $10.4 million compared to the year ended December 31, 1999. This increase was primarily due to increased sales of our Aurora 32 optical switches to Dynegy and sales of our Aurora Optical Switch to Dynegy and Qwest in 2000. Our revenue for the year ended December 31, 2000 consisted of approximately $7.3 million related to Aurora 32 product sales and approximately $6.2 million related to Aurora Optical Switch product sales. For the year ended December 31, 1999, we recognized revenue of approximately $5.2 million, of which approximately $3.2 million related to Aurora 32 product sales and approximately $2.0 million to our contract with the U.S. Department of Defense.

  For the year ended December 31, 2000, we recognized as an offset to revenue of approximately $2.8 million of non-cash charges related to the warrants issued to Dynegy Global Communications and Qwest compared to approximately $584,000 for the year ended December 31, 1999.


  Cost of Revenue

  For the year ended December 31, 2000, we incurred cost of revenue of approximately $15.7 million, which represented an increase of approximately $11.8 million over the same period in 1999. This increase was directly related to the corresponding increase in revenue. The increase was primarily due to an increase in material costs of approximately $6.1 million, manufacturing expense of approximately $3.2 million and personnel costs of approximately $1.4 million. Cost of revenue for the year ended December 31, 2000 includes amortization of stock-based compensation expense of approximately $1.2 million compared to charges of approximately $85,000 for the year ended December 31, 1999.


  Research and Development Expense

  For the year ended December 31, 2000, we incurred research and development expense of approximately $43.6 million, of which approximately $17.6 million represented personnel costs and approximately $23.0 million represented prototype development expense. This represented an increase of approximately $34.0 million over the same period in 1999. The increased expenses were primarily associated with a significant increase in personnel-related expenses of approximately $11.8 million and an increase of approximately $20.0 million in prototype expenses for the design and development of our Aurora Optical Switch. As of December 31, 2000, the number of employees dedicated to research and development was 249, as compared to 59 at December 31, 1999.

  Sales and Marketing Expense

  For the year ended December 31, 2000, we incurred sales and marketing expense of approximately $14.0 million, of which approximately $7.1 million represented personnel costs and approximately $5.7 million represented costs related to marketing programs. This represented an increase of approximately $10.2 million over the same period in 1999. The increase resulted from costs associated with the hiring of additional sales and marketing personnel of approximately $5.7 million as well as marketing program costs. Increases in marketing program costs included an increase of approximately $1.2 million for travel, approximately $300,000 for outside consulting services and approximately $2.9 million on advertising and promotion. Sales and marketing expense for the year ended December 31, 1999 included a charge of approximately $1.1 million related to the issuance of a warrant to a customer. As of December 31, 2000, the number of sales and marketing personnel was 70 people, as compared to 11 people at December 31, 1999.


  General and Administrative Expense

  For the year ended December 31, 2000, we incurred general and administrative expense of approximately $15.9 million, of which approximately $4.5 million represented expenses for personnel, approximately $3.6 million represented professional fees and approximately $1.5 million represented depreciation. This represented an increase of approximately $11.5 million from the same period in 1999. Approximately $3.1 million resulted from the hiring of additional general and administrative personnel and approximately $2.4 million resulted from increased professional fees.


  Amortization of Intangible Assets and Goodwill

  For the year ended December 31, 2000, we incurred amortization expense of approximately $8.0 million, of which approximately $3.0 million related to the acquisition of an intellectual property license from AT&T and approximately $5.0 million related to the goodwill and intangible assets related to our acquisition of Astarte. We did not incur any amortization expense during the year ended December 31, 1999.


  Stock-Based Compensation Expense

  For the year ended December 31, 2000, we recorded approximately $32.9 million stock-based compensation expense. This represents an increase of approximately $30.1 million over the same period in 1999. The increase resulted primarily from the issuance of additional options during the year ended December 31, 2000 with an exercise price less than the deemed fair market value of our stock at the time of the grant.


  Interest Income, Net

  For the year ended December 31, 2000, we recorded interest income, net of interest expense, of approximately $7.0 million, as compared to net interest expense of approximately $162,000 for the year ended December 31, 1999. Net interest income consists of interest earned on our cash and cash equivalent balances offset by interest expense related to outstanding borrowings. The increase in our interest income for the year ended December 31, 2000 is primarily attributable to the interest income on the cash proceeds from our Series D preferred stock issuance in December 1999 and January 2000 and Series E preferred stock issuance in September 2000. This interest income was offset by interest expense related to an equipment financing arrangement we secured in November 1999 for up to $6.0 million.


  Income Taxes

  We have recorded no income tax provision or benefit for the years ended December 31, 1999 and 2000 due to our operating loss position and the uncertainty of our ability to utilize our net operating loss carry forwards.


  Period From Inception (May 8, 1997) Through December 31, 1997, the Year Ended December 31, 1998 and the Year Ended December 31, 1999

  Revenue

  In 1997, we recognized revenue of approximately $54,600 related to consulting work we performed for an affiliate. In 1998, we recognized approximately $1.4 million in revenue under our contract with the U.S. Department of Defense.

  In 1999, we recognized revenue of approximately $5.2 million, which comprised approximately $964,000 in revenue recognized under our contract with Telcordia Technologies in connection with a project with the U.S. Department of Defense, approximately $3.1 million in revenue from shipments of our Aurora 32 optical switches and related software to Extant and approximately $1.1 million in revenue from the sale of our remaining dense wave division multiplexing inventory.

  In 1999, we recognized an offset to revenue of approximately $584,000 of non-cash charges related to the warrant issued to Extant.


  Cost of Revenue

  Cost of revenue was approximately $11,500 in 1997. In 1998, we incurred cost of revenue of approximately $1.3 million.

  In 1999, we incurred cost of revenue of approximately $3.9 million, of which approximately $1.3 million represented materials, approximately $2.5 million represented labor and production overhead, approximately $283,000 represented warranty and obsolescence costs and approximately $85,000 represented amortization of deferred stock-based compensation expense.


  Research and Development Expense

  Research and development expense was approximately $4.5 million in 1997. In 1998, we incurred research and development expense of approximately $14.5 million.

  In 1999, we incurred research and development expense of approximately $9.6 million, of which approximately $5.7 million represented personnel costs, approximately $3.0 million represented prototype development expenses and approximately $100,000 represented costs for technical consultants. Research and development expenses represented approximately 71%, 69% and 47% of total operating expenses for 1997, 1998 and 1999, respectively. The decrease in expenses in 1999 relative to 1998 was attributable to costs incurred in 1998 related to the purchase, development and fabrication of dense wave division multiplexing products, which were discontinued in 1999. This decrease was offset by increased costs associated with a significant increase in personnel and personnel-related expenses.


  Sales and Marketing Expense

  Sales and marketing expense was approximately $202,000 in 1997. In 1998, we incurred sales and marketing expense of approximately $1.9 million.

  In 1999, we incurred sales and marketing expense of approximately $3.8 million, of which approximately $1.4 million represented expenses for sales and marketing personnel, approximately $1.0 million represented costs related to marketing programs and approximately $1.1 million related to a charge for the fair value of a warrant issued to a customer. Sales and marketing expenses represented approximately 3%, 9% and 19% of total operating expenses for 1997, 1998 and 1999, respectively. The increase in expense in 1999 represents the hiring of additional sales and marketing personnel, sales-based commissions and marketing program costs, including trade shows and product launch activities.


  General and Administrative Expense

  General and administrative expense was approximately $1.7 million in 1997. In 1998, we incurred general and administrative expense of approximately $3.6 million.

  In 1999, we incurred general and administrative expense of approximately $4.4 million, of which approximately $1.3 million represented expenses for personnel costs and approximately $1.2 million professional fees, approximately $300,000 represented rent and maintenance costs and approximately $500,000 represented depreciation. General and administrative expenses represented approximately 26%, 17% and 21% of total operating expenses in 1997, 1998 and 1999, respectively. The increase in expense in 1999 reflects the hiring of additional administrative personnel and expenses incurred in connection with our growing operations as well as increased rent and associated costs related to moving to larger facilities.


  Stock-Based Compensation Expense

  We recorded stock-based compensation expense of approximately $950,000 in 1998 and approximately $2.9 million in 1999. There was no amortization of deferred stock compensation in 1997. Stock-based compensation expense increased over these periods primarily because we granted stock options with exercise prices below the deemed fair market value of our stock at the time of the grant.


  Interest Income (Expense), Net

  Interest income, net of interest expense, was approximately $303,000 in 1997, approximately $266,000 in 1998 and approximately ($162,000) in 1999. The significant decrease in 1999 relates to our decreasing cash reserves in 1999 as well as the increased interest expense related to a $5.0 million loan in 1999.


  Other Income

  Other income was approximately $802,000 in 1997, which included approximately $600,000 related to fees paid to us under a non-exclusive license agreement.


  Income Taxes

  We have recorded no income tax provision or benefit for the years ended December 31, 1997, 1998 and 1999 due to our operating loss position and the uncertainty of our ability to utilize our net operating loss carryforwards.


Liquidity and Capital Resources

  Since inception, we have financed our operations primarily through sales of our capital stock. As of June 30, 2001, our cash and cash equivalents totaled approximately $230.7 million and our working capital totaled approximately $252.1 million.


  Cash used in operating activities for the six months ended June 30, 2001 was approximately $50.2 million, reflecting an increased net loss, an increase in inventory and decreased accounts payable partly offset by increases in depreciation, amortization and accrued expenses. Cash used in operating activities for the year ended December 31, 2000 was approximately $80.0 million. The use of cash in operating activities for the year ended December 31, 2000 related primarily to investment in the growth of our business.

  Cash used in investing activities was approximately $40.7 million for the six months ended June 30, 2001 and approximately $12.2 million for the year ended December 31, 2000. The increase in net cash used for investing activities reflected increased purchases of property and equipment primarily for computers and test equipment for our development and manufacturing activities, as well as leasehold improvements.



  Cash generated by financing activities for the six months ended June 30, 2001 was approximately $140.0 million, reflecting the net proceeds of $139.8 million from our initial public offering on May 17, 2001, of 10,350,000 shares of common stock at a price of $15.00 per share. Pending our use of these net proceeds, we have invested them in interest-bearing securities. Cash provided by financing activities for the year ended December 31, 2000 was approximately $235.1 million. In January 2000, we issued an additional $5.0 million of Series D preferred stock and in June 2000, we issued approximately $4.1 million of Series A preferred stock to existing shareholders upon the exercise of warrants. In September 2000, we raised net proceeds of approximately $212.5 million from the sale of our Series E preferred stock. For the year ended December 31, 2000, we raised net proceeds of approximately $10.9 million from the sale of our common stock.



  Between December 31, 2000 and June 30, 2001, our inventory increased by approximately $33.2 million. This increase was primarily a result of an increase in raw materials and work-in-process attributable to our efforts to prepare for anticipated customer orders beginning in the first half of 2001. Accrued expenses and other current liabilities also increased between December 31, 2000 and June 30, 2001 by approximately $23.4 million, which consists primarily of deferred revenue for amounts received from customers for products shipped but not yet accepted.



  In November 1999, we entered into a lease line of credit with Comdisco that allows us to finance up to $4.0 million of equipment purchases. The line bears an interest rate of 7.5% and expires in November 2002. As of December 31, 2000 and June 30, 2001, approximately $3.6 million and $0, respectively, were outstanding under this facility. We do not expect to make borrowings under this facility in the future.



  In June 2000, we entered into a $10.0 million line of credit with Commerce Bank. The line of credit bears interest at 6.75% and expires on June 30, 2002. As of December 31, 2000 and June 30, 2001, approximately $4.0 million and $8.0 million, respectively, was outstanding under this line of credit.


  We expect to use our available cash, our line of credit facilities and cash anticipated to be available from future operations, primarily to fund operating losses and for working capital and other general corporate purposes. We may also use a portion of our available cash to acquire or invest in businesses, technologies or products that are complementary to our business. We have not determined the amounts we plan to spend on any of the uses described above or the timing of these expenditures.

  We believe that our available cash, our line of credit facilities and cash anticipated to be available from future operations, will enable us to meet our working capital requirements for the next 12 months. Our expenses have exceeded, and in the foreseeable future are expected to exceed, our revenue. Our future liquidity and capital requirements will depend upon numerous factors, including expansion of operations, product development and sales and marketing. Also, we may need additional capital to fund cash acquisitions of complementary businesses and technologies, although we currently have no commitments or agreements for any cash acquisitions. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. Any additional equity financing may be dilutive to our stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising capital and other financial and operational matters that could restrict our operations.


Recent Accounting Pronouncements

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133 and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No.
133. This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of these instruments at fair value. The statement, as amended, is effective for fiscal years beginning after June 15, 2000. We adopted this standard, as amended, on January 1, 2001. The adoption of this statement did not have any impact on our financial position, results of operations or cash flows, as no transition adjustment was required.

  In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We have reviewed these criteria and believe our policies for revenue recognition are in accordance with SAB 101.

   On June 29, 2001, Statement of Financial Accounting Standards (SFAS) No.
141, "Business Combinations" was approved by the Financial Accounting Standards Board (FASB). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets, arising from these business combinations, will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary.


   On June 29, 2001, SFAS No. 142, "Goodwill and Other Intangible Assets" was approved by the FASB. SFAS No. 142 changes the accounting for goodwill and indefinite lived intangible assets from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations and indefinite lived intangible assets, will cease upon adoption of this statement. Identifiable intangible assets will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". We are required to implement SFAS No. 142 on January 1, 2002. If SFAS No. 142 had been in effect for the six-month period ended June 30, 2001, amortization expense related to goodwill and net loss would have been reduced by approximately $7.7 million; however, impairment reviews may result in future periodic write downs.


Qualitative and Quantitative Disclosures about Market Risk

  We have assessed our vulnerability to market risks, including interest rate risk associated with financial instruments included in cash and cash equivalents. Due to the short-term nature of these investments and other investment policies and procedures, we have determined that the risks associated with interest rate fluctuations related to these financial instruments are not material to our business.

                                    BUSINESS

Overview

  We design, develop and market high-speed, high-capacity, intelligent optical switches that enable telecommunications service providers to quickly and cost-effectively deliver new high-speed services. Intelligent optical switches are products that are installed in the core, or center, of telecommunications networks to manage the flow of optical signals, which are beams of light transmitted over fiber optic cables. With the growth of the Internet and the global deregulation of telecommunications services, there continues to be a dramatic increase in data traffic, as well as accelerating demand for new and complex services and network capacity. Our service provider customers are under increasing pressure to improve and expand data services and to upgrade their networks in a timely and cost-effective manner. We believe that the network equipment that service providers are currently using does not offer them sufficient flexibility to improve their data service offerings and upgrade their networks in a timely and cost-effective manner.

  Our products include highly reliable hardware, standards-based operating software and integrated network planning and network management tools designed to deliver intelligent optical switching for public telecommunications networks. Our products are specifically designed to manage very high-speed optical signals and can be easily expanded, enabling service providers to grow and manage their networks quickly and efficiently to keep pace with dynamic requirements of data services. We have designed our products to be cost-effective for emerging service providers as they begin to build out their networks, as well as for established service providers to expand and enhance the capabilities of their existing networks. Our optical switches operate with existing optical networking equipment to support the transition from older networks to advanced, intelligent optical networks without service disruption. This capability protects service providers' prior investment in fiber optics and transmission equipment. Our optical switches are easily upgraded, providing our customers with the ability to adopt new technologies and features without the need to replace our equipment.


Industry Background

 Increase in Data Traffic is Leading to Increased Demand for Network Capacity

  The rapid global adoption of the Internet and the World Wide Web is increasing data traffic in the world's public telecommunications networks. Consumers and businesses are increasingly using the Internet for applications such as electronic mail, electronic commerce and other voice, video and data services. This additional traffic demand is expected to accelerate with the development, deployment and increased use of high-capacity network access technologies, such as cable modems and digital subscriber lines, that enable commercial and consumer users to transmit and receive large volumes of information. Substantial growth is expected to increase the demand for capacity, or bandwidth, at all levels of public networks.

 Deregulation Has Resulted in Increased Competition

  Deregulation of the telecommunications industry worldwide has opened markets to new providers and permitted existing service providers to offer competing services in expanded geographic areas. The ability to create and offer new services quickly and cost-effectively has become an important competitive advantage among service providers. Competition has also reduced prices for service offerings, decreasing margins and forcing service providers to look to new technology to provide increased operating efficiencies.


Today's Optical Network

  Optical networking refers to the use of fiber optic cables and connections that use light, rather than electricity, to transfer information. These fiber optic cables are connected to equipment that sends the streams of data carried by light over the fiber optic cables. The high performance of optical networking has led to rapid deployment of fiber optic networks.

  Today, service providers employ two primary methods for managing and transporting traffic within their optical networks. SONET/SDH, which stands for synchronous optical network/synchronous digital hierarchy, is used to provide operational features. DWDM, which stands for dense wave division multiplexing, is used to add capacity.

  SONET, in North America, and SDH, in Europe and other countries, are standards that govern the management of traffic within an optical network. SONET/SDH equipment combines multiple, low-speed signals into higher-speed connections to transport these signals across the optical network. SONET/SDH also provides the ability to restore services in the event of failures in the signal path.

  Dense wave division multiplexing is an optical transport technology that dramatically multiplies the amount of traffic that can be carried over a fiber optic network by dividing each beam of light into multiple, discrete beams of light, referred to as channels. Service providers have widely deployed dense wave division multiplexing technology to increase capacity within their long-distance networks. However, as hundreds of channels are added across the network, complexities and inefficiencies increase. Dense wave division multiplexing equipment alone is incapable of performing key functions that SONET/SDH equipment performs, such as performance monitoring, identification of faults and restoration of service, that ensure reliable network operations. For this reason, service providers have typically deployed both SONET/SDH and dense wave division multiplexing equipment in their optical networks.


Limitations of Existing Optical Networks

  Many aspects of today's network designs limit service providers' ability to cost effectively expand their networks and efficiently meet increasing capacity and service demands. The following are key limitations of the existing networks:

  . SONET/SDH systems were designed to support voice traffic. SONET/SDH systems combine multiple dedicated voice channels into higher-speed channels. While this approach provides quality delivery of traditional voice traffic, SONET/SDH standards are very inefficient for unpredictable and dynamic data traffic that does not fit neatly into channels. Moreover, the multiple signals are broken down and recombined at every network intersection, negatively impacting performance of the network. Data traffic exhibits enormous peaks in demand that SONET/SDH standards cannot support in an efficient manner at reasonable cost.

  . Current networks use a ring design. SONET/SDH equipment is typically set up in what is called a ring to connect several intersections in a network. Optical paths are linked in rings so that in the event of a single fiber cut or single equipment failure between two points on the ring, the signal can be immediately directed through another path, called the protection path of the ring. However, there are several disadvantages to ring networks. The delivery of high-speed services across many of these network intersections takes months to test and deploy due to the amount and complexity of the equipment that must be connected to the rings. In addition, for every service path in a ring a duplicated path for protection is reserved, which forces half of the overall capacity of the network to be dedicated to protection capacity that is rarely used.

  . Current network upgrades are difficult and expensive.   All of the SONET/SDH
    equipment operating in the same part of the network must transmit and receive data at the same speed. Therefore, if a service provider needs to increase the speed in one part of the network, the service provider must replace every part of the network with new, costly, higher-speed equipment in order for the upgrade to be effective. This process can take months of intense planning and deployment, slowing a service provider's ability to respond to substantial or unplanned increases in the demand for higher capacity. As each new dense wave division multiplexing channel is put into service, it must be permanently connected to the existing network, a time and labor-intensive process. As end users' data demands change and grow, these permanent connections limit service providers' ability to change their network quickly in response to service requests. Service providers therefore must route new services across their networks in inefficient ways, using more equipment and connections and creating more points of failure in order to achieve the desired connection.

  . Current networks are difficult to set up.   Current networks contain large
    numbers of individual pieces of equipment, each of which must be separately set up, connected and reconnected in response to each new customer order. This complex process is referred to as provisioning. These efforts require technicians to visit multiple locations in the network to reconnect paths and install hardware and software, a process that often requires hundreds of separate tasks. This process can take months and requires the efforts of a large, highly-skilled workforce equipped with specialized tools and knowledge.

  . SONET/SDH equipment currently requires substantial central office space and
    power.   Service providers' central office facilities are increasingly crowded with many types of equipment that must be connected to the network. In addition, deregulation has forced service providers to share their facilities with competitors. As a result, space for equipment has become scarce and expensive. SONET/SDH equipment occupies a large amount of space which limits capacity for network expansion. The increase in amount of equipment has also resulted in additional power consumption, cooling requirements and other related overhead costs.

  As a result of these limitations, service providers face considerable costs of building and managing networks, which are unlikely to be recovered over an acceptable period of time. In addition, each day of delay in service delivery is a day of lost revenue and negatively impacts customer satisfaction. To date, the steps that service providers have used to address these limitations have largely been tactical and incremental, such as buying more fiber, installing new SONET/SDH rings, increasing the speed of existing rings and employing more dense wave division multiplexing to increase fiber capacity. Service providers are seeking more strategic solutions that remove these limitations by upgrading the overall network in a cost-effective manner.


Service Provider Requirements for the New Optical Network

  To overcome existing network limitations, service providers need a way to build a new network that is designed for data traffic rather than traditional voice traffic without disrupting current voice and data services. The network must support the ability to deliver optical services, anywhere, at any time, for any customer. In addition, emerging service providers need a network that allows them to grow quickly with lower capital costs and reliable, modular equipment that reduces their operating expenses while increasing their revenue opportunities. Specifically, the new optical network must:

  . Rapidly provision and restore optical services.   The new network must allow
    service providers to provision and restore optical services to end users quickly, while significantly reducing manual labor-intensive activities.

  . Enable the development of new optical services. As competition among service providers increases, the new network must be flexible enough to allow service providers to differentiate themselves and increase revenues by providing their customers with new value-added services.

  . Reduce operational and maintenance costs.   The new network must have
    operational and maintenance costs that are substantially lower than the current network incurs with respect to personnel, space occupied, power consumption and cooling requirements. The new network also must limit the number of times personnel need to be dispatched to other locations by providing the capability to easily and automatically make changes in support of service delivery, maintenance and administration.

  . Reduce capital costs. The new network must allow service providers to reduce the amount of equipment required to deploy and expand the network, allowing service providers to reallocate capital for new services and additional capacity.

  . Provide for easy upgrades. The new network must be easy to upgrade in order to accommodate emerging technologies and enable future services. Today's networks are generally rigid in design, with limited ability to implement breakthrough technologies such as optical switching. Service providers typically seek a network that is upgradable without major disruption to the design and layout of the network. This approach extends the life of the products, reduces capital replacement costs and simplifies the introduction of new technologies.

  . Deploy proven, reliable products. Given the many pressures that service providers face, they do not want to risk their networks by deploying unproven products. They seek products that have been thoroughly tested and verified through previous deployments and comprehensive testing and evaluation.


The Tellium Solution

  We design, develop and market high-speed, high-capacity, intelligent optical switches that enable network service providers to quickly and cost-effectively deliver new high-speed services. Our first-generation products are field-proven, having been in service for over two years. Our second-generation products are in laboratory evaluation and early deployments with global service providers. These products benefit from the experience gathered from over two years of live service of our first-generation products. Our products are designed specifically to manage very high-speed optical signals in the core, or center, of high-capacity communications networks. Our products do not provide other network functions such as combining low-speed electrical signals into higher speed optical signals. Service providers who do not deploy high-capacity networks or do not need high-capacity optical switching are unlikely to use our optical switching products. We have a world-class technology team that has pioneered many innovations in optical network engineering and has a strong heritage in the telecommunications industry. Our optical switches provide the following key benefits to service providers:

  . Improved network design. Our optical switches are designed to enable service providers to reduce their costs by deploying a network that is more efficient than SONET/SDH rings. In this approach, called mesh architecture, each network junction is connected to any number of other network junctions, allowing for multiple paths through the network. With this design, mesh networks are more efficient in their utilization of equipment, while still achieving the important goal of rapidly restoring service after a network failure. In addition, mesh networks are simpler to operate, administer and maintain than SONET/SDH ring networks.

  . Simplified delivery of new services. Our optical switches help service providers to create flexible optical networks, enabling reliable, fast, cost-effective delivery of new and existing optical data services. Our optical switches enable a new generation of data networking equipment to deliver data directly to the optical network and bypass costly SONET/SDH equipment. Service providers can combine their existing equipment with our optical switches to deliver data services with improved expandability, flexibility and survivability.

  . Fast provisioning of new services. Our optical switches are designed to allow service providers to provision services across their networks in a matter of minutes, replacing a process which can often take up to several months. Our advanced administration and management software allows service providers to provision their networks from a central management workstation in anticipation of changing end-user needs, eliminating the requirement to dispatch personnel to remote locations. As a result, re-routing traffic around network bottlenecks or failure points becomes easier, allowing service providers to offer their customers on-demand service delivery and fast recovery from network failures. More efficient and rapid network provisioning can lead to direct cost savings and revenue opportunities for our customers. In a highly competitive industry, our customers are able to differentiate themselves from their competitors by offering faster, more reliable services with increased flexibility.

  . Easy network expansion.   Our optical switches are designed to help service
    providers expand their networks rapidly, enabling new revenue-generating services that meet their customers' needs. Our products convert the optical network from a system requiring manual changes to a dynamic system in which it is easy to add or change components. Our Aurora Optical Switch, for example, offers the same or greater capacity than other systems on the market, in a physical configuration that is smaller, consumes less power and has a lower cost per connection.

  . Cost-effectiveness.   Our optical switches are designed to enable service
    providers to eliminate costly SONET/SDH equipment while retaining the features that service providers expect. Our products include modular, configurable hardware and software that allow our customers to retain their investments as they expand capacity and automate operations, while also significantly reducing the cost of service delivery. Our software reduces the amount of equipment required by operating in a mesh network. Service providers can install the capability to restore traffic with less capital equipment and less floor space, reducing both capital and ongoing costs while maintaining fast restoration time.

  . Compatibility with existing networks.   Our optical switches can be deployed
    quickly because they are compatible with existing networks. Our products are designed to support and enable mesh networks and operate with existing ring networks. Our equipment interoperates with a wide range of network hardware, such as dense wave division multiplexing systems, data network equipment, and all major types of SONET/SDH products. In addition, we offer comprehensive network management, planning and administration software that communicates with existing network management systems through common standards.

  . Flexible products. Our optical switches are designed to be highly flexible and upgradable. For example, it is easy for a technician to add or remove components in our switches without interrupting or compromising the performance of the network. All of our products share a common management software system. A service provider can start small, using our products from the initial deployment through future network expansion. As our equipment is upgraded, there is no requirement to reprogram the connections between our products and other equipment and software systems in the network.


Strategy

  Our objective is to be a leading provider of intelligent optical switching solutions for global public telecommunications networks. The key elements of our strategy include the following:

  . Maximize our first mover advantage.   We were the first optical switching
    vendor to place into service a high-performance optical switch, the Aurora
    32. We are currently shipping for lab evaluations and commercial deployment our high-capacity second-generation switch, the Aurora Optical Switch and our Aurora 128, a cost-efficient, compact alternative for smaller offices. We intend to maintain and extend this leadership position by continuing to invest in research and development. We may also make acquisitions in order to expand our base of technology expertise, intellectual property and product capability.

  . Maintain a tight focus on optical switching.   We are focused on providing a
    full range of optical switches for the high-performance optical network. We intend to commit a substantial portion of our research and product development efforts toward the goal of creating an industry-leading optical switching product line. We believe that our focus gives us a time-to-market advantage over our competitors whose efforts are more broadly dispersed over multiple product lines.

  . Build on our heritage.   Our founders and first employees were pioneers of
    optical networking at Bellcore. Our technical staff and management team come from leading companies in the optical engineering and telecommunications equipment industries, prominent service providers and renowned academic institutions. We believe that this heritage provides us with a depth of expertise and proven operating experience that is unique in our industry. We will continue to build on this heritage of excellence throughout our engineering and management staff by aggressively recruiting top talent from around the world.

  . Build on our relationships with our customers.   Our management, engineering
    and sales forces have strong contacts and long-standing relationships with key people in the networking and optics industries, as well as in our customer base. We believe that our experience and relationships will enable us to sell additional products to our existing customers, add new customers and bring innovative products to market that meet our customers' needs.

  . Expand our sales force and distribution channels.   We intend to continue
    building an experienced sales force that specializes in selling optical switches to service providers. We will also add to our systems engineering force in order to help our customers implement our products. Additionally, we intend to expand our distribution network in order to reach a broader base of customers, particularly in international markets.

  . Maximize our ability to expand our operations. We outsource our manufacturing and purchase some key components from third parties. Outsourcing enables us to focus on our core competencies, including product development, marketing and sales and allows us to rapidly increase our ability to meet demand for our products.


Tellium Products

  Our products include highly-reliable hardware, standards-based operating software and network planning and integrated network management tools designed to deliver intelligent optical switching for public telecommunications networks. Our products consist of optical switches that intelligently route optical traffic between network intersections and enable service providers to rapidly plan, provision, manage and restore services. Our optical switching products deliver the operational benefits of today's SONET/SDH standards, including performance monitoring, identification of faults and service restoration, while eliminating complex and expensive SONET/SDH equipment. Our products also enable service providers to rapidly plan and provide new, revenue-generating services to their customers. Our line of optical switches is specifically designed for use in the core, or center, of a wide variety of networks, including metropolitan, regional and national networks.


Optical Switching Products Summary

  All of our products go through a development and customer evaluation process before the customer begins using the product in its operations. The length of this process will vary, depending on the product and the customer. For purposes of the following chart, a product is described as "in development" if our engineers currently are preparing and developing the product for eventual customer use. A product is described as "development complete" if our engineers have completed their work on the product, and the product is ready to be shipped to a customer for evaluation. A product is described as "in customer evaluation" if a customer has received the product and is evaluating the product for compatibility with its existing systems and needs. At the customer evaluation stage, the customer works with our engineers to correct any deficiencies and to make any adjustments required by the customer until the product is ready to move into the "in deployment" stage. A product is described as "in deployment" if the customer has completed its evaluation and begun installing the product in their network. A product is described as "in service" if the customer has begun commercial use of the product.

  We sell the following optical switching and software products:


                                         Hardware Products
  Product Name                              Capabilities                             Status
  Aurora 32                         OC-3, OC-12 and OC-48 (SONET)                  In service
                                    STM-1, STM-4 and STM-16 (SDH)

  Aurora Optical Switch             OC-48 (SONET)                                  In deployment
                                    OC-192 (SONET)
                                    STM-16 and STM-64 (SDH)

  Aurora 128                        OC-48 (SONET)                                  In deployment /
                                    OC-192 (SONET)                                 In customer evaluation
                                    STM-16 and STM-64 (SDH)

  Aurora Full-Spectrum              OC-192 and OC-768 (SONET)                      In development
                                    STM-64 and STM-256 (SDH)
                                    Transparent Optical Paths


                                            Software Products
         Product Name                          Capabilities                         Status

  StarNet Operating System          End-to-end service delivery and               In service
                                    restoration

  StarNet Wavelength                End-to-end wavelength management              In service
     Management System

  StarNet Design Tools              Network planning and design                   In service

  Our line of Aurora optical switches enables service providers to automate the delivery of optical services, reduce their costs by enabling optical mesh networking, restore optical services in the event of network failures and redirect traffic around network bottlenecks. Our Aurora optical switches also provide the ability to connect high-speed data networking equipment directly to the optical network without requiring additional expensive SONET/SDH equipment.

  Our hardware and software products are standards-based and are designed to seamlessly operate within existing optical networking equipment, protecting service providers' prior investment in fiber optic and transmission equipment. Our systems are modular, enabling in-service growth, from a single optical switch channel to thousands of optical channels, in increments as small as one channel at a time.

  Our software products, combined with our optical switches, support rapid, automated planning, provision and restoration of the optical network using point and click operations. This capability addresses the time-to-market requirements that our service provider customers must meet. In addition, our products reduce service providers' costs by delivering mesh networking and eliminating expensive SONET/SDH equipment while still providing all of the operational features needed to manage networks.

  Aurora 32.   The Aurora 32 is a compact optical switch designed to connect optical paths primarily in small central offices or metropolitan networks. The Aurora 32 is designed for service providers that desire equipment that occupies a small amount of floor space. This system switches 32 optical channels under software control that can carry data with speeds ranging from 155 megabits per second up to 2.5 gigabits per second to support the rapidly changing environment of metropolitan areas. Through simple software commands, service providers can upgrade the speed of an optical channel without changing any hardware. The Aurora 32 is in service and has been carrying live traffic in customer networks since April 1999.

  Aurora Optical Switch.   The Aurora Optical Switch is designed to provide
automated service delivery and restoration of optical services in primarily regional and national networks. Its initial capacity delivers 1.28 terabits per second of switching bandwidth or 512 optical channels at 2.5 gigabits per second. Each of the channels supports either SONET or SDH signals under software control. The Aurora Optical Switch operates at optical signal speeds up to 10 gigabits per second and is designed for service providers that anticipate high rates of growth in their network locations. The Aurora Optical Switch is designed to grow to many times its initial capacity while the network and product remain in service. The Aurora Optical Switch is currently being deployed at customer sites and continues to be evaluated by other customers.

  Aurora 128. The Aurora 128 is a compact version of the Aurora Optical Switch, supporting all of the same features and functions. Its capacity is 320 gigabits per second of switching bandwidth or 128 optical channels at 2.5 gigabits per second. Each channel supports either SONET or SDH signals under software control. The Aurora 128 operates at optical signal speeds up to 10 gigabits per second. We announced the development of the Aurora 128 in May 2001, and it is currently being deployed and evaluated by our customers.

  Aurora Full-Spectrum.   The Aurora Full-Spectrum is an all-optical switch
currently in development. The Aurora Full-Spectrum will feature an all-optical switch that is being designed to switch at OC-768 and faster signal speeds. It supports the mesh networking features and intelligence found in our other products, while switching optical traffic at more than 40 gigabits per second.

  StarNet Operating System--Service Delivery and Restoration Software.   Our
StarNet Operating System is purchased by service providers in conjunction with our optical switches. The StarNet Operating System software provides communication between switches, routes optical signals around network failures and bottlenecks, performs optical service provisioning for the mesh networks, and supports the full range of Aurora switches. Our StarNet Operating System software allows a single path, called the protection path, to serve as backup to several working paths, saving much of the equipment cost of traditional ring networks. The StarNet Operating System is currently in service.

  StarNet Wavelength Management System--Network Management Software.   Our
StarNet Wavelength Management System provides fault location, network configuration, performance monitoring and analysis and network security. In addition, this system provides the capability to operate, administer, maintain and provision the entire optical switching network, not just individual network elements. Our StarNet Wavelength Management System is currently in service.

  StarNet Design Tools--Software Planning and Design Tools for Optical Networks. StarNet Design Tools allow customers to plan and design networks with optical switches. These tools allow the user to optimize the network plan for minimum cost and provide the user with graphical network comparisons so they can compare SONET/SDH ring architectures with optical mesh architectures. The StarNet Design Tools consist of two modules, the StarNet Planner and the StarNet Modeler. The Planner is used to create and plan the optical layer of a telecommunications network. The Modeler is used to simulate and optimize a network's performance prior to field deployment. Both of these products work in conjunction with the StarNet Wavelength Management System. StarNet Design Tools are currently in service.


Customers

  Our target customer base includes emerging and established service providers. These include long-distance carriers and wholesale service providers, Internet service providers and cable operators. We have been shipping our products since January 1999, and our products have been in service and carrying live traffic for two years. In 1999, two customers, Extant and Telcordia Technologies, each accounted for more than 10% of our revenues. In 2000, and for the six months ended June 30, 2001, each of Dynegy Connect and Qwest accounted for more than 10% of our revenues.


  In August 2000, we entered into a five-year contract with Cable & Wireless, a multinational provider of voice, data and network services. Under the terms of this contract, Cable & Wireless has a minimum purchase commitment of $350 million for the worldwide deployment of our products, including the Aurora Optical Switch, the StarNet Wavelength Management System and the StarNet Operating System. Cable & Wireless is conducting laboratory testing of our Aurora Optical Switch at our facilities. We expect to commence commercial shipment under this contract during the second half of 2001. Our agreement with Cable & Wireless gives it the right to reduce its minimum purchase commitment from $350 million to $200 million if we do not maintain a technological edge so that there exists in the marketplace superior technology that we have not matched. However, if the minimum purchase commitment under our agreement is reduced, then, at the end of the contract term, all purchases made by Cable & Wireless, including prior purchases, will be repriced at a higher rate. Cable & Wireless has the right to terminate the agreement if we breach our obligations under the contract and fail to remedy the breach within 30 days, we are prevented by forces beyond our control from performing our obligations under the contract for more than 60 days or we persistently breach our obligations under the contract, whether or not cured.

  In September 1999, we entered into a five-year contract with Dynegy Connect. On September 29, 2000, Extant was acquired by Dynegy Global Communications, a wholly-owned subsidiary of Dynegy, a publicly-traded energy company. As part of the acquisition, our contract with Extant was transferred to Dynegy Connect, a limited partnership owned 80% by subsidiaries of Dynegy and 20% by Telstra Corporation, an Australian telecommunications and information services company. Dynegy is proceeding with Extant's planned network build-out. We expect Dynegy Connect will purchase approximately $250 million of products under the contract, although it has no obligation to do so. However, under the terms of this contract, Dynegy Connect is required to purchase its full requirements for optical switches from us until November 1, 2003. Dynegy Connect has the right to terminate the agreement if, among other things, we breach a material obligation under the contract and fail to remedy the breach within 30 days or we violate any applicable law and so materially impair Dynegy Connect's ability to perform its material obligations or receive its material benefits under the contract. Our Aurora 32 optical switch, StarNet Wavelength Management System, StarNet Design Tools and StarNet Operating System have been in service in the Dynegy Connect network since April 2000. Dynegy Connect conducted laboratory testing of our Aurora Optical Switch and we commenced commercial shipment under this contract during the first quarter of 2001. In the second quarter of 2001, we commenced commercial shipment of the Aurora 128 to Dynegy Connect. We granted to affiliates of Dynegy Connect a warrant to purchase 5,226,000 shares of our common stock at an exercise price of $3.05 per share.

  In September 2000, we entered into an agreement with Qwest, a multinational provider of voice, data and network services, relating to the sale of our products. This agreement was amended in April 2001. Under the terms of the agreement, as amended, Qwest has a minimum purchase commitment of $300 million over the first three years of the contract and, subject to extensions under a limited circumstance, an additional $100 million over the following two years of the contract for the deployment of our products, including the Aurora Optical Switch, the StarNet Wavelength Management System, the Aurora Full-Spectrum and the StarNet Operating System. This contract expires on December 31, 2005. Qwest began conducting laboratory testing of our Aurora Optical Switch in the fourth quarter of 2000, and we commenced commercial shipment under this contract during the first quarter of 2001. If we breach our obligations under the contract and fail to remedy the breach within 30 days, Qwest, through binding arbitration, may have the right to terminate the agreement. We granted to a wholly-owned subsidiary of Qwest warrants to purchase 2,375,000 shares of our common stock at an exercise price of $14.00 per share.

  We also have shipped our Aurora 32 optical switch and other custom products to the U.S. Department of Defense as part of their high-speed optical networking program. Shipments are completed for this contract. Our agreement with the U.S. Department of Defense to provide maintenance expired on November 1, 2000.


Issuances to Affiliates of Customers

  In September 2000, we sold 333,333 shares of our common stock to employees and affiliates of Qwest for $30.00 per share. In addition, we have issued options to certain individuals who are members of our advisory board.

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

Advisory Board

  In the first half of 2000, we established an advisory board with members having various expertise to provide us with advice and to consult with us on our business, including the development of our technology and marketing of our products and services. We believe that this advisory board provides necessary customer and industry guidance and is critical to the success of our business. Individuals who are employees or affiliates of current or potential customers have joined our advisory board, including Qwest in March 2001. All members of our advisory board were granted options to purchase our common stock. In the future, we may add additional individuals who are employees or affiliates of current or potential customers to our advisory board. We reimburse the members of our advisory board for reasonable out-of-pocket expenses they incur in connection with their services. We may in the future grant additional stock options to our advisory board members.


Sales and Marketing


  We sell our products through a direct sales force. We have offices in London, England and outside of Brussels, Belgium, and we intend to establish relationships with selected distribution and marketing partners, both domestically and internationally, in order to extend our reach and serve new markets. As of June 30, 2001, our sales and marketing organization consisted of 47 employees, 26 of whom are located in our headquarters in Oceanport, New Jersey and 21 of whom are located in other sales and support offices around the United States. We intend to further expand our sales force in Europe and may also expand our sales force into other international markets.


  Our marketing objectives include building market awareness and acceptance of our company and our products by working very closely with our prospective customers, industry analysts and consultants. We use our Web site as a major communications vehicle, speak at relevant industry events and participate actively in relevant standards organizations such as the Optical Internetworking Forum, the Internet Engineering Task Force and the Telecommunications Management Forum. We also conduct public relations activities, including interviews, presentations at industry forums and investor conferences and demonstrations for industry analysts. In addition, our senior executives and our sales people have significant industry contacts as a result of their prior experience.


Customer Service and Support

  Our customer service team works collaboratively with our existing and prospective customers to support their ongoing network deployments and help them identify and create new high-speed services that they can offer to their customers. We believe that this assistance is an integral aspect of our sales and marketing efforts and can drive additional demand for our products. We have assembled a nationwide team of dedicated customer engineers, and we are expanding internationally to target new markets and support multinational customers. As of June 30, 2001, our customer service and support organization consisted of 61 employees.

Research and Development


  We believe that to be successful we must continue to enhance our existing products and develop new products that meet the rapidly evolving needs of our customers. We have made, and will continue to make, a substantial investment in research and development. We have assembled a team of highly-skilled engineers who have significant data communications and telecommunications industry experience drawn from approximately 40 companies. Our engineers have expertise in fields such as optical system design, optical network design, hardware development and software development, including key Internet protocol routing expertise. As of June 30, 2001, we had 307 employees and 5 full-time contractors responsible for product research and development. We are focused on enhancing the scalability, performance and reliability of our intelligent optical switching products.


Intellectual Property, Proprietary Rights and Licensing

  Our intellectual property portfolio includes rights to over 30 patents and more than 70 patents pending. Our patents and patent applications are in the fields of optical switching, algorithms for mesh networking and optical device technology. The remaining duration of our patents generally ranges from 10 to 17 years. Our intellectual property licenses are in the field of mesh networking and optical switching devices and generally last for the life of the patents unless terminated earlier in accordance with the terms of the licenses.

  Our success and ability to compete depends on our ability to develop and maintain the proprietary aspects of our technology and product marketing and to operate without infringing on the proprietary rights of others. In addition, we must continue to create and acquire rights to intellectual property in the areas of optical networking technology, such as mesh networking, optical switching, switch architecture, control systems and signaling algorithms. We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect our intellectual property. We license our intellectual property, including patents and software, under license agreements, which impose restrictions on the licensee's ability to utilize the intellectual property. Finally, we seek to limit disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our proprietary information.

  These legal protections afford only limited protection for our technology and products. For example, others may independently develop similar or competing technology or attempt to copy or use aspects of our products or technology that we regard as proprietary. Furthermore, intellectual property law may not fully protect products or technology that we consider to be our own, and claims of intellectual property infringement may be asserted against us or against our customers in connection with their use of our products.

  Although we have not been involved in any intellectual property litigation, we or our customers may be a party to litigation in the future to protect our intellectual property rights or as a result of an allegation that we infringe the intellectual property of others. Any parties asserting that our products infringe upon their proprietary rights could force us to defend ourselves and, pursuant to the indemnification provisions of some of our customer and supplier contracts, possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and weaken the extent of, or lose the protection offered by, our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert our management's time and attention. This litigation could also compel us to do one or more of the following:

  . stop selling, incorporating or using our products that use the challenged intellectual property;

  . obtain from the owner of the infringed intellectual property right a license to make, use or sell the relevant technology, which license may not be available on reasonable terms, or at all;

  . redesign those products that use the technology; and

  . pay monetary damages for past infringement of third-party intellectual property rights.

  We also currently license intellectual property from third parties, some of which may subject us to royalty payments. The intellectual property associated with optical networking products is evolving rapidly, so protection under a license that was once adequate may be insufficient in the future. We may be required to license additional intellectual property from third parties to develop new products or enhance our existing products. These additional third-party licenses may not be, and our existing third-party licenses may not continue to be, available to us on commercially-reasonable terms.

  Given the rapid technological changes in this industry, establishing and maintaining a technology leadership position through the technological and creative skills of our personnel, new product developments and enhancements to existing products will be very important to us.


Competition

  Competition in the market for public network infrastructure is intense. Our competitors include Alcatel, CIENA Corporation, Lucent Technologies Inc., Nortel Networks Corporation, Sycamore Networks, Inc. and Tellabs, Inc. and several new companies such as Calient Networks, Inc. and Brightlink Networks. The market for optical switching is expected to grow rapidly and therefore will continue to attract competitors who will continue to introduce new products. Therefore, we expect the level of competition to intensify over time. Our established competitors have longer operating histories, greater name recognition, larger customer bases and greater financial, technical, sales, marketing and manufacturing resources, including more resources devoted to research and development of new products, than we do. In addition, unlike some of our competitors, we have only a limited ability to provide vendor-sponsored financing, which may influence the purchasing decision of prospective customers. Our competitors could develop new technologies that compete with our products or even render our products obsolete. In addition, some of our competitors have more significant customer relationships and broader product lines than we have.

  Our objective is to become a leading provider of intelligent optical switches for global telecommunications networks. We believe that we have achieved a number of milestones that will position us to meet this objective. For example, we were the first in our industry to ship an optical switch to a customer and the first in our industry to ship a high capacity, expandable 512-port switch to a customer. In addition, we were the provider of the first optical switch to carry commercial traffic in a customer's network. We have also entered into minimum purchase contracts with two well-known service providers, Cable & Wireless and Qwest.

  For us to continue to compete successfully in this market, we must continue to deliver optical switches that:

  . can be easily expanded at low cost to meet the ever-increasing demands driven by data services;

  . lower a service provider's cost of building and operating an optical network by reducing its complexity and increasing its flexibility;

  . deliver a range of cost-effective solutions for small and large networks;

  . operate with existing equipment and networks;

  . comply with all applicable standards;

  . increase the level of network reliability for data services;

  . allow optical services to be delivered much more quickly and easily than they are today; and

  . provide software tools for service providers to plan, design and operate their optical networks.


Manufacturing

  We outsource almost all of the manufacturing of our products. We design, specify and monitor all of the tests that are required to meet our internal and external quality standards.

  In August 2000, we signed a contract with Solectron Corporation, a leading contract manufacturer of high-quality, technology-based equipment, to manufacture printed circuit boards. Solectron will provide comprehensive manufacturing services, including assembly, test, control and shipment to our customers and procure materials on our behalf. Under our contract with Solectron, we have the option to move final assembly and test functions to Solectron.

  We are currently negotiating with another vendor for chassis assembly and are also negotiating with several other vendors and distributors to establish relationships that will support our future growth. In addition, we are investing in automation, testing and data collection equipment to enable us to further improve product quality as quickly as possible.

  We believe that our relationship with Solectron and the continued outsourcing of our manufacturing will enable us to:

  . expand our access to key components;

  . conserve the working capital that would be required to purchase inventory or develop manufacturing facilities of our own; and

  . better adjust manufacturing volumes to meet changes in demand.

  We currently purchase products through purchase orders. We cannot assure you that we will be able to continue this arrangement on a long-term basis on terms acceptable to us, if at all.

  In December 2000, we received ISO 9001 certification in conformance with quality standards set by the International Organization for Standardization.


Employees

  As of June 30, 2001, we had 536 employees, of which:


  .  307 were in research and development;

  .  107 were in sales and marketing, customer service and support;

  .   70 were in manufacturing, quality assurance and documentation; and

  .   52 were in finance and administration.


  We believe our relations with our employees are good. None of our employees is covered by a collective bargaining agreement. Generally, our employees are retained on an at-will basis. All of our employees are required to sign confidentiality, non-competition and intellectual property agreements.


Properties

  Our headquarters are located in Oceanport, New Jersey and consist of approximately 72,000 square feet of leased space, the lease for which expires in June 2005. We also have a major facility across the street from our Oceanport headquarters in West Long Branch, New Jersey, which consists of approximately 68,000 square feet of manufacturing and training space and 25,000 square feet of office space. The lease for the manufacturing and training space expires in November 2006. The lease for the office space expires in October 2005.


Legal Proceedings

  We are not a party to any pending material legal proceedings.

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

                                   MANAGEMENT

Executive Officers and Directors

  Our executive officers and directors, and their respective ages and positions, are set forth below.

          Name             Age                        Position
          ----             ---                        --------

Harry J. Carr...........      45  Chief Executive Officer and Chairman of the
                                  Board of Directors
Richard W. Barcus.......      53  President and Chief Operating Officer
Krishna Bala............      36  Chief Technology Officer
Michael J. Losch........      46  Chief Financial Officer, Secretary and Treasurer
William B. Bunting......      42  Director
Michael M. Connors......      59  Director
Jeffrey A. Feldman......      38  Director
Edward F. Glassmeyer....      59  Director
William A. Roper, Jr....      55  Director
Richard C. Smith, Jr....      59  Director

   Harry J. Carr has served as Chairman and Chief Executive Officer of our company since January 2000. From 1998 to 2000, Mr. Carr served as Chief Operating Officer and then President of Lucent Technologies, Inc.'s Broadband Carrier Networks unit, Lucent Technologies' service provider-focused data switching business. From 1997 to 1998, Mr. Carr served as President, Chief Operating Officer and Director of Yurie Systems, Inc., a network equipment provider. From 1992 to 1997, he served in various executive positions at AT&T Corp., a telecommunications provider, including Market Development Vice President for the Atlantic States region, National Program Manager of AT&T Local Services and Vice President of AT&T's Defense Markets Division. Mr. Carr earned a B.S. in Finance from Fairfield University and a J.D. from the University of Connecticut Law School.

   Richard W. Barcus has served as President and Chief Operating Officer of our company since May 1999. He originally joined our company in February 1998 as Vice President of Marketing and Product Management. From 1992 to 1998, Mr. Barcus was employed at ADC Telecommunications, Inc., a communications equipment provider, where he served as General Manager, Americas, from 1997 to 1998, Vice President of Marketing from 1996 to 1997 and Vice President of Sales from 1995 to 1996. Mr. Barcus earned a B.A. from Aurora University and an M.B.A. from George Mason University.

   Krishna Bala has served as Chief Technology Officer of our company since December 1999. Dr. Bala is the lead system architect for our Aurora Optical Switch. From 1997 to 1999, Dr. Bala served as our Manager of Optical Cross-Connect Product development. Prior to joining our company, Dr. Bala was a scientist with Bellcore's Optical Networking Group, a research and telecommunications services provider, from 1992 to 1997. Dr. Bala earned a Bachelors in Electrical Engineering from Bombay University in India, a Masters in Electrical Engineering from Columbia University and a Ph.D. in Electrical Engineering from Columbia University for his work on optical wavelength routing.

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

   Michael J. Losch has served as Chief Financial Officer, Secretary and Treasurer of our company since October 1999. From 1998 to 1999, he served as Chief Financial Officer and Chief Operating Officer of IDF International, an investment company. From 1997 to 1998, Mr. Losch was Vice President, Finance and Administration of Cardre, Inc., a cosmetics manufacturing company. From 1978 to 1997, Mr. Losch served in various capacities with Bell Atlantic Corporation, a telecommunications company, including Special Assistant to New Jersey Governor's Office of Business Ombudsman from 1996 to 1997, Executive Director for Bell Atlantic-New Jersey's Cable Telecom Project from 1995 to 1996 and Chief Financial Officer of Bell Atlantic-New Jersey from 1993 to 1995. Mr. Losch earned both a B.S. and an M.B.A. from Lehigh University.


   William B. Bunting has been a member of our company's board of directors since December 1999. Mr. Bunting has served as a partner of Thomas Weisel Partners Group LLC since 1998. From 1987 to 1998, Mr. Bunting held a number of positions with Montgomery Securities in the private equity, corporate finance and mergers and acquisitions departments. Mr. Bunting currently serves on the board of directors for General Bandwidth, Inc., a broadband telephony company, Hostcentric, Inc., a site hosting company, Innovance Networks, an optical networking company, Ion Systems, an electrostatic and electromagnetic solutions provider, and OptCom, Inc., a manufacturer of thin film. Previously, Mr. Bunting served on the board of directors of Netcom Systems, a network analysis company. He earned an A.B. from Stanford University and an M.B.A. from the Harvard Business School.



   Michael M. Connors has been a member of our company's board of directors since June 2000. From 1992 to 1998, he held the office of president of AOL Technologies, an Internet service provider, where he led the creation and growth of AOLnet and the development of AOL software and services. Dr. Connors is currently president and Chairman of the board of Webley Systems, a communications provider. He is also a director of The Connors Foundation and a member of the advisory board of the European Technology Fund. Dr. Connors earned a B.S. in Engineering, an M.S. in Statistics and a Ph.D. in Applied Mathematics from Stanford University.



   Jeffrey A. Feldman has been a member of our company's board of directors since December 1999. He has served as President and Chief Executive Officer of Everest Broadband Networks, a telecom services provider, since 2000. Dr. Feldman has also served as a member of the General Partnership of Pequot Venture Partners, L.P., the venture fund at Pequot Capital Management, since 1998. From 1997 to 1998, Dr. Feldman served as Investment Director for Digital Media Capital, LLC. From 1995 to 1996, he served as an Associate at Canaan Partners, an investment firm. Dr. Feldman currently serves on the board of directors of Alidian Networks, an optical networking provider, and Ennovate Networks, a data communications company. Dr. Feldman earned a B.S. and a Ph.D. from the University of Connecticut and an M.B.A. from the Yale School of Management.


   Edward F. Glassmeyer has been a member of our company's board of directors since May 1997. Mr. Glassmeyer is a founding general partner of Oak Investment Partners, a venture capital firm, where he has served as a general partner or managing member of various affiliated funds since 1978. Mr. Glassmeyer serves on the board of directors of Mobius Management Systems, Inc., a provider of management and storage solutions for large volumes of transaction records, and several private companies, including companies that build broadband networking systems and others that provide Internet infrastructure services. Since 1996, Mr. Glassmeyer has served as an Overseer of The Tuck School at Dartmouth College. Mr. Glassmeyer earned a B.A. from Princeton University and an M.B.A. from The Tuck School at Dartmouth College.

   William A. Roper, Jr. has been a member of our company's board of directors since September 1998. Mr. Roper has served as Corporate Executive Vice President of Science Applications International Corporation, or SAIC, a technology services company, since October 2000 and as Corporate Executive Vice President and Chief Financial Officer from April 2000 to October 2000. From 1990 to April 2000, Mr. Roper served as Senior Vice President and Chief Financial Officer of SAIC. Mr. Roper is Chairman of the Board of Telcordia Venture Capital Corporation and serves on the boards of directors of a number of other corporations and entities, including Daleen Technologies, Inc., an eBusiness software provider, and e-Banc, LLC, an on-line provider of banking services. Mr. Roper earned a B.A. in Mathematics from the University of Mississippi and has graduated from Southwestern Graduate School of Banking at Southern Methodist University and Stanford University, Financial Management Program.

   Richard C. Smith, Jr. has been a member of our company's board of directors since February 2000. Since 1998, he has served as Chief Executive Officer of Telcordia Technologies, a telecommunications software provider acquired by SAIC in 1997. Prior to joining Telcordia Technologies, from 1991 to 1997, Dr. Smith was a Senior Vice President at Sprint Corp., a telecommunications company, where he was responsible for brand investment strategy and management, public relations, training and education, total quality management and the Sprint Foundation. Dr. Smith serves on the board of directors of SAIC. Dr. Smith earned a B.E. from Vanderbilt University and an M.S. and a Ph.D. from the Department of Engineering and Applied Science at Yale University.


Board of Directors

  Our board of directors consists of seven members. The terms of office of the board of directors are divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2002, consists of Messrs. Roper and Smith; Class II, whose term will expire at the annual meeting of stockholders to be held in 2003, consists of Messrs. Bunting and Glassmeyer; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2004, consists of Messrs. Carr, Connors and Feldman. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. This classification of the board of directors may have the effect of delaying or preventing a change of control or management of our company. Each officer serves at the discretion of the board of directors. There are no family relationships between any of our directors or officers.


Director Compensation

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

  Our board of directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock, and expense reimbursements that directors receive for attending meetings of the board of directors or committees of the board. To date, we have not paid any fees to our directors, but have reimbursed them for their reasonable expenses in attending board and board committee meetings. We have granted options to our directors in the past as set forth below. Under our 2001 stock incentive plan, each new non-employee director receives an automatic grant of 5,000 options upon initially becoming a director, and an annual automatic grant of 1,500 options in January of each year that the 2001 stock incentive plan is in effect if he or she continues to serve as a non-employee director on that date.

  As of October 18, 2000, we granted options to purchase shares of our common stock at an exercise price of $3.10 per share to the following directors:


                                                Number of
                                                ---------
         Name                                    Options
         ----                                    -------

William B. Bunting                                30,000
Michael M. Connors                                50,000
Jeffrey A. Feldman                                30,000
Edward F. Glassmeyer                              30,000
William A. Roper, Jr.                             30,000
Richard C. Smith, Jr.                             30,000

Executive Compensation

  The following table sets forth the total compensation paid to our Chief Executive Officer and Chairman and each of the four other most highly-compensated executive officers who served in 2000 and whose annual salary and bonus exceeded $100,000 for services rendered to us in all capacities during the year ended December 31, 2000.


                           Summary Compensation Table

                                                                                                          Long-Term
                                                                                                         Compensation
                                                                                                            Awards
                                                                                                       ----------------
Name and Principal Position                             Annual Compensation              Other            Securities
---------------------------                    ---------------------------------        Annual            Underlying
                                                    Salary($)         Bonus($)       Compensation($)      Options(#)
                                               -----------------------------------------------------------------------
Harry J. Carr
 Chief Executive Officer and Chairman                  $281,923              --               --           6,600,000

Krishna Bala
 Chief Technology Officer                               185,321          30,000               --                  --

Richard W. Barcus
 President and Chief Operating Officer                  179,167          88,333               --                  --

Anthony J. DeMambro
 Vice President, Operations                             161,090              --           19,800(1)          900,000

Nicholas P. DeVito
 Vice President, Business Development                   158,750          10,000               --             405,000

_______________

(1)  We provided Mr. DeMambro with a housing allowance.

                                 Option Grants

  The following table sets forth information regarding options we granted to the executive officers named in the Summary Compensation Table during 2000.


                       Option Grants in Last Fiscal Year

                                                                                     Potential Realizable
                                                                                       Value at Assumed
                                                                                        Annual Rates of
                                         Option Grants                                    Stock Price
                                      in Last Fiscal Year                              Appreciation for
                                       Individual Grants                               Option Term/(1)/
                        -----------------------------------------------  ---------------------------------------------
                                     Percent of
                                       Total
                        Number of     Options
                        Securities    Granted
                        Underlying       to
                         Options     Employees    Exercise
                         Granted     in Fiscal     Price     Expiration
    Name                   (#)          Year       ($/Sh)       Date         0% ($)          5% ($)         10% ($)
    ----                ----------   ----------   --------   ----------   -----------    ------------    ------------
Harry J. Carr.........   6,600,000         20.1%     $2.14     02/09/10   $84,876,000    $147,136,568    $242,656,504

Krishna Bala..........          --           --         --           --            --              --              --

Richard W. Barcus.....          --           --         --           --            --              --              --

Anthony J. DeMambro...     900,000         2.74       2.14     02/09/10    11,574,000      20,064,077      33,089,523

Nicholas P. DeVito....     300,000         0.91       2.14     02/09/10     3,858,000       6,688,026      11,029,841
                           105,000         0.32       2.14     06/21/10     1,350,300       2,340,809       3,860,444

_______________

/(1)/ Potential realizable values are computed by (i) multiplying the number of shares of common stock subject to a given option by the initial public offering price of our common stock of $15.00, (ii) assuming that the aggregate stock value derived from that calculation compounds at the annual 0%, 5% or 10% rates shown in the table over the term of the options, and (iii) subtracting from that result the aggregate option exercise price. The potential realizable values set forth above do not take into account applicable tax expense payments that may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future price of the common stock on the actual date of exercise, which may be earlier than the stated expiration date.

Fiscal Year-End Option Values

  The following table provides some information with respect to options held by the executive officers named in the Summary Compensation Table as of December 31, 2000. Options are "in-the-money" if the value of our common stock exceeds the exercise price of the options. There was no public trading market for the common stock as of December 31, 2000. Accordingly, the values set forth below were calculated based on $15.00 per share, which was the initial public offering price of our common stock, less the exercise price per share, multiplied by the number of shares underlying the options.


                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                                Number of Securities
                                                               Underlying Unexercised        Value of Unexercised
                               Shares                             Options at Fiscal          In-the-Money Options
                              Acquired                              Year-End (#)            at Fiscal Year-End ($)
                                 on            Value      ----------------------------------------------------------
          Name              Exercise (#)     Realized ($)    Exercisable   Unexercisable  Exercisable  Unexercisable
          ----           -------------------------------------------------------------------------------------------
Harry J. Carr.........       6,600,000      $84,876,000             --             --           --             --
Krishna Bala..........       1,209,000       15,547,740         35,250        105,750      523,110      1,569,330
Richard W. Barcus.....       1,500,000       20,488,338             --             --           --             --
Anthony J. DeMambro...         900,000       11,574,000             --             --           --             --
Nicholas P. DeVito....         900,000       11,885,280             --             --           --             --


Employment Agreements

  Harry J. Carr.   We entered into an executive employment agreement with Mr.
Carr, dated December 21, 1999, which provides for his employment as Chairman of the Board and Chief Executive Officer beginning in January 2000 for a period of two years or until he resigns, is disabled, dies or is terminated by us for any reason. The agreement will be renewed automatically for one-year periods unless we or Mr. Carr give notice of intent not to renew at least 90 days before the end of an employment term.

  Mr. Carr began to receive an annual base salary of $300,000 in January 2000, subject to increases as determined by our board of directors based upon Mr. Carr's performance and other factors described in the agreement. In addition, we granted options to purchase 6,600,000 shares of our common stock to Mr. Carr at an exercise price of $2.14 per share, which Mr. Carr exercised on April 4, 2000. Mr. Carr is eligible to receive a bonus of up to 66-2/3% of his base salary each year during the term of employment in which we and Mr. Carr achieve objectives mutually agreed upon by Mr. Carr and our board of directors for such fiscal year. If Mr. Carr exceeds the agreed upon objectives, the board of directors may provide for an additional bonus. The agreement also provides for benefits, the reimbursement of expenses and the payment of the rental costs of Mr. Carr's residence near our offices.

  The employment agreement also prohibits Mr. Carr, during his employment with us and for one year after his employment ends, from soliciting any of our employees, or interfering with any of our business relationships. The agreement also requires that Mr. Carr protect Tellium's trade secrets and confidential information during his employment with us, and for one year after his employment ends.

  Pursuant to the employment agreement, if we terminate Mr. Carr's employment for any reason or if Mr. Carr exercises his right to terminate the agreement within six months of the occurrence of any of the following:

  . an adverse change in Mr. Carr's title, position, duties, powers and authority, reporting relationship or the scope of his responsibilities,

  . the occurrence of a change of control,

  . a failure by our successor to assume Mr. Carr's employment agreement in a situation other than a change in control, or

  . a material breach of the employment agreement that remains uncured for 14 days following our receipt of notice of the breach,

Mr. Carr is entitled to receive, among other things, his annual base salary for one year paid ratably over this period, any unpaid bonuses earned prior to termination, any unpaid benefits under group health and life insurance plans for one year after termination, any unpaid benefits under employee benefit plans and any reimbursable expenses.

  According to the employment agreement, if Mr. Carr dies or becomes disabled, he is entitled to receive all of the amounts described above, except that he will only be entitled to receive his then-current salary through the last day of the month he died or became disabled and any unpaid bonus for that portion of the year that the death or disability occurred.

  Mr. Carr may also terminate the employment agreement at any time upon 30 days written notice. In that event, he will be entitled to receive his salary as of the date of termination, any unpaid bonus earned with respect to prior years, any unpaid benefits under group health and life insurance plans or employee benefit plans and any reimbursable expenses.

  The employment agreement also provides that if Mr. Carr receives a payment or benefit upon a change of control that is subject to an excise or similar-purpose tax, we will pay Mr. Carr such additional compensation as is necessary to place him in the same after-tax position he would have been in had no such taxes been paid or incurred.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Securities Transactions

  Issuance of Series A preferred stock.   On June 30, 2000, substantially all of
the holders of our Series A preferred stock warrants exercised these warrants, and we issued shares of our Series A preferred stock to the following persons who own of record or beneficially more than 5% of our securities:

  . 185,370 shares to entities affiliated with Oak Investment Partners; and

  . 484,020 shares to SAIC.

  Issuance of Series E preferred stock.   On September 20, 2000, we sold shares
of our Series E preferred stock at a purchase price of $30.00 per preferred share to the following persons who own of record or beneficially more than 5% of our securities:

  . 33,333 shares to entities affiliated with Thomas Weisel Capital Partners LLC in exchange for $999,990 in cash; Thomas Weisel Partners LLC, an affiliate of Thomas Weisel Capital Partners LLC, received 91,375 shares of Series E preferred stock as the fee for its services as co-placement agent in the Series E preferred stock offering.


Restricted Stock Agreements

  Harry J. Carr.   On December 21, 1999, we granted stock options to Mr. Carr to purchase an aggregate of 6,600,000 shares of our common stock at an exercise price of $2.14 per share. On April 4, 2000, Mr. Carr exercised these stock options in full and received 6,600,000 shares of our common stock, which are subject to two restricted stock agreements. In connection with the stock purchases, Mr. Carr delivered two promissory notes to us in the aggregate amount of $14,099,800, less the par value of the stock purchased, which was paid in cash. Each promissory note is secured by a pledge of purchased stock held by Mr. Carr and various transferees. Mr. Carr is obligated to repay his loans, plus a fixed rate of 7.5% per annum on the outstanding principle balance:


  . upon the occurrence of a liquidity event (with respect to the portion of the principal attributable to the shares of restricted stock that are sold); or

  . on the termination date of each of Mr. Carr's restricted stock agreements.

  Mr. Carr purchased 6,000,000 shares of our common stock under a restricted stock agreement dated April 4, 2000. Under the terms of this agreement, 3,000,000 shares vested as of January 2, 2000. Of the remaining 3,000,000 shares, 750,000 vested on December 21, 2000 and 2,250,000 will vest ratably on a monthly basis over the succeeding three years. Mr. Carr also purchased 600,000 shares of our common stock under a second restricted stock agreement dated April 4, 2000. These shares vested under the terms of this agreement in November 2000.

  The restricted stock agreement provides that Mr. Carr may only transfer his unvested shares to us or by will or laws of descent and distribution, under a domestic relations order, by gift to members of his family, to trusts solely for the benefit of his family members, to persons with whom he has had a significant pre-existing business or personal relationship, to entities in which such family members, friends and/or trusts are the only partners and to charitable organizations.

  Under the terms of the restricted stock agreement, we have the right to repurchase any unvested shares of restricted stock, at a per share price equal to the exercise price per share paid by Mr. Carr, plus accrued interest, if Mr. Carr voluntarily terminates his employment with us. Our repurchase right is exercisable only during the one-year period following such termination.

  The restricted stock agreement also provides that all of the unvested shares will immediately vest, and Tellium's right of repurchase shall lapse, upon the occurrence of any of the following:

  . the sale or acquisition of beneficial ownership of our equity securities constituting 50% or more of the total voting power of our stockholders by a party or group of related parties (other than us or a person that directly or indirectly controls, is controlled by, or is under common control with
    us);

  . a merger or consolidation of Tellium with or into another entity and the holders of our equity securities prior to such transaction possess less than 50% of the total voting power of the surviving company after such transaction;

  . a complete liquidation or dissolution of Tellium;

  . a sale of all or substantially all of our assets; or

  . a change in the composition of our board of directors over a 36-month period such that a majority of the board is no longer comprised of persons who either have been board members continuously since the beginning of such period or have been elected or nominated for election as board members during such period by at least a majority of the persons who have been board members over that same period.

If, as a result of the acceleration of the vesting of the then-unvested shares due to a corporate transaction as described above, Mr. Carr is required to pay an excise tax with respect to the accelerated shares, then Mr. Carr is entitled to receive an additional payment from us in an amount as is necessary to place him in the same after-tax position he would have been in had no such excise taxes been paid or incurred.

  Other Restricted Stock Agreements.   We have also entered into restricted
stock agreements with each of Messrs. Bala, Barcus, and Losch, as well as several of our other employees. In connection with these restricted stock agreements, each executive delivered a promissory note to us for the full amount of the purchase price, less the par value of the stock purchased. The loans are for the following amounts:

                                                       Aggregate
Name                                                   ---------
----                                                  Loan Amount
                                                      -----------

Krishna Bala........................................   $2,582,827
Richard W. Barcus...................................    2,010,093
Michael J. Losch....................................    1,922,700
                                                       ----------
  Total.............................................   $6,515,620

  The promissory notes are secured by pledges of purchased stock held by the executives and various transferees. Each executive is obligated to repay his or her loans, plus a fixed rate of interest of 7.5% per annum on the outstanding principal balance:


  . upon the occurrence of a liquidity event (with respect to the portion of the principal attributable to the shares of restricted stock that are sold); or

  . on the termination date of each such executive's restricted stock agreement.

  Each restricted stock agreement also contains restrictions on the transfer of shares, except to permitted transferees, such as to his or her executors or beneficiaries upon death, to his or her spouse and persons with whom he or she has had a significant pre-existing business or personal relationship.

  Each restricted stock agreement provides us the right to repurchase any of the executive's unvested shares at a per share price equal to the exercise price per share paid by the executive, plus accrued interest, during the one-year period after the executive's employment with us is terminated for any reason, with or without cause.

  Our right to repurchase the executive's unvested shares will lapse with respect to, and the executive, if he or she is then employed with us, shall acquire a vested interest in, 50% of the then-unvested shares if any of the following corporate transactions occur:

  . the sale or acquisition of beneficial ownership of our equity securities constituting 50% or more of the total voting power of our stockholders by a party or group of related parties (other than us or a person that directly or indirectly controls, is controlled by, or is under common control with
    us);

  . a merger or consolidation of Tellium with or into another entity and the holders of our equity securities prior to such transaction possess less than 50% of the total voting power of the surviving company after such transaction;

  . a complete liquidation or dissolution of Tellium;

  . a sale of all or substantially all of our assets; or

  . a change in the composition of our board of directors over a 36-month period such that a majority of the board is no longer comprised of persons who either have been board members continuously since the beginning of such period or have been elected or nominated for election as board members during such period by at least a majority of the persons who have been board members over that same period.

If, as a result of the transactions described above, the executive is required to pay an excise tax with respect to the shares that vested as a result of such transactions, the executive is entitled to receive an additional payment from us in an amount as is necessary to place him or her in the same after-tax position he or she would have been in had no such excise taxes been paid or incurred.

  Our right to repurchase will lapse with respect to, and the executive, if he or she is then employed with us, shall acquire a vested interest in, the remaining 50% of the executive's unvested shares if:

  . there is a meaningful alteration that is adverse to the executive in the nature or status of his or her responsibilities or in his or her position with us from those in effect immediately prior to a corporate transaction described above;

  . a requirement by us, after a corporate transaction, that the executive perform his or her responsibilities for us at a location that is more than 60 miles from the location of the executive's employment at the time of such transaction; or

  . we breach a material term of such executive's restricted stock agreement and fail to cure within 30 days after notice from the executive of such breach.

  Under the terms of each restricted stock agreement, we have the right to repurchase any or all of the executive's vested shares of restricted stock at a per share price equal to the fair market value if:

  . the executive's employment with us is or could be terminated by us for cause; or

  . the executive attempts to transfer any vested shares other than as permitted under the executive's restricted stock agreement.

  Under the terms of the restricted stock agreements, the shares will vest, unless vested earlier, according to the following schedule:

  . 25% of the shares will vest on the first anniversary of the date set forth in the restricted stock agreements as the vesting measurement date, if the executive is then employed by us;

  . 1/36th of the remaining shares will vest on the last day of each calendar month commencing with the thirteenth month anniversary of the vesting measurement date and ending on the 48th month anniversary of the vesting measurement date, if, on each monthly vesting date, the executive is then employed by us.

Registration Rights

  On September 19, 2000, we entered into an amended stockholders' agreement with holders of our preferred stock and some of our other stockholders. This agreement provides that after November 19, 2001, one or more of these stockholders has the right to:

  . demand that we file up to two registration statements to register all or part of their shares of common stock if the anticipated offering price subject to the registration request equals or exceeds $20.0 million;

  . demand once annually that we file a Form S-3 registration statement if we qualify to use that form and if the anticipated offering price of the securities expected to be registered exceeds $1.0 million; and

  . include all or part of their shares of common stock on other registration statements that we file.

Thomas Weisel Capital Partners LLC and its affiliates and transferees also have the right to demand that we file one registration statement to register all or part of their shares of common stock.

  None of our stockholders has the right to demand that we register any of their shares within six months of the effective date of a registration statement we file under the Securities Act of 1933. All of these registration rights are subject to further conditions and limitations, among them our right or the right of the underwriters of an offering to limit the number of shares included in a registration under some circumstances.

  Parties to the amended stockholders' agreement include, among others, the following persons who own of record or beneficially more than 5% of our securities:

  . SAIC;

  . entities affiliated with Oak Investment Partners;

  . entities affiliated with Thomas Weisel Capital Partners LLC; and

  . Lucent Technologies, Inc.

Board Approval of Related-Party Transactions

  We intend to have the terms of all future related-party transactions be no less favorable to us than terms that could be obtained from unaffiliated third parties, and to have all future related-party transactions approved by a majority of our board of directors.

                             PRINCIPAL STOCKHOLDERS


  The following table sets forth, as of June 30, 2001, information with respect to the beneficial ownership of our common stock by:

  . each person known to us to beneficially own more than 5% of the outstanding shares of our common stock;

  . each director of Tellium and each executive officer named in the Summary
    Compensation Table; and

  . all directors and executive officers as a group.


  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 30, 2001 are deemed to be outstanding and beneficially owned by the person holding such options or warrants. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 109,953,251 shares of common stock outstanding as of June 30, 2001.


  Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned by the stockholder and has the same address as Tellium. Our address is 2 Crescent Place, Oceanport, New Jersey 07757-0901.

                                                                                Number of
                                                                                ---------
                                                                                  Shares              Percentage of
                                                                                  ------              -------------
                                                                               Beneficially               Shares
                                                                               ------------               ------
Name and Address of Beneficial Owner                                              Owned                Outstanding
------------------------------------                                              -----                -----------
Science Applications International Corporation(1)
   10260 Campus Point Drive
   San Diego, CA 92121                                                          17,377,365                 15.8%

Lucent Technologies Inc.(2)
   2015 West Chestnut Street
   Alhambra, CA 91803                                                            8,320,048                  7.6

Entities affiliated with Oak Investment Partners(3)
   One Gorham Island
   Westport, CT 06880                                                            7,480,994                  6.8

Entities affiliated with Thomas Weisel Capital Partners LLC(4)
   One Montgomery Street,
   Suite 3700
   San Francisco, CA 94104                                                       8,418,812                  7.7

Harry J. Carr(5)                                                                 6,352,750                  5.8

Richard W. Barcus(6)                                                             1,495,000                  1.4

Krishna Bala(7)                                                                  1,429,500                  1.3

William B. Bunting(8)(4)                                                         8,433,817                  7.7

Michael M. Connors(9)                                                              358,332                   *

Jeffrey A. Feldman(10)                                                              15,000                   *

Edward F. Glassmeyer(3)                                                          7,495,994                  6.8

William A. Roper, Jr.(11)                                                           15,000                   *

Richard C. Smith, Jr. (12)                                                          15,000                   *


Executive officers and directors as a group (10 persons)                        26,510,393                 24.1

_______________
 *   Represents less than one percent.

(1) SAIC is the indirect beneficial owner of the shares held of record by its indirect wholly-owned subsidiary, Telcordia Venture Capital Corporation. Includes vested options originally granted to each of William A. Roper, Jr. and Richard C. Smith, Jr. to purchase 15,000 shares of common stock respectively, the pecuniary interest of which has been assigned to SAIC by Messrs. Roper and Smith, respectively.

(2) Ortel Corporation, the record owner of these shares, was acquired by Lucent Technologies in April 2000.
(3) Includes (a) 7,297,711 shares held by Oak Investment Partners VII, Limited Partnership; and (b) 183,283 shares held by Oak VII Affiliates Fund, Limited Partnership. Mr. Glassmeyer is a managing member of Oak Associates VII, LLC, the general partner of Oak Investment Partners VII, L.P. and a managing member of Oak VII Affiliates, LLC, the general partner of Oak VII Affiliates Fund, L.P. Mr. Glassmeyer has shared voting and shared investment power over the shares held by these partnerships with the other members of the general partners of each partnership. Mr. Glassmeyer disclaims beneficial ownership of the shares held by these partnerships. These shares also include, with respect to Mr. Glassmeyer, vested options to purchase 15,000 shares of common stock.
(4)  Includes (a) 6,912,338 shares held by Thomas Weisel Capital Partners, L.P.,
     (b) 159,701 shares held by TWP CEO Founders' Circle (AI), L.P., (c) 583,474 shares held by TWP CEO Founders' Circle (QP); (d) 161,714 shares held by Thomas Weisel Capital Partners (Dutch), L.P.; (e) 161,714 shares held by Thomas Weisel Capital Partners (Dutch II),

     L.P.; (f) 65,047 shares held by Thomas Weisel Capital Partners Employee Fund, L.P.; (g) 104,168 shares held by TWP 2000 Co-Investment Fund, L.P.;
     (h) 21,240 shares held by TWP Tellium Investors; (i) 182,750 shares held by Thomas Weisel Partners LLC; (j) 28,774 shares held by Tailwind Investment Partners (QP), L.P.; (k) 1,722 shares held by Tailwind Investment Partners
     (AI), L.P.; (l) 2,292 shares held by Tailwind Investment Partners Employee Fund, L.P.; and (m) 33,878 shares held by Tailwind Investment Partners International, L.P. Thomas Weisel Capital Partners LLC is the general partner or the managing member of the general partner of each of these entities, except TWP Tellium Investors and Thomas Weisel Partners LLC. Thomas Weisel Capital Partners LLC is an affiliate of Thomas Weisel Partners LLC. An officer of Thomas Weisel Capital Partners LLC is the managing partner of TWP Tellium Investors. As such, Thomas Weisel Capital Partners LLC may be deemed to exercise voting and investment power over the shares held by all of these entities referenced above.
(5) Includes (a) 233,787 shares held by Marietta Partners LLC; (b) 54,000 shares held by Pluto Partners LLC; and (c) 344,037 shares held by the Deborah A. Carr 2000 Family Trust. Of the shares listed in the table, 1,875,000 are unvested under restricted stock agreements with us, but Mr. Carr has voting power over these shares.

(6)  Includes (a) 447,500 shares held by Julie C. Barcus, Mr. Barcus' spouse;
     (b) 300,000 shares held by the Barcus Family Limited Partnership No. 2, L.L.L.P.; and (c) 300,000 shares held by the Barcus Family Limited Partnership No. 1, L.L.L.P. Of the shares listed in the table, 761,944 are unvested under restricted stock agreements with us, but Mr. Barcus has voting power over these shares.

(7) Includes 1,172,246 shares held by Krishna Bala LLC, and 70,500 shares subject to stock options held by Dr. Bala that are vested or will vest within 60 days. Of the shares listed in the table, 604,500 are unvested under restricted stock agreements with us. Dr. Bala has voting power over all of these unvested shares.
(8) Mr. Bunting is a partner in Thomas Weisel Partners Group LLC, of which Thomas Weisel Capital Partners LLC and Thomas Weisel Partners LLC are each wholly-owned subsidiaries. Mr. Bunting disclaims beneficial ownership of the shares held by the entities affiliated with Thomas Weisel Capital Partners LLC except to the extent of his proportionate interest in Thomas Weisel Partners Group LLC. These shares include vested options to purchase 15,000 shares held by Mr. Bunting.
(9) Includes 333,332 shares held by Suaimhneas LLC. Mr. Connors is the sole manager of Suaimhneas LLC, of which his adult children are the owners.
(10) Consists of vested options to purchase 15,000 shares of common stock.

(11) Consists of vested options to purchase 15,000 shares of common stock the pecuniary interest of which has been assigned to SAIC. Mr. Roper is a Corporate Executive Vice President of SAIC and Chairman of the Board of Telcordia Venture Capital Corporation, an indirect wholly-owned subsidiary of SAIC. Excludes 17,347,365 shares held by SAIC.

(12) Consists of vested options to purchase 15,000 shares of common stock the pecuniary interest of which has been assigned to SAIC. Mr. Smith is the Chief Executive Officer of Telcordia Technologies, Inc., a direct wholly-owned subsidiary of SAIC that wholly owns Telcordia Venture Capital Corporation. Excludes 17,347,365 shares held by SAIC.

                              SELLING STOCKHOLDERS

   The table below lists each selling stockholder and (1) the amount of common stock owned by each selling stockholder before the offering and (2) the amount to be offered for the selling stockholder's account. This prospectus relates to a total of 21,878,445 shares of common stock, 2,375,000 of which are not currently outstanding but may be acquired by one of the selling stockholders upon exercise of outstanding warrants. Selling stockholders who own in the aggregate less than 1% of our outstanding common stock have not been named individually.


   The selling stockholders will determine the actual number of shares, if any, that they will sell. Because the selling stockholders may sell all, some or none of the shares of common stock that they hold, we are unable to estimate the amount or percentage of shares of common stock that they will hold after completion of the offering.


   We are registering the shares for resale by the selling stockholders in accordance with their registration rights. Under a registration rights agreement with some of the selling stockholders, we have agreed to use our reasonable best efforts to have this registration statement declared effective by August 20, 2001. On August 15, 2001, lockup agreements will expire with respect to approximately 14,891,769 of the 21,878,445 shares covered by this registration statement, and those shares may be sold under this registration statement once it is declared effective. An additional 4,611,676 shares covered by this registration statement are subject to lockup agreements that expire on November 13, 2001, and those shares may be sold at that time. 2,375,000 shares covered by this registration statement are subject to warrants with restrictions on exercisability.



     The 21,878,445 shares covered by this registration statement include 14,356,836 shares owned by former holders of our Series E preferred stock. The Series E preferred stock was issued as part of a private financing principally to institutional investors in September 2000. These shares were automatically converted into common stock upon the consummation of our initial public offering.



                                                    Number of Shares of   Number of Shares
                                                     Common Stock Owned    of Common Stock
           Name of Selling Stockholder              Before the Offering     Being Offered
------------------------------------------------------------------------------------------
Acappella Ventures, LLC                                         216,666            216,666

ACM Strategic Investments - Technology Portfolio                128,268            128,268

ACM Technology Hedge Fund                                       103,466            103,466

AIM Equity Funds, on behalf of its portfolio, AIM               106,958            106,958
Emerging Growth Fund

AIM Growth Series, on behalf of its portfolio,                  404,448            404,448
AIM Small Cap Growth Fund

AIM Special Opportunities Funds, on behalf of its               227,334            227,334
portfolio, AIM Large Cap Opportunities Fund

AIM Special Opportunities Funds, on behalf of its               336,592            336,592
portfolio, AIM Small Cap Opportunities Fund

AIM Special Opportunities Funds, on behalf of its               258,002            258,002
portfolio, AIM Mid Cap Opportunities Fund

Allen, Trisha N.                                             89 (1), (2)                89

Alliance Technology Partners, L.P.                               34,934             34,934

Alper, Gregory                                           11,770 (1), (2)             9,416

Amerindo Internet Fund Plc                                      222,222            222,222

Amerindo Technology Growth Fund II, Inc.                        222,222            222,222

Andersson, Gunnar B.                                     11,283 (1), (2)            11,283

Angliss, Robert                                           8,239 (1), (2)             8,239

AT&T Corp. (3)                                                1,500,000 (2)      1,500,000

AXP Strategy Aggressive Fund, a Series of AXP                   250,000            180,000
Strategy Series, Inc.

AXP Variable Portfolio Strategy Aggressive Fund,                275,000            200,000
a Series of AXP Variable Portfolio Investment
Series, Inc.

Baker, Paula K.                                           5,787 (1), (2)             5,787

Baker, Robert J.                                          4,288 (1), (2)             3,431

Balas, Linda                                              1,369 (1), (2)             1,096

Broadband Holdings (BVI) Limited                                100,000            100,000

Centennial Investment & Management Company               17,011 (1), (2)            13,609

Chong, Daisy                                                 39 (1), (2)                32

Cooney, Ross                                                 941(1), (2)               941

Corning Incorporated (4)                                        666,666            666,666

Costello, Barry M.                                         4,291(1), (2)             3,433

Crowley, John G.                                          56,307(1), (2)            56,307

Deborah Bokor Living Trust                                 1,435(1), (2)             1,148

DeMambro, Anthony J.                                    900,000(2), (10)           200,000

Elliott, Ronald                                            6,669(1), (2)             6,669

eMerging Technology Portfolio                                   222,222            222,222

Equity Portfolio, a series of IDS Life Series                   125,000             90,000
Fund, Inc.

Fee, William C.                                          13,732 (1), (2)            13,732

Fidelity Advisor Series I:  Fidelity Advisor                     36,000             36,000
Value Strategies Fund (5)

Fidelity Advisor Series VII:  Fidelity Advisor                  301,500            226,000
Technology Fund (5)

Fidelity Focus Technology Fund (5)                               44,000             44,000

Fidelity Hastings Street Trust:  Fidelity Fund (5)            1,621,100          1,052,000

Fidelity Management Trust Company on behalf of                   64,100             38,000
accounts managed by it (6)

Fidelity Mt. Vernon Street Trust:  Fidelity                   1,883,232          1,291,332

Aggressive Growth Fund (5)

Fidelity Select Portfolios:  Computers Portfolio (5)            212,000            212,000

Fidelity Select Portfolios:  Technology Portfolio (5)           465,400            430,000

Fidelity Small Cap America Fund (5)                               4,000              4,000

Fontenot, Edouard J.                                      2,354 (1), (2)             2,354

Fontenot, Edward J.                                     116,682 (1), (2)           116,682

Fontenot, Marie Y.                                        2,354 (1), (2)             2,354

Golay, Mary Ann                                             563 (1), (2)               563

Goldberg, Michael                                        76,381 (1), (2)            61,105

Goldman, Sachs & Co.                                            182,750            182,750

Golson, Bradford                                          7,258 (1), (2)             7,258

Greenberg, Louis E.                                       4,708 (1), (2)             4,708

Greenlee, Robert                                         83,731 (1), (2)            66,985


Hogan, Patricia J.                                        1,576 (1), (2)             1,576

Invesco Technology Fund                                         448,300            448,300

Invesco Telecommunications Fund                                 218,368            218,368

Kahn, Michael                                             1,369 (1), (2)             1,096

Kahn, Sheldon                                             5,610 (1), (2)             4,488

Katz Family Limited Partnership                       1,954,040 (1), (2)         1,954,040

Kornhaber, Bernard                                       34,465 (1), (2)            27,572

Kornhaber, Marda                                          4,800 (1), (2)             3,840

Leudan, Stuart M.                                         5,787 (1), (2)             5,787

Livingston, Anne P.                                         539 (1), (2)               539

Logelin, Robert L.                                        5,857 (1), (2)             5,857

Lurie, Paul M.                                            4,096 (1), (2)             3,277

Monson, David                                            28,162 (1), (2)            22,530

Muller, Tammy                                             2,589 (1), (2)             2,589

Munder NetNet Fund, a series of The Munder Funds,               500,000            500,000
Inc.

Myren, Carol Jean                                         3,856 (1), (2)             3,856

Oppenheimer Emerging Technologies Fund                          333,334            333,334

Oppenheimer Enterprise Fund                                     266,666            266,666

Oppenheimer Midcap Fund                                         733,334            733,334

Oppenheimer Variable Account Funds for the
account of Oppenheimer Aggressive Growth Fund                   666,666            666,666

The Paisley Fund, L.P.                                           66,666             66,666

The Paisley Pacific Fund                                        166,666            166,666


Palantir Investments LDC                                        161,332             83,332

Palantir Partners LP                                            165,334             83,334

Pearlman Family Limited Partnership                      53,555 (1), (2)            53,555

Pequot Endowment Fund, L.P.                                     500,000            500,000

Pequot Technology Perennial Fund, L.P.                        1,166,666          1,166,666

Quissett Investors (Bermuda) L.P.                                92,466             92,466

Quissett  Partners, L.P.                                        147,334            147,334

Qwest Investment Company (7)                                  2,375,000          2,375,000

Raytheon Master Pension Trust                                   160,200            160,200

Richards, Alan                                           22,069 (1), (2)            22,069

Rothchild Technology Partners, L.P.                              33,332             33,332

Rudolf Carl Trust                                         2,038 (1), (2)             2,038

Rueckert, Michelle                                        1,503 (1), (2)             1,503

Sheinkop, Mitchell B.                                    16,196 (1), (2)            12,957

Smathers, Daniel K.                                       4,708 (1), (2)             4,708

Suaimhneas LLC (8)                                              333,332            333,332

Paul Sugar & Judith Sugar Living Trust                   14,411 (1), (2)            14,411

Tailwind Investment Partners (AI), L.P.                           1,722              1,722

Tailwind Investment Partners (QP), L.P.                          28,774             21,826

Tailwind Investment Partners International, L.P.                 33,878             33,878

Van Wagoner Capital Partners, L.P.                                8,334              8,334

Van Wagoner Crossover Fund, L.P.                                199,198            199,198

Van Wagoner Funds                                               625,800            625,800


Weisman, Larry                                           74,787 (1), (2)            74,787

Wit SoundView Fund 2000, LLC                                     50,000             50,000

Wit SoundView Photonics Fund 2000, LLC                          150,000            150,000

Wong, Arthur                                            225,905 (1), (2)           180,724

Wong, Philip                                              4,791 (1), (2)             4,791

World Technologies Portfolio, a series of World                  40,000             30,000
Trust

28 selling stockholders who in the aggregate hold less than 1% of our common stock (9)


(1) These shares were issued in connection with our acquisition of Astarte, and 20% of the shares are held in escrow. The shares currently held in escrow will be eligible for release between October 2001 and March 2004 or, if any claims we make against the escrow shares are still pending in March 2004, on the date such claims are ultimately resolved.
(2) These shares are subject to a lock-up agreement and cannot be resold until November 13, 2001.
(3) In September 2000, AT&T Corp. granted us a license to a number of patents in exchange for 1,500,000 shares of our common stock.
(4) Corning Incorporated has agreed to sell these shares not later than August 15, 2002 and will pay Tellium 30.5% of the net pre-tax profits on the sales. See "Use of Proceeds."
(5) This entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, and provides investment advisory services to each of the Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. These holdings are as of June 25, 2001.
(6) Shares indicated as owned by the entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR and a bank as defined in
     Section 3(a)(6) of the Securities Exchange Act of 1934. These holdings are as of June 25, 2001.
(7) Represents shares underlying warrants. Not all of these warrants are currently exercisable. See "Description of Capital Stock--Warrants."
(8) Mr. Connors, one of the members of our board of directors, is the sole manager of Suaimhneas LLC, of which his adult children are the owners.
(9) Seven of these selling stockholders are executive officers (or affiliates of executive officers) of one of our major customers, or affiliates of that customer. These stockholders own, in the aggregate, 333,333 shares of our outstanding common stock. Six of these selling stockholders (or their affiliates) serve as members of our advisory board.
(10) Mr. DeMambro serves as our Vice President of Operations. We expect that any proceeds Mr. DeMambro receives upon sale of these shares will be used to pay down a promissory note he owes to us.




                              PLAN OF DISTRIBUTION

          The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price, at fixed prices or in privately negotiated transactions or otherwise. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account under this prospectus;

     (c) an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

     (d) ordinary brokerage transactions and transactions in which the broker solicits purchases;

     (e)  privately negotiated transactions;

     (f)  short sales;

     (g) through the writing of options on the securities, whether or not the options are listed on an options exchange;

     (h) through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

     (i) one or more underwritten offerings on a firm commitment or best efforts basis;

     (j) agreements by the broker-dealer and the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     (k)  any combination of any of these methods of sale; and

     (l)  any other method permitted by applicable law.

     The selling stockholders may also transfer the securities by gift. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters, broker-dealers, or financial institutions regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price, at fixed prices or in privately negotiated transactions or otherwise. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, if available, or under Section 4(1) of the Securities Act, rather than under to this prospectus, regardless of whether the securities are covered by this prospectus.

     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or person to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's securities will otherwise remain unchanged.

     To the extent required under the Securities Act, the aggregate amount of selling stockholders' securities being offered and the terms of the offering, the names of any agents, brokers dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' securities, for whom they may act (which compensation as to a particular broker- dealer might be in excess of customary commissions).

     The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

     Unless otherwise prohibited, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the position they assume with the selling stockholders. The selling stockholders may also engage in short sales, puts and calls, forward-exchange contracts, collars and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. If the selling stockholders sell shares short, they may redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or financial institutions which require the delivery to the broker-dealer or the financial institution of the shares. The broker-dealer or financial institution may then resell or otherwise transfer such shares under this prospectus. In addition, the selling stockholders may loan their shares to broker-dealers or financial institutions who are counterparties to hedging transactions and the broker-dealers, financial institutions or counterparties may sell the borrowed shares into the public market. The selling stockholders may also pledge their shares to their brokers or financial institutions and under the margin loan the broker or financial institution may, from time to time, offer and sell the pledged shares.

     The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any the securities by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     We have agreed to indemnify each selling stockholder and its officers, directors and agents and each person who controls such selling stockholder within the meaning of the Securities Act and the Exchange Act against certain liabilities arising under the federal securities laws. The selling stockholders have also agreed to indemnify us against certain liabilities arising under the federal securities laws.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

     We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer or financial institution for the sale of shares through a block trade, special or underwritten offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or financial institution. Such supplement will disclose:

     . the name of each selling stockholder and of the participating broker-dealer(s) or financial institution(s);

     .    the number of shares involved;

     .    the price at which such shares were sold;

     . the commissions paid or discounts or concessions allowed to such broker- dealer(s) or financial institution(s), where applicable;

     . that such broker-dealer(s) or financial institution(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     .    other facts material to the transaction.

     In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     The securities offered hereby were originally issued to the selling stockholders under an exemption from the registration requirements of the Securities Act. We agreed to register these securities under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which specified selling stockholders have sold all of the securities or two years after the effective date of the registration statement. We have agreed to pay the expenses in connection with the registration of the shares offered in this prospectus. We have also agreed to pay the legal fees and expenses of one counsel acting on behalf of some of the selling stockholders. Any commissions, fees, taxes or other amounts in connection with any sale of the shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK


General

  As of June 30, 2001, our authorized capital stock consisted of 900,000,000 shares of common stock, par value $.001 per share, of which 109,953,251 were issued and outstanding, and 25,000,000 shares of undesignated preferred stock, par value $.001 per share, issuable in one or more series designated by our board of directors, of which no shares were issued and outstanding. As of June 30, 2001, 25,994,654 shares of common stock were reserved for issuance upon the exercise of stock options previously granted under our stock incentive plans, and approximately 4,737,704 shares of common stock were available for future issuance under our current stock incentive plan. As of June 30, 2001, there were approximately 527 holders of record of our common stock.



Common Stock

  Under the terms of our amended and restated certificate of incorporation, holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any such dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of Tellium, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock which we may designate and issue in the future. A significant percentage of the holders of our common stock have the right to require us to register their shares of common stock under the Securities Act in specified circumstances.


Preferred Stock

  Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Warrants

  Affiliates of Dynegy Connect hold a warrant to purchase 5,226,000 shares of our common stock at an exercise price of $3.05 per share. The purchase rights represented by the warrant were initially subject to a vesting schedule based on purchase milestones set forth in the Dynegy Connect equipment purchase agreement. As of November 2, 2000, we amended the warrant agreement to immediately vest all of the remaining shares subject to the warrant. The revised agreement provides that the warrant becomes exercisable based on the schedule of milestones previously contained in the warrant. If the milestones are not reached by March 31, 2005, the remaining unexercised shares subject to the warrant will then become exercisable.

  On November 11, 1999, we issued two warrants to purchase an aggregate of 29,509 shares of our Series C preferred stock to Comdisco, Inc., at a purchase price of $9.15 per share, as consideration for a lease line of credit. Under the terms of each of these warrants, Comdisco also has the right to purchase additional shares of our Series C preferred stock if the total cost of equipment we lease from Comdisco exceeds specified amounts. The warrant is exercisable at any time and expires on the earlier of five years after our initial public offering or ten years from the date the warrant was issued.

  As part of our agreement with Qwest, we issued three warrants to a wholly-owned subsidiary of Qwest to purchase 2,375,000 shares of our common stock at an exercise price of $14.00 per share. The 2,375,000 shares subject to the warrants were vested when we issued the warrants. One of the warrants is exercisable as to 1,000,000 shares. Another warrant becomes exercisable as to 1,000,000 shares at the earlier of Qwest meeting specified milestones during the term of our procurement contract or on September 18, 2005, which is five years from the date of the warrant. The third warrant becomes exercisable as to the remaining 375,000 shares at the earlier of Qwest meeting a milestone during the term of our procurement contract or on April 10, 2007, which is six years from the date of the warrant. The first warrant expires September 18, 2005, the second warrant expires the later of six months after the last day the warrant becomes exercisable or September 18, 2005, and the third warrant expires the later of six months after the last day the warrant becomes exercisable or April 10, 2007.


Delaware Law And Certain Charter And Bylaw Provisions; Anti-Takeover Effects

  We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with his affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The amended and restated certificate of incorporation and amended and restated bylaws provide that:

     . the board of directors be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

     . directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote; and

     . any vacancy on the board of directors, however the vacancy occurs, including a vacancy due to an enlargement of the board, may only be filled by vote of the directors then in office.

     The classification of the board of directors and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, us.

     The amended and restated certificate of incorporation and amended and restated bylaws also provide that:

     . any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting; and

     . special meetings of the stockholders may only be called by the board of directors.

     Our amended and restated bylaws provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws requires a greater percentage. Our amended and restated certificate of incorporation permits our board of directors to amend or repeal our bylaws by majority vote but requires the affirmative vote of the holders of at least 66-2/3% of the shares of our capital stock entitled to vote to amend or repeal any of the provisions of our amended and restated bylaws. Generally our amended and restated certificate of incorporation may be amended by holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. The stockholder vote with respect to our certificate of incorporation or bylaws would be in addition to any separate class vote that might in the future be required under the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.


Limitation of Liability and Indemnification

     Our amended and restated certificate of incorporation provides that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

     Delaware law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our amended and restated certificate of incorporation provides that we shall fully indemnify any person who was or is a party or is threatened to be made a party to any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     Our amended and restated certificate of incorporation permits us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions, regardless of whether the Delaware General Corporation Law would permit indemnification. We have obtained liability insurance for our officers and directors.

     At present, we are not the subject of any pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.


Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

                                     EXPERTS

     The financial statements of Tellium, Inc. as of December 31, 1999 and 2000 and for the years then ended included in this prospectus and the related financial statement schedule, included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Tellium, Inc. for the year ended December 31, 1998 appearing in this prospectus and registration statement and the related financial statement schedule for the year then ended have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and such financial statements have been included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The audited financial statements for Astarte Fiber Networks, Inc. included in this prospectus and elsewhere in the registration statement as of and for the years ended December 31, 1998 and December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. You can read and copy any document filed by us at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing the SEC at this address. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room.

     Our SEC filings are also available on the SEC's website at www.sec.gov. We have filed with the SEC a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act of 1933 with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted information as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each statement made in this prospectus is qualified in all respects by the contents of the exhibits and schedules to the registration statement.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                             Page
                                                                          ----------
TELLIUM, INC
CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 1998, 1999 AND 2000 AND THE SIX-MONTH PERIODS
  ENDED JUNE 30, 2001 (UNAUDITED) AND JUNE 30, 2000 (UNAUDITED)
Independent Auditors' Report Of Deloitte & Touche LLP ......................   F-2

Independent Auditors' Report Of Ernst & Young LLP ..........................   F-3

Consolidated Balance Sheets ................................................   F-4
Consolidated Statements of Operations ......................................   F-6
Consolidated Statements of Changes in Stockholders' Equity (Deficiency) ....   F-7
Consolidated Statements of Cash Flows ......................................   F-8
Notes to Consolidated Financial Statements .................................   F-10

ASTARTE FIBER NETWORKS, INC
FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1999 AND
  1998 AND FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2000
  (UNAUDITED) AND 1999 (UNAUDITED)
Report of Independent Public Accountants ...................................   F-35
Balance Sheets .............................................................   F-36
Statements of Operations ...................................................   F-38
Statements of Stockholders' Deficit ........................................   F-39
Statements of Cash Flows ...................................................   F-40
Notes to Financial Statements ..............................................   F-42

UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA STATEMENTS
Unaudited Pro Forma Condensed Financial Data ...............................   F-58
Unaudited Pro Forma Condensed Statement of Operations for the Year Ended
December 31, 2000 ..........................................................   F-59
Notes to Unaudited Pro Forma Condensed Statement of Operations .............   F-60

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Tellium, Inc.

  We have audited the accompanying consolidated balance sheets of Tellium, Inc. (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/   Deloitte & Touche LLP

Parsippany, New Jersey

February 22, 2001
(Except note 14, dated April 25, 2001)

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Tellium, Inc.

We have audited the accompanying statements of operations, changes in stockholders' equity (deficiency) and cash flows of Tellium, Inc. for the year ended December 31, 1998. Our audit also included the financial statement schedule listed in the Index at Item 16 for the year ended December 31, 1998. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying 1998 financial statements and initial issuance of our report thereon dated August 22, 1999, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Notes 7 and 8, has completed two private placements of its preferred stock resulting in net proceeds of approximately $268 million and has entered into a $10 million line of credit with a bank. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of Tellium, Inc. and its cash flows for the year ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule for the year ended December 31, 1998, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the financial information set forth herein.

                                  /s/ Ernst & Young LLP
                                  ERNST & YOUNG LLP

MetroPark, New Jersey
August 22, 1999,
except for Notes 7 and 8, as to which
the date is September 21, 2000

                                 TELLIUM, INC.

                          CONSOLIDATED BALANCE SHEETS



                                                                           December 31,
                                                             -----------------------------------   June 30,
                                                                       1999           2000           2001
                                                             -------------------------------------------------
                                                                                                   (Unaudited)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ..................................        $45,239,281   $188,175,444   $230,736,373
 Due from stockholder .......................................             10,000             --             --
 Accounts receivable, less allowance for doubtful accounts of
  $60,000, $121,000 and $0 as of December 31,
  1999, 2000 and June 30, 2001, respectively ...............           2,115,755      4,555,843          4,500
 Inventories ................................................          1,901,242     35,375,111     68,589,819
 Prepaid expenses and other current assets ..................            241,732     18,637,605      9,332,925
                                                             -------------------------------------------------


  Total current assets ......................................         49,508,010    246,744,003    308,663,617
PROPERTY AND EQUIPMENT--Net .................................          3,449,143     24,945,298     67,102,433
INTANGIBLE ASSETS--Net ......................................                 --     76,400,000     68,300,000
GOODWILL--Net ...............................................                 --     73,898,628     66,167,547
OTHER ASSETS ................................................            277,327      1,304,519      1,294,121
                                                             -------------------------------------------------
TOTAL ASSETS ................................................        $53,234,480   $423,292,448   $511,527,718
                                                             =================================================


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
 Trade accounts payable .....................................         $2,212,058    $39,223,675    $20,303,661
 Accrued expenses and other current liabilities .............          1,300,722      8,699,149     27,553,500
 Current portion of notes payable ...........................            583,798        632,346        664,385
 Current portion of capital lease obligations ...............            116,603      1,507,460         53,606
 Bank line of credit ........................................                 --      4,000,000      8,000,000
                                                             -------------------------------------------------


  Total current liabilities .................................          4,213,181     54,062,630     56,575,152
LONG-TERM PORTION OF NOTES PAYABLE ..........................          1,223,071        590,725        796,375
LONG-TERM PORTION OF CAPITAL LEASE OBLIGATIONS ..............            116,110      2,109,814         16,311
OTHER LONG-TERM LIABILITIES .................................              7,900         54,181        128,714
                                                             -------------------------------------------------

  Total liabilities .........................................          5,560,262     56,817,350     57,516,552
                                                             -------------------------------------------------


                                 TELLIUM, INC.

COMMITMENTS AND CONTINGENCIES (Note 12)
SERIES A PREFERRED STOCK, $0.001 par value ($24,215,002
 liquidation preference), 10,322,917 shares authorized as of
 December 31, 1999 and 2000, 0 authorized as of June 30, 2001,
 9,183,334 and 10,089,584 issued and outstanding as of December 31, 1999 and 2000; 0 shares issued and outstanding as of June 30, 2001
 (unaudited) ..................................................................    14,325,393       18,471,513             --
SERIES B PREFERRED STOCK, $0.001 par value ($559,999 liquidation preference), 233,333 shares authorized as of
 December 31, 1999 and 2000, 0 authorized as of June 30, 2001,
 233,333 shares issued and outstanding as of December 31,
 1999 and 2000; 0 shares issued and outstanding as of June 30,
 2001 (unaudited) .............................................................       557,800          557,800             --
SERIES C PREFERRED STOCK, $0.001 par value ($23,464,855 liquidation preference),
 2,593,974 shares authorized as of
 December 31, 1999 and 2000, 0 authorized as of June 30, 2001,
 2,545,339 and 2,564,465 issued and outstanding as
 of December 31, 1999 and 2000; 0 issued and outstanding as of
 June 30, 2001 (unaudited) ....................................................    23,180,184       23,355,184             --
SERIES D PREFERRED STOCK, $0.001 par value ($54,999,973 liquidation preference), 6,010,926 shares authorized as of
 December 31, 1999 and 2000, 0 authorized as of June 30, 2001,
 5,464,479 and 6,010,926 issued and
 outstanding as of December 31, 1999 and 2000; 0 issued and outstanding
 as of June 30, 2001 (unaudited) ..............................................    49,664,342       54,664,342             --
SERIES E PREFERRED STOCK, $0.001 par value ($218,232,390
 liquidation preference), 7,500,000 shares authorized as of
 December 31, 1999 and 2000, 0 authorized as of June 30, 2001,
 0 and 7,274,413 issued and outstanding as of December 31,
 1999 and 2000; 0 issued and outstanding as of June 30, 2001 (unaudited) ......            --      212,495,174             --
PREFERRED STOCK, $0.001 par value, 0, 0 and 25,000,000 shares authorized as of December 31, 1999 and 2000 and June 30, 2001, 0 issued and outstanding
 as of December 31, 1999 and 2000 and June 30, 2001............................            --               --             --
STOCKHOLDERS' EQUITY (DEFICIENCY):
 Common stock, $0.001 par value, 900,000,000 shares authorized,
 2,727,675 and 29,400,050 issued and outstanding as of
 December 31, 1999 and 2000;  111,340,751 issued and 109,953,251
 outstanding as of June 30, 2001 (unaudited)...................................         2,728           29,400          111,341
 Additional paid-in capital ...................................................    18,505,227      573,327,781    1,043,100,635
 Notes receivable .............................................................            --      (38,669,929)     (35,679,329)
 Accumulated deficit ..........................................................   (45,785,822)    (156,148,970)    (257,459,647)
 Deferred employee compensation ...............................................   (12,775,634)    (198,602,048)    (178,314,952)
 Deferred warrant cost ........................................................            --     (123,005,149)    (114,782,719)
 Common stock in treasury, at cost, 0, 0 and 1,387,500 shares as of
 December 31, 1999, 2000 and June 30, 2001 (unaudited) .......................             --               --       (2,964,163)
                                                                                 ----------------------------------------------
  Total stockholders' equity (deficiency) .....................................   (40,053,501)      56,931,085      454,011,166
                                                                                 ----------------------------------------------

TOTAL LIABILITIES, PREFERRED STOCK, AND STOCKHOLDERS' EQUITY
 (DEFICIENCY) .................................................................   $53,234,480     $423,292,448     $511,527,718
                                                                                 ==============================================

                See notes to consolidated financial statements.

                                 TELLIUM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                             Six Months Ended
                                                                 Year Ended December 31,                         June 30,
                                                              1998            1999             2000           2000           2001
                                                     ----------------------------------------------------------------------------
                                                                                                               (Unaudited)
REVENUE............................................   $  1,364,480    $  5,226,735    $  15,604,734  $  7,585,160    $ 46,049,556
Non-cash charges related to equity issuances.......             --         584,062        2,773,778       592,630      11,679,340
                                                     ----------------------------------------------------------------------------

REVENUE, net of non-cash charges related to equity
 issuances.........................................      1,364,480       4,642,673       12,830,956     6,992,530      34,370,216
COST OF REVENUE....................................      1,259,941       3,889,965       15,731,008     5,411,345      30,963,806
                                                     ----------------------------------------------------------------------------
Gross profit (loss)................................        104,539         752,708       (2,900,052)    1,581,185       3,406,410
                                                     ----------------------------------------------------------------------------

OPERATING EXPENSES:
Research and development, excluding stock based
 compensation......................................     14,461,383       9,599,664       43,648,093    12,338,903      31,879,775
Sales and marketing, excluding stock based
 compensation......................................      1,857,557       3,843,099       14,037,355     4,144,480      16,137,214
General and administrative, excluding stock based
 compensation......................................      3,644,569       4,385,484       15,877,864     5,502,452      12,258,880
Amortization of intangible assets and goodwill.....             --              --        8,037,146            --      15,833,580
Stock-based compensation expense...................        923,750       2,772,172       32,864,097     6,691,598      33,538,968
                                                     ----------------------------------------------------------------------------
Total operating expenses...........................     20,887,259      20,600,419      114,464,555    28,677,433     109,648,417
                                                     ----------------------------------------------------------------------------
OPERATING LOSS.....................................    (20,782,720)    (19,847,711)    (117,364,607)  (27,096,248)   (106,242,007)
                                                     ----------------------------------------------------------------------------

OTHER INCOME (EXPENSE):
Other income (expense).............................          6,819              --            4,475            --          98,496
Interest income....................................        289,340         359,685        7,451,487     1,806,173       5,202,900
Interest expense...................................        (23,913)       (522,323)        (454,503)     (179,374)       (370,066)
                                                     ----------------------------------------------------------------------------
Total other income (expense).......................        272,246        (162,638)       7,001,459     1,626,799       4,931,330
                                                     ----------------------------------------------------------------------------
NET LOSS...........................................   $(20,510,474)   $(20,010,349)   $(110,363,148) $(25,469,449)  $(101,310,677)
                                                     ============================================================================
BASIC AND DILUTED LOSS PER SHARE...................        $(13.56)         $(8.78)         $(13.96)       $(5.12)         $(2.68)
                                                     ============================================================================
BASIC AND DILUTED WEIGHTED AVERAGE
 SHARES OUTSTANDING................................      1,512,468       2,279,183        7,905,710     4,976,988      37,765,392
                                                     ============================================================================

UNAUDITED PRO FORMA BASIC AND
 DILUTED LOSS PER SHARE............................                                          $(1.37)
                                                                                  =================


UNAUDITED PRO FORMA BASIC AND
 DILUTED WEIGHTED AVERAGE SHARES
 OUTSTANDING.......................................                                      80,286,497
                                                                                  =================

STOCK-BASED COMPENSATION EXPENSE
Cost of revenue....................................   $     26,250    $     85,313    $   1,210,802  $    399,152    $  2,953,093
Research and development...........................        304,094         641,675       10,097,088     1,563,281      20,067,455
Sales and marketing................................        183,282         288,860        8,619,910       678,551       8,069,082
General and administrative.........................        436,374       1,841,637       14,147,099     4,449,766       5,402,431
                                                     ----------------------------------------------------------------------------
                                                      $    950,000    $  2,857,485    $  34,074,899  $  7,090,750    $ 36,492,061
                                                     ============================================================================



                See notes to consolidated financial statements.

                                 TELLIUM, INC.

    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)


                                                                                Additional
                                                                                  Paid-in      Accumulated       Deferred
                                         Common Stock      Treasury Stock         Capital        Deficit       Compensation
                               ----------------------------------------------------------------------------------------------

                                    Shares     Amount   Shares      Amount
                                --------------------------------------------

JANUARY 1, 1998................    1,554,000   $ 1,554       --           --   $     (1,036)  $  (5,264,999)  $          --
Issuance of common stock at
 partnership value.............    1,050,000     1,050       --           --         82,950              --              --
Deferred employee
 compensation..................           --        --       --           --      2,130,000              --      (2,130,000)
Amortization of deferred
 employee compensation.........           --        --       --           --             --              --         950,000
Net loss.......................           --        --       --           --             --     (20,510,474)             --
                                ---------------------------------------------------------------------------------------------

DECEMBER 31, 1998..............    2,604,000     2,604       --           --      2,211,914     (25,775,473)     (1,180,000)
Exercise of stock options......      123,675       124       --           --         11,930              --              --
Warrant cost related to third
 parties.......................           --        --       --           --      1,678,068              --              --
Issuance of warrants...........           --        --       --           --        150,196              --              --
Issuance of options to.........           --        --       --           --         61,700              --              --
 employees
Deferred employee compensation.           --        --       --           --     14,391,419              --     (14,391,419)

Amortization of deferred
 employee compensation.........           --        --       --           --             --              --       2,795,785
Net loss.......................           --        --       --           --             --     (20,010,349)             --
                                ---------------------------------------------------------------------------------------------


DECEMBER 31, 1999..............    2,727,675     2,728       --           --     18,505,227     (45,785,822)    (12,775,634)
Exercise of stock options......   21,089,100    21,089       --           --        854,844              --              --
Forfeiture of unvested stock
 options.......................           --        --       --           --     (2,408,731)             --       2,408,731
Issuance of common stock.......    5,583,275     5,583       --           --    167,494,407              --              --
Issuance of restricted stock...           --        --       --           --     38,669,929              --              --
Deferred warrant cost..........           --        --       --           --    125,186,298              --              --
Warrant and option cost related
 to third parties..............           --        --       --           --      3,847,540              --              --
Deferred employee compensation.           --        --       --           --    221,178,267              --    (221,178,267)

Amortization of deferred
 employee compensation.........           --        --       --           --             --              --      32,943,122
Net loss.......................           --        --       --           --             --    (110,363,148)             --
                                ---------------------------------------------------------------------------------------------


DECEMBER 31, 2000..............   29,400,050    29,400       --           --    573,327,781    (156,148,970)   (198,602,048)
SIX MONTHS UNAUDITED:
Issuance of common stock.......   10,350,000    10,350       --           --    139,821,525              --              --
Conversion of Series A, B, C,
 D, E preferred stock into
 common stock..................   71,208,879    71,209        --           --    309,472,190              --             --
Exercise of stock options......      381,822       382        --           --        799,767              --             --
Forfeiture of invested stock
 options.......................           --        --        --           --    (14,795,538)             --     14,628,134
Warrant and option cost related
 to third parties..............           --        --        --           --      4,643,597              --             --
Deferred compensation..........           --        --        --           --     26,374,403              --    (26,374,405)
Amortization of deferred
 compensation..................           --        --        --           --             --              --     32,033,365
Deferred warrant cost..........           --        --        --           --      3,456,910              --             --
Repurchase of restricted stock.           --        -- 1,387,500   (2,964,163)            --              --             --
Net loss.......................           --        --        --           --             --     (101,310,677)           --
                                ---------------------------------------------------------------------------------------------
JUNE 30, 2001 (unaudited)......  111,386,751  $111,341 1,387,500  $(2,964,163) $1,043,100,635   $(257,459,647) $(178,314,952)
                                =============================================================================================


                                    Deferred                     Stockholders'
                                    Warrant          Notes        (Deficiency)
                                      Cost         Receivable        Equity
                               ----------------------------------------------
JANUARY 1, 1998................  $          --    $         --   $  (5,264,481)
Issuance of common stock at
 partnership value.............             --              --          84,000
Deferred employee
 compensation..................             --              --              --
Amortization of deferred
 employee compensation.........             --              --         950,000
Net loss.......................             --              --     (20,510,474)
                               -----------------------------------------------

DECEMBER 31, 1998..............             --              --     (24,740,955)
Exercise of stock options......             --              --          12,054
Warrant cost related to third
 parties.......................             --              --       1,678,068
Issuance of warrants...........             --              --         150,196
Issuance of options to.........             --              --          61,700
 employees
Deferred employee compensation.             --              --              --

Amortization of deferred
 employee compensation.........             --              --       2,795,785
Net loss.......................             --              --     (20,010,349)
                               -----------------------------------------------


DECEMBER 31, 1999..............             --              --     (40,053,501)
Exercise of stock options......             --              --         875,933
Forfeiture of unvested stock
 options.......................             --              --              --
Issuance of common stock.......             --              --     167,499,990
Issuance of restricted stock...             --     (38,669,929)             --
Deferred warrant cost..........   (125,186,298)             --              --
Warrant and option cost related
 to third parties..............      2,181,149              --       6,028,689
Deferred employee compensation.             --              --              --

Amortization of deferred
 employee compensation.........             --              --      32,943,122
Net loss.......................             --              --    (110,363,148)
                               -----------------------------------------------

DECEMBER 31, 2000..............  (123,005,149)    (38,669,929)     56,931,085
SIX MONTHS UNAUDITED:
Issuance of common stock.......            --              --     139,831,875
Conversion of Series A, B, C,
 D, E preferred stock into
 common stock..................            --              --     309,543,399
Exercise of stock options......            --              --         800,149
Forfeiture of invested stock
 options.......................            --              --        (167,404)
Warrant and option cost related
 to third parties..............    11,679,340              --      16,322,937
Deferred compensation..........            --              --              --
Amortization of deferred
 compensation..................            --              --      32,033,365
Deferred warrant cost..........    (3,456,910)             --              --
Repurchase of restricted stock.            --       2,990,600          26,437
Net loss.......................            --              --    (101,310,677)
                                ----------------------------------------------
JUNE 30, 2001 (unaudited)...... $(114,782,719)   $(35,679,329)  $ 454,011,166
                                 =============================================



                See notes to consolidated financial statements.

                                  TELLIUM, INC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                        Six Months Ended
                                                              Year Ended December 31,                        June 30,
                                                      -------------------------------------------------------------------------
                                                          1998         1999           2000             2000            2001
                                                      -------------------------------------------------------------------------
                                                                                                            (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................   (20,510,474)  $(20,010,349)  $(110,363,148)  $(25,469,449)  $(101,310,677)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization..................       458,102      1,096,956      10,963,348        813,357      21,486,379
    Provision for doubtful accounts................           --          60,000          61,000            --              --
    Amortization of deferred compensation expense..       950,000      2,795,785      32,943,122      6,830,281      31,865,961
    Amortization of deferred warrant cost..........           --             --        2,181,149            --       11,679,340
    Warrant and option cost related to third
     parties ......................................           --       1,739,768       1,724,406        859,323       4,616,495
    Interest incurred for bridge financing.........           --         498,404             --             --              --
    Changes in assets and liabilities:
      (Increase) decrease in due from stockholder..      (189,446)       264,400          10,000         10,000          26,437
      (Increase) decrease in accounts receivable...           --      (2,175,755)     (2,309,008)    (4,957,820)      4,551,343
      Increase in inventories......................           --      (1,645,185)    (33,148,886)    (4,302,023)    (33,214,708)
      Decrease (increase) in prepaid expenses
        and other current assets...................        16,106       (400,930)    (18,395,873)    (2,609,053)      5,517,603
      (Increase) decrease in other assets..........       (21,109)      (129,607)       (667,305)       (55,213)         10,398
      Increase (decrease) in accounts payable......     3,027,890     (1,074,375)     33,562,861      3,746,728     (18,920,014)
      Increase (decrease) in accrued expenses
        and other current liabilities..............     2,430,463     (1,535,175)      3,445,661      1,219,978      23,440,963
      Increase (decrease) in other long-term
        liabilities................................            --          7,900          46,281         (2,273)         74,533
                                                      ---------------------------------------------------------------------------
        Net cash used in operating activities......   (13,838,468)   (20,508,163)    (79,946,392)   (23,916,164)    (50,175,947)
                                                      ---------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Astarte, net of cash acquired.....           --             --        5,906,286             --              --
  Purchase of property and equipment...............    (2,200,343)    (1,708,432)    (18,141,340)    (2,420,738)    (47,245,331)
                                                      ---------------------------------------------------------------------------
        Net cash used in investing activities......    (2,200,343)    (1,708,432)    (12,235,054)    (2,420,738)    (47,245,331)
                                                      ---------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on debt and line of credit
     borrowings....................................       (43,997)    (5,000,000)       (883,798)      (284,920)       (302,311)
  Principal payments on capital lease obligations..           --         (50,631)       (690,806)      (180,876)     (3,547,357)
  Proceeds from long-term debt and line of
    credit borrowings..............................     5,000,000      1,806,871       4,000,000      2,000,000       4,000,000
  Proceeds under bridge financing agreements.......     9,392,030     11,607,970             --
  Issuance of Series A Preferred Stock.............     1,000,000            --        4,146,120      4,146,118             --
  Issuance of Series C Preferred Stock, net........           --       6,890,343         175,000        175,002             --
  Issuance of Series D Preferred Stock, net........           --      44,455,794       5,000,000      5,000,000             --
  Issuance of Series E Preferred Stock, net........           --             --      212,495,174            --              --
  Issuance of common stock.........................           350         12,054      10,875,919        470,675     139,831,875
                                                      ---------------------------------------------------------------------------
        Net cash provided by financing
         activities................................    15,348,383     59,722,401     235,117,609  $  11,325,999     139,982,207
                                                      ---------------------------------------------------------------------------

NET (DECREASE) INCREASE IN CASH AND CASH
EQUIVALENTS........................................      (690,428)    37,505,806     142,936,163   (15,010,903)     42,560,929
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.....     8,429,903      7,733,475      45,239,281    45,239,281     188,175,444
                                                      ---------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD...........   $ 7,733,475    $45,239,281   $ 188,175,444  $ 30,228,378   $ 230,736,373
                                                      ===========================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION---
  Cash paid for interest...........................   $    23,913    $    26,296   $     476,770  $    105,940   $     370,066
                                                      ===========================================================================

NONCASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of Series C and D Preferred Stock in
    exchange for senior convertible notes..........           --     $21,498,389              --            --              --

  Acquisition of property and equipment under a
   capital lease ....................................         --      $  164,159     $ 4,065,014     $  334,826              --



                See notes to consolidated financial statements.

                              TELLIUM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1999, AND 2000 AND FOR THE SIX MONTHS ENDED JUNE 30, 2001 (UNAUDITED)
                              AND 2001 (UNAUDITED)

1.   DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     Tellium, Inc. (the "Company" or "Tellium"), a Delaware corporation, was incorporated on April 21, 1997 and began business operations on May 8, 1997 (inception date). Tellium designs, develops and markets high-speed, high-capacity, intelligent optical switching solutions that enable network service providers to quickly and cost-effectively deliver new high-speed services.

     Tellium has invested a significant amount of its effort and cash in research and development activities. At December 31, 2000, the Company had cumulative losses of approximately $156.1 million. For the years ended December 31, 1999 and 2000, the Company incurred negative cash flows from operations of approximately $21.0 million and $80.0 million, respectively. Operating losses are expected to continue in 2001.

     The Company is subject to risks common to technology-based companies including, but not limited to, the development of new technology, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to meet its product plans. The Company's ultimate success is dependent upon its ability to successfully develop and market its products and to raise additional capital. To date, the Company has been funded principally by private equity financing. Management believes that it has several alternatives available to obtain required capital, including private placement financing, debt financing, and/or an initial public offering ("IPO").


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Unaudited Interim Financial Information--The financial statements as of June 30, 2001 and for the six months ended June 30, 2000 and 2001 are unaudited but, in the opinion of management, include all normal recurring adjustments necessary for a fair presentation of financial position, results of operations, and cash flows. The results of operations for the six months ended June 30, 2001 are not necessarily indicative of results to be expected for the full calendar year 2001 or any other future period.


     Based on operating losses incurred through June 30, 2001 and projected for the year ended December 31, 2001, the Company did not record an income tax provision for the six-month period ended June 30, 2001. Total net deferred tax assets are offset by a valuation allowance.

                                 TELLIUM, INC.

     Use of Estimates--The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash and Cash Equivalents--The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Inventories--Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out (FIFO) method.

     Property and Equipment--Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repair costs are charged to expense as incurred and renewals and improvements that extend the useful life of the assets are capitalized. Upon sale or retirement, the cost and related accumulated depreciation and amortization are eliminated from the respective accounts and a resulting gain or loss is reported in operations. Leasehold improvements are amortized over the shorter of the estimated useful life of the property or the term of the lease.

     The estimated useful lives for financial reporting purposes are as follows:

     Equipment ............     3-5 years
     Furniture and fixtures     3-5 years
     Acquired software ....       3 years
     Leasehold improvements     3-7 years

                                 TELLIUM, INC.

     Revenue Recognition--The Company recognizes revenue from equipment sales when the product has been shipped. For transactions where the Company has yet to obtain customer acceptance, revenue is deferred until terms of acceptance are satisfied. Sales contracts do not permit the right of return of product by the customer.

     Software license revenue for software embedded within the Company's optical switches or its stand alone software products is recognized when a purchase order has been received or a sales contract has been executed, delivery of the product and acceptance by the customer have occurred, the license fees are fixed and determinable, and collection is probable. The portion of revenue that relates to the Company's obligations to provide customer support, if any, is deferred, based upon the price charged for customer support when it is sold separately, and recognized ratably over the maintenance period. Amounts received in excess of revenue recognized are included as deferred revenue in the accompanying balance sheet. Revenue from technical support and maintenance contracts is deferred and recognized ratably over the maintenance period.

     Revenue and estimated profits on long-term contracts are recognized under the percentage of completion method of accounting. Profit estimates are revised periodically based on changes in facts. Any losses on contracts are recognized immediately. The Company does not have any long-term contracts in process at December 31, 2000 and June 30, 2001.


     The Company has granted warrants to two customer in connection with supply contracts. The fair value of the warrants earned under the agreement are recorded as an offset to revenue in the accompanying consolidated statements of operations.

     Product Warranty--The Company provides for estimated costs to fulfill customer warranty obligations upon the recognition of related equipment revenue. Actual warranty costs incurred are charged against the accrual when paid.

     Income Taxes--The Company recognizes deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. A valuation allowance is recorded if it is "more likely than not" that a portion or all of a deferred tax asset will not be realized.

     Intangible Assets--Intangible assets are comprised of a license for intellectual property and purchased core technology which are being amortized over their estimated useful lives of five years.

     Goodwill--Goodwill represents the excess of cost over the fair value of net assets acquired. Goodwill is being amortized over an estimated useful life of five years.

                                 TELLIUM, INC.

     Fair Value of Financial Instruments--In the opinion of management, the estimated fair value of the Company's financial instruments, which include cash equivalents, accounts receivable, and accounts payable, approximates their carrying value.

     Research and Development Costs--Research and development costs are charged to expense as incurred.

     Concentration of Credit Risk--Financial instruments which potentially subject the Company to credit risk consist principally of accounts receivable. For 1998, one customer accounted for all revenues. For 1999, two customers accounted for 63% and 27% of revenues, respectively. For 2000, one customer accounted for approximately 78% of revenues. For the six months ended June 30, 2001, two customers accounted for approximately 53% and 47% of revenues, respectively. Accounts receivable from two customers represented 63% and 33%, respectively, of the outstanding balance at December 31, 2000. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company maintains reserves for potential credit losses based upon the credit risk of specified customers.

     Equity-Based Compensation--The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. Under APB Opinion No. 25, compensation expense is based on the difference, if any, generally on the date of grant, between the fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to nonemployee vendors in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the date on which the counterparty's performance is complete.

                                 TELLIUM, INC.

     Customer Warrant Grants--The Company has granted warrants to customers in conjunction with the execution of customer supply agreements. Warrants granted to customers are accounted for in accordance with SFAS No. 123 and EITF Issue No. 96-18. In circumstances in which there is no contractual purchase commitment by the customer, no past relationship between the companies, and no consideration received for the warrants, the fair value of the warrant is recorded as selling and marketing expense on the measurement date. If any of the conditions described above are not met, the fair value of the warrants are capitalized on the measurement date within stockholders' equity as deferred warrant costs. Deferred warrant costs are amortized as a pro-rata reduction of revenue as the customer fulfills its obligations under supply agreements. The Company evaluates the amortization method for deferred warrant costs based on facts and circumstances. If it appears that a customer may not be able to fulfill the amounts it agreed to purchase, the Company will review the deferred warrant cost for impairment and record adjustments as necessary. Under no circumstances would the amortization period exceed the term of the supply agreement. At December 31, 2000 and June 30, 2001, management believes that customers with warrant grants will fulfill their obligations under supply agreements.


     Software Development Costs--SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires the capitalization of certain software development costs incurred subsequent to the date technological feasibility is established and prior to the date the product is generally available for sale. The capitalized cost is then amortized over the estimated product life. The Company defines technological feasibility as being attained at the time a working model is completed. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

                                 TELLIUM, INC.

     Net Loss Per Share--Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Weighted average common shares outstanding for purposes of computing basic net loss per share excludes the unvested portion of founders stock and restricted stock (see note 7). Outstanding shares of founders and restricted stock excluded from the basic weighted average shares calculation because they were not yet vested were 905,400, 231,600, 13,367,235 and 8,250,710 for the years ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2001, respectively. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period, if dilutive. Potentially dilutive common shares are composed of the incremental common shares issuable upon the conversion of preferred stock and the exercise of stock options and warrants, using the treasury stock method. As the effect of potentially dilutive common shares is anti-dilutive, basic and diluted net loss per share are the same. For the years ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2001, potentially dilutive shares of 27,624,988, 67,535,681, 83,332,293 and 6,677,539, respectively, were excluded from the diluted weighted average shares outstanding calculation.


     Unaudited pro forma basic and diluted loss per common share are computed as described above, and also gives effect to the conversion of Series A, Series B, Series C, Series D and Series E Preferred Stock as if they were converted to common stock on January 1, 2000. Unaudited pro forma basic and diluted loss per share also assumes that all unvested founders' stock was vested as of January 1, 2000.

     Segments--The Company has adopted SFAS No.131, Disclosure about Segments of an Enterprise and Related Information, which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas, and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has determined that it conducts its operations in one business segment, the telecommunications network segment. All of the Company's revenues to date are derived from customers based in the United States.

                                 TELLIUM, INC.

     Recent Financial Accounting Pronouncements--In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133 and SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133. This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of these instruments at fair value. The statement, as amended, is effective for fiscal years beginning after June 15, 2000. The Company adopted this standard, as amended, on January 1, 2001. The adoption of this statement did not have any impact on the financial position, results of operations or cash flows of the Company, as no transition adjustment was required.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, ("SAB 101") "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company has reviewed these criteria and believes its policies for revenue recognition to be in accordance with SAB 101.


     On June 29, 2001, Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" was approved by the Financial Accounting Standards Board ("FASB"). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets, arising from these business combinations, will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary.

     On June 29, 2001, SFAS No. 142, "Goodwill and Other Intangible Assets" was approved by the FASB. SFAS No. 142 changes the accounting for goodwill and indefinite lived intangible assets from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations and indefinite lived intangible assets, will cease upon adoption of this statement. Identifiable intangible assets will continue to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The Company is required to implement SFAS No. 142 on January 1, 2002. If SFAS No. 142 had been in effect for the six-month period ended June 30, 2001, amortization expense related to goodwill and net loss would have been reduced by approximately $7.7 million; however, impairment reviews may result in future periodic write downs.



     Long-Lived Assets--Whenever events indicate that the carrying values of long-lived assets, including fixed assets, goodwill and intangible assets, may not be recoverable, the Company evaluates the carrying value of such assets using future undiscounted cash flows. If the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset, the Company will recognize an impairment loss equal to the difference between the fair value and the carrying value of such asset. Management believes that as of December 31, 2000 and June 30, 2001 the carrying values of long-lived assets are appropriate.



     Reclassifications--Certain prior year amounts have been reclassified to conform to the current period presentation.

                                 TELLIUM, INC.

3.   INVENTORIES

     Inventories consist of the following:


                                  December 31,           June 30,
                           ---------------------------------------
                               1999          2000          2001
                           ---------------------------------------

     Raw materials ......  $   567,850   $14,652,573   $35,507,583
     Work-in-process ....      289,199    10,508,549    14,904,737
     Finished goods .....    1,044,193    10,213,989    18,177,499
                           ---------------------------------------
                           $ 1,901,242   $35,375,111   $68,589,819
                           =======================================


4.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                           December 31,           June 30,
                                                        1999          2000          2001
                                                    ---------------------------------------
     Equipment .................................... $ 3,440,860   $15,283,124    39,412,064
     Furniture and fixtures .......................     324,020     2,496,080     4,561,592
     Acquired software ............................   1,112,883     4,912,567     6,088,299
     Leasehold improvements .......................     183,936     4,132,450    13,597,913
     Construction in progress .....................          --     2,629,796    13,606,581
                                                    ---------------------------------------

                                                      5,061,699    29,454,017    77,266,449
     Less accumulated depreciation and amortization   1,612,556     4,508,719    10,164,016
                                                    ---------------------------------------
     Property, plant and equipment--Net ........... $ 3,449,143   $24,945,298   $67,102,433
                                                    =======================================


     Equipment includes approximately $283,065, $4,180,188 and $164,159 of assets acquired through capital leases as of December 31, 1999, 2000 and June 30, 2001, respectively. Accumulated amortization related to these assets was $56,255, $792,080 and $27,360 at December 31, 1999, 2000 and June 30, 2001,
respectively.


     Depreciation and amortization expenses for 1998, 1999, 2000 and the six months ended June 30, 2001 related to property and equipment totaled $458,102, $1,090,922, $2,926,202 and $5,655,297, respectively.

                                 TELLIUM, INC.

5.   INTANGIBLE ASSETS

     Intangible assets consist of the following:


                                               December 31,          June 30,
                                        ---------------------------------------
                                            1999        2000           2001
                                        ---------------------------------------

     Licenses ........................   $      --   $45,000,000   $45,000,000
     Core Technology .................          --    36,000,000    36,000,000
                                        ---------------------------------------
                                                --    81,000,000    81,000,000
     Less accumulated amortization....          --     4,600,000    12,700,000
                                        ---------------------------------------
                                         $      --   $76,400,000   $68,300,000
                                        =======================================



6.   ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities consist of the following:

                                                       December 31,           June 30,
                                                ---------------------------------------
                                                    1999          2000          2001
                                                ---------------------------------------

     Accrued professional fees ...............  $   527,237   $   926,625  $  1,059,957
     Accrued compensation and related expenses      432,657     2,068,786     8,225,523
     Accrued taxes ...........................           --     3,500,000       567,948
     Deferred revenue ........................       73,500       970,852    12,004,361
     Warranty reserve ........................      100,000       700,604     3,008,651
     Other ...................................      167,328       532,282     2,687,060
                                                ---------------------------------------
                                                $ 1,300,722   $ 8,699,149   $27,553,500
                                                =======================================

                                 TELLIUM, INC.

7.   STOCKHOLDERS' EQUITY

     Stock Splits--On June 22, 2000, the Company's board of directors approved a 3 for 1 common stock split for shareholders of record as of that date. The split became effective August 11, 2000. On October 18, 2000, the Company's board of directors approved a 2 for 1 stock split for shareholders of record as of that date. The stock split became effective November 6, 2000. On April 25, 2001, the Company's board of directors approved a 1 for 2 reverse common stock split for shareholders of record as of that date. The split became effective on April 25, 2001. All share and per share information included in these consolidated financial statements have been restated to include the effects of the stock splits for all periods presented.


     Founders' Stock--In May 1997, the founders of the Company purchased 2,604,000 shares of common stock under Management Investor Subscription Agreements. Under each agreement, these shares are subject to a vesting schedule principally over a four-year period. In the event of termination of employment, the Company has the right to repurchase any unvested shares at par value. If the termination was for cause (as defined), the Company holds the right to repurchase for one year from the termination date. If the termination was without cause, because of employee resignation or death/disability, the Company holds the right to repurchase for 120 days. After the time period has lapsed, all unvested shares become immediately vested. The Company's right to repurchase unvested shares of founders' stock upon termination of employment terminates upon completion of a qualified offering (as defined).

     Restricted Stock--During the year ended December 31, 2000, certain employees exercised stock options for 19,090,599 shares of common stock. The consideration given by the employees were full recourse notes with a 7.5% interest rate. Upon exercise, the employees received 19,090,599 shares of restricted common stock. The restricted stock generally vests 25% on the first anniversary of the issuance date and then pro-rata on a monthly basis during the next three years. The Company has the right to repurchase any unvested shares at the price per share paid by the employee, plus accrued interest, during the one-year period following the termination of employment, for any reason, with or without cause. The repurchase right lapses after one year, and all unvested shares become immediately vested.

     Preferred Stock--The Company is authorized to issue 10,322,917 shares of $.001 par value Series A Preferred Stock, 233,333 shares of $.001 par value Series B Preferred Stock, 2,593,974 shares of $.001 par value Series C Preferred Stock, 6,010,926 shares of $.001 par value Series D Preferred Stock and 7,500,000 shares of $0.001 par value Series E Preferred Stock.

     On May 8, 1997, the initial investors in the Company entered into a stock purchase and contribution agreement (the "Agreement"). In accordance with the Agreement, cash investors were issued 4,850,000 shares of Series A Preferred Stock at $2.40 per share and 233,333 shares of Series B Preferred Stock at $2.40 per share.

                                 TELLIUM, INC.

Non-cash investors were issued 3,916,667 shares of Series A Preferred Stock and contributed intellectual property and equipment which were valued at the contributor's historical cost of $1,700,393.

     On May 20, 1998, a cash investor was issued 416,667 shares of Series A Preferred Stock at $2.40 per share for a total investment of $1 million.

     On February 11, 1999, the Company issued 765,027 shares of Series C Preferred Stock at $9.15 per share. Simultaneously, a Senior Convertible Note plus accrued interest of $16,289,847 was converted into 1,780,312 shares of Series C Preferred Stock at $9.15 per share (see Note 8). The total number of shares issued was 2,545,339 and the total dollar value of the transactions, net of issuance costs of $109,660, was $23,180,184.

     On December 2, 1999, the Company issued 4,895,239 shares of Series D Preferred Stock at $9.15 per share. Simultaneously, a Senior Promissory Note plus accrued interest of $5,208,542 was converted into 569,240 shares of Series D Preferred Stock at $9.15 per share. The total number of shares issued was 5,464,479 and the total dollar value of the transaction, net of issuance costs of $335,638, was $49,664,342. In January 2000, the Company issued an additional 546,447 shares of Series D Preferred Stock at $9.15 per share. The proceeds to the Company were $5,000,000.

     Significant terms of Series A, Series B, Series C and Series D Preferred Stock are as follows:

     . Each share of Series A, Series C, and Series D Preferred Stock is convertible into common stock at the option of the holder, at any time, at a conversion price of $2.40 per share for Series A and $9.15 per share for Series C and Series D. The conversion price is subject to adjustments for events of dilution as specified in the certificate of incorporation. Each share of Series B Preferred Stock is convertible at the option of the holder, at any time, into one share of Series A Preferred Stock.

                                 TELLIUM, INC.

     All shares of Series A, Series C, and Series D Preferred Stock automatically convert, without any action by the holder, into common stock based on the then applicable Series A, Series C, and Series D conversion price in the event of either a qualified IPO (as defined) or upon the conversion of specified percentages of the related Preferred Stock. Based on certain rights held by the holders of Series C Preferred Stock, upon effectiveness of a qualified IPO and conversion of our preferred stock, holders of Series C Preferred Stock will receive approximately an additional 51,000 shares of common stock. All shares of Series B Preferred Stock automatically convert, without any action by the holder, into common stock based on the then applicable conversion price for the Series A Preferred Stock in the event of the automatic conversion of Series A, Series C, and Series D Preferred Stock.

 .    The holders of Series A, Series C, and Series D Preferred Stock have voting rights equal to the equivalent number of shares of common stock while
     Series B Preferred Stock has no voting rights.

 .    Dividends may be declared at the discretion of the Board of Directors and are noncumulative. Dividends for Preferred Stock have to be paid and declared equivalent to the per-share dividend on common stock.

 .    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A, Series B, Series C, and Series D Preferred Stock are entitled to receive out of the assets of the Company, whether such assets derive from capital or surplus, an amount equal to $2.40 per share in the case of Series A and Series B Preferred Stock and $9.15 per share in the case of Series C and Series D Preferred Stock (subject to adjustment for any stock splits, reverse splits or similar capitalization affecting such shares), plus any declared but unpaid dividends on such shares. Payment of the liquidation preference to holders of Series A, Series B, Series C, and Series D Preferred Stock will be made pro rata among the Series A, Series B, Series C, and Series D Preferred Stock based on the respective liquidation preference of each such class until each such class receives its full liquidation, before any payment is made or any assets distributed to the holders of common stock or any other shares ranking on liquidation junior to the Series A, Series B, Series C, and Series D Preferred Stock.

                                 TELLIUM, INC.

     After payment of the liquidation preference to holders of Series A, Series B, Series C, and Series D Preferred Stock, the holders of Series A, Series B, Series C, and Series D Preferred Stock are entitled to share in the distribution of any remaining assets of the Company on the same basis as if the holders of Series A, Series B, Series C, and Series D Preferred Stock had converted their shares into common stock.

     On September 20, 2000, the Company issued 7,274,413 shares of Series E Preferred Stock at $30 per share. Proceeds raised were $212,495,174, net of issuance costs of $5,737,216. The Series E Preferred Stock automatically converts into common stock upon an IPO, based on the IPO price. If an IPO does not occur by September 30, 2002, the Series E Preferred Stock converts into common stock at $10 per share. Should the Series E Preferred Stock be automatically converted to common stock on September 30, 2002, the Company will record a deemed dividend to the holders of Series E Preferred Stock, reflecting the embedded beneficial conversion feature. In the event of any liquidation, dissolution, or winding up of the Company, holders of Series E Preferred Stock will be entitled to receive a liquidation preference of $30 per share. If a liquidation event occurs prior to September 30, 2002, the consideration to be received by Series E Preferred Stock holders is capped. The Series E Preferred Stock has voting, dividend, and anti-dilution rights similar to the Series A, Series C, and Series D Preferred Stock.

     As the terms of the Series A, Series B, Series C, Series D, and Series E Preferred Stock include deemed liquidation events where cash redemption of the securities could be triggered by a merger, consolidation, or sale of substantially all of the Company's assets, all classes of preferred stock have been classified outside of stockholders' equity.

     As of May 22, 2001, the Company is authorized to issue 25,000,000 shares of $.001 par value preferred stock.

     Other Common Stock Issuances--In conjunction with the execution of a customer supply agreement in September 2000, the Company sold 333,333 shares of common stock to officers and affiliates of a customer at $15 per share. The Company issued 1.5 million shares of common stock on September 1, 2000 to acquire a license from AT&T. On October 10, 2000, the Company issued 3,749,942 shares of common stock to acquire all of the outstanding stock of Astarte Fiber Networks, Inc. ("Astarte"). See Note 13.



     On May 17, 2001, Tellium completed an initial public offering ("IPO") of 10,350,000 shares of common stock at a price of $15.00 per share less underwriters' discounts and commissions. Net proceeds from the public offering were approximately $139.8 million, after deducting underwriting discounts, commissions and offering expenses. Outstanding shares of Series A, Series B, Series C, Series D, and Series E Preferred stock automatically converted, without any action by the holder, into 71,208,879 shares of common stock upon effectiveness of our IPO. Upon the effectiveness of our IPO, the Company was no longer authorized to issue shares of $.001 par value Series A, B, C, D or E Preferred Stock.

                                 TELLIUM, INC.

     1997 Employee Stock Option Plan--On May 8, 1997, the Company adopted the 1997 Employee Stock Option Plan, currently known as the Amended and Restated 1997 Employee Stock Incentive Plan (the "1997 Plan"). The 1997 Plan authorized the granting of both incentive and nonqualified stock options for an aggregate of 3,000,000 shares of common stock, subject to authorization by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Options generally vest over a four-year period from the grant date. The Compensation Committee has amended the number of shares authorized under the 1997 Plan various times. At December 31, 2000, the Option Plan allowed a total of 45,625,000 options to be granted under the 1997 Plan. As of June 30, 2001, 23,384,952 stock options were outstanding under the 1997 Plan, and no shares were available for future grant under the 1997 Plan.


     2001 Incentive Stock Plan--In February 2001, the Company adopted the 2001 Stock Incentive Plan, which became effective on March 12, 2001 (the "2001 Plan," together with the 1997 Plan, the "Option Plans"). The 2001 Plan authorized the granting of both incentive and nonqualified stock options and other awards for an aggregate of no more than 7,000,000 shares of common stock, subject to authorization by the Compensation Committee. Options and other awards generally vest over a four-year period from the grant date. As of June 30, 2001, 2,609,743 stock options were outstanding under the 2001 Plan, and 4,737,704 shares were available for future grant under the 2001 Plan.

                                 TELLIUM, INC.

  Stock option activity regarding the Option Plans is summarized as follows:


                                                                               Weighted
                                                                                Average
                                                                               Exercise
                                                              Shares             Price
                                                       --------------------------------
  Outstanding as of January 1, 1998  .                             30,000      $ 0.08
                                                       ------------------

     Options granted  .                                         2,748,000        0.14
     Options exercised  .                                              --          --
     Options cancelled  .                                        (367,575)       0.08
                                                       ------------------
  Outstanding as of December 31, 1998  .                        2,410,425        0.14
                                                       ------------------

     Options granted  .                                        12,071,508        1.56
     Options exercised  .                                        (123,675)       0.10
     Options cancelled  .                                      (1,072,974)       0.16
                                                       ------------------
  Outstanding as of December 31, 1999  .                       13,285,284        1.44
                                                       ------------------

     Options granted  .                                        26,498,526        2.80
     Options exercised  .                                     (14,389,100)       1.74
     Options cancelled  .                                      (2,021,658)       1.86
                                                       ------------------
  Outstanding as of December 31, 2000.                         23,373,052        2.76
                                                       ------------------

     Options granted  .                                         4,426,120       11.62
     Options exercised  .                                        (379,826)       2.06
     Options cancelled  .                                      (1,424,651)       4.82
                                                       ------------------
  Outstanding as of June 30, 2001  .                           25,994,695        4.17
                                                       ------------------


  Exercisable as of December 31, 2000  .                        1,843,019
  Available for future grants as of December 31, 2000           7,739,173


     The Company has granted 530,223 options (included in the table above) to employees during the year ended December 31, 2000 that vest only upon the attainment of certain performance criteria. As such, a measurement date for these stock options had not been met under APB Opinion No. 25. The options expired during the first six months ended June 30, 2001, as the performance milestones were not met by the employees. The Company has granted 267,500 and 508,142 options (included in the table above) under the Option Plans to non-employees during the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. These options vest either as the non-employee performs services for the Company or upon the attainment of performance milestones. The measurement date of the fair value of the options is the date on which the non-employees' performance is complete. At December 31, 2000 and June 30, 2001, a measurement date has been reached and vesting has occurred for 142,258 and 686,677 of these options, respectively. The fair value of the vested options at December 31, 2000 and June 30, 2001 was $3,202,034 and $8,722,066, respectively.
Additionally, there were 150,000 options granted to non-employees outside of the Option Plans during January 2000 (not included in the table above). The options became fully vested in January 2000. The fair value of the vested options was approximately $260,471. At December 31, 2000 and June 30, 2001, 75,000 and 67,000 of these options remain unexercised, respectively. There were 200,000 options granted to directors outside of the Option Plans during October 2000 (not included in the table above). The options granted to directors vested 50% upon issuance and the remaining balance will vest at the earlier of the first anniversary date of the grant or the expiration of the director's term. At December 31, 2000 and June 30, 2001, 175,000 of these options remained unexercised. During the year ended December 31, 2000, there were 6,600,000 options granted to an employee outside of the Option Plans (not included in the table above). These options were exercised during 2000 in exchange for restricted stock.

                                 TELLIUM, INC.

  At December 31, 2000, stock options outstanding were as follows:

                                                  Weighted                        Weighted
                                                  Average                          Average
      Exercise                Options           Contractual       Exercisable     Exercise
       Prices               Outstanding         Life (Years)        Options         Price
--------------------------------------------------------------------------------------------
       $0.08                      239,625             7.23            48,750       $ 0.08
        0.18                      950,613             8.30           266,713         0.18
        0.34                       29,625             7.73             8,625         0.34
        0.80                       11,250             7.72             3,750         0.80
        2.14                   15,130,342             9.22         1,217,181         2.14
        3.10                    6,394,000             9.82           296,000         3.10
       20.00                      617,597             9.92                --        20.00
                         ----------------------------------------------------------------

                               23,373,052             9.34         1,843,019         2.76
                         ================                    ===============


     In connection with the grant of stock options to employees and non-employee directors in 1998, 1999, 2000 and the six months ended June 30, 2001, the Company recorded deferred stock compensation of $2,130,000, $14,391,419, $221,178,267 and $26,374,403, respectively, for the difference between the exercise price and the fair value of the underlying common stock at the date of the grant. Such amount is presented as a reduction of stockholders' equity and is amortized over the vesting period of the related stock options. Non-cash compensation expense of $950,000, $2,857,485, $32,943,122 and $32,033,365 was
recorded in the statement of operations for the years ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2001, respectively.

                                 TELLIUM, INC.

     Had the Company elected to recognize compensation expense for stock options according to SFAS No. 123, based on the fair value at the grant dates of the awards, net loss and net loss per share would have been as follows:

                                                                   December 31,
                                       ------------------------------------------------------------------
                                                1998                  1999                       2000
                                       ------------------------------------------------------------------

Net loss:
  As reported.............................. $(20,510,474)         $(20,010,349)            $(110,363,148)
  Pro forma................................  (20,850,000)          (22,187,655)              (112,198,126)
Net loss per basic and diluted share:
  As reported.............................. $     (13.56)         $      (8.78)            $      (13.96)
  Pro forma................................       (14.02)                (9.74)                   (14.20)

     The weighted average fair value of the Company's stock options was calculated using the Black-Scholes Model with the following weighted average assumptions used for grants: no dividend yield; risk free interest rates between 5.57% and of 6.25%; expected volatility of 0% (80% for grants issued during and after September 2000); and expected lives of 4 years. The weighted average fair value of options granted during the years ended December 31, 1998, 1999 and 2000 was $1.74, $2.76 and, $6.53 per share, respectively. The weighted average fair value of restricted stock granted during the year ended December 31, 2000 was $1.44.

     Warrants--Set forth below is a summary of the Company's outstanding warrants at December 31, 2000.

                                     Exercise
          Underlying Security          Price            Warrants      Expiration Date
-----------------------------------------------------------------------------------------
  Common Stock (1)...............     $ 3.05            5,226,000    September 21, 2005
  Preferred Stock C (2)..........       9.15               29,509    November 10, 2009
  Common Stock (3)...............      30.00            2,000,000           N/A

_______________
(1) In conjunction with executing a supply contract with a customer in September 1999, the Company granted a warrant to purchase up to 5,226,000 shares of the Company's common stock at an exercise price of $3.05 per share. Upon execution of the agreement, 1,045,200 of the shares subject to the warrant vested, with the vesting of the remaining shares dependent upon the volume of the customer's purchases from the Company. As the 1,045,200 warrants vested upon execution of the supply agreement and are not subject to forfeiture, a measurement date has occurred for those warrants, and a charge of $1,048,707 was recorded to sales and marketing expense (as there was no contractual purchase commitment) for the year ended December 31, 1999 to reflect the fair value of the warrants at grant date. Under the terms of the original agreement, the vesting of the remaining warrants was dependent upon purchases made by the customer. Therefore, variable plan accounting was used and related charges varied each accounting period until a measurement date occurred. A measurement date occurred when customer purchases reached certain specified levels. In November 2000, the terms of the Company's warrant agreement with the customer were amended, to

                                 TELLIUM, INC.

     immediately vest all of the remaining shares subject to the warrants. The shares subject to the warrants become exercisable based on the schedule of milestones previously contained in the original agreement. If the milestones are not reached by March 31, 2005, the remaining unexercised shares subject to the warrant shall then become exercisable. As a result of this amendment a measurement date has been reached. In connection with the execution of this amendment, the Company recorded the fair value of the warrants, $90.6 million, as deferred warrant costs within stockholders' equity. This charge will be recorded as a reduction of revenue as the customer makes purchases under the agreement. Charges of $584,062 and $2,445,481 have been recorded as an offset to gross revenue for the years ended December 31, 1999 and 2000, respectively, to reflect the fair value of the warrants earned by the customer based upon purchases through that date. Fair value is determined utilizing a Black-Scholes option pricing model. Assumptions utilized by the Company in its Black-Scholes calculations include volatility of 80%, expected life of 3 years, and a risk free interest rate of 6%.


(2)  Issued in connection with Tellium's November 1999 financing agreement (see
     Note 8).

(3) In conjunction with the execution of a customer supply agreement in September 2000, the Company granted a warrant to purchase 2,000,000 shares of common stock at an exercise price of $30 per share. All of the warrants vested upon execution of the agreement. Of the 2,000,000 shares, 1,000,000 are now exercisable, and the remaining 1,000,000 are exercisable at the earlier of five years or upon completion of purchase levels indicated in the agreement. As the warrants vested upon execution of the agreement and are not subject to forfeiture, the fair value of approximately $34.5 million was determined upon execution of the agreement. The fair value of the warrants was calculated using the Black-Scholes Model with the following assumptions used: no dividend yield; a risk free interest rate of 6.25%; expected volatility of 80%; and expected life of 3.25 years. On April 10, 2001, in conjunction with amendment of a customer supply agreement to increase the customer's minimum purchase commitment, the Company granted a warrant to purchase 375,000 shares of the Company's common stock at an exercise price of $14.00 per share. The warrant vested upon its grant and is exercisable at the earlier of the customer meeting its purchase milestone or six years from the date of the grant. The fair value of the warrant, approximately $3.5 million, will be recorded as an offset to revenue as purchases are made. The Company had previously issued warrants to the customer for 2,000,000 shares of common stock. Pursuant to the terms of that agreement, the exercise price of the warrants has been adjusted to $14.00 per share. A charge of $328,297 has been recorded as an offset to gross revenue for the year ended December 31, 2000 to reflect the fair value of the warrants earned by the customer based upon purchases through that date.

                                 TELLIUM, INC.

8.   NOTES PAYABLE

a.   Senior Convertible Notes--Stockholders

     On December 30, 1998, the Company entered into a $16 million bridge financing with the then preferred stockholders. At December 31, 1998, $9,392,030 of proceeds were received, with the remaining financing received in January 1999. The bridge financing agreement took the form of Senior Convertible Notes with an interest rate of 18% per annum and was scheduled to mature upon the earlier of the closing of a next round of financing, June 30, 1999, or a sale transaction (as defined in the agreement). As part of this transaction, the providers of the bridge financing received warrants to purchase 1 million shares of Series A Preferred Stock at an exercise price equal to 50% of the price paid for preferred stock in the succeeding round of financing, or $2.40 per share if a preferred stock financing transaction did not take place by June 30, 1999. The warrants were exercisable at any time at the option of the holder and were to expire on June 30, 2000 or in the event of a qualified IPO. Prior to June 30, 2000, 906,250 warrants were exercised, resulting in proceeds of $4,146,120. The remaining warrants expired.

     In conjunction with the issuance of Series C Preferred Stock on February 11, 1999 (see Note 7), the $16 million bridge financing and related accrued interest were converted into Series C Preferred Stock at $9.15 per share.

     As part of the bridge financing agreement, the Company approved the authorization of 7 million shares of Series C Preferred Stock and an additional authorization of 1.5 million shares of Series A Preferred Stock, both with a par value of $0.001.

     On June 30, 1999, the Company entered into a $5 million bridge financing agreement with current preferred stockholders. The bridge financing agreement was secured via a Senior Promissory Note with an interest rate of 9.75% per annum and was scheduled to mature upon the earlier of December 26, 1999 or the closing of a sale transaction (as defined in the agreement). In conjunction with the issuance of Series D Preferred Stock on November 30, 1999 (see Note 7), the $5 million Senior Promissory Note and accrued interest were converted into Series D Preferred Stock at $9.15 per share.


b.   Debt--Nokia, Inc.

     During 1998, the Company borrowed $5,000,000 from Nokia, Inc. under a series of note agreements. These borrowings were paid off in January 1999.

                                 TELLIUM, INC.

c.   Secured Promissory Notes--Comdisco, Inc.

     On November 23, 1999, the Company issued two secured promissory notes to Comdisco, Inc. ("Comdisco"). The notes are collateralized by substantially all of the Company's equipment and bear interest of 7.5% per annum. The remaining principal amounts of $970,424 and $252,647 are payable in monthly installments through December 1, 2002 and June 1, 2002, respectively, which commenced January 1, 2000.

     Future annual maturities at December 31, 2000 are as follows:


     2001 .....  $  632,346
     2002 .....     590,725
                 ----------
                 $1,223,071
                 ==========


d.   Lines of Credit

     On November 11, 1999, Tellium obtained a $4,000,000 lease-line of credit from Comdisco. The line of credit bears an interest rate of 7.5% and expires on November 10, 2002. At December 31, 1999, the Company had not drawn any amount under this agreement. At December 31, 2000, the Company had drawn approximately $4.0 million under this agreement.

     In consideration of such line of credit, Tellium issued warrants to Comdisco to purchase 29,509 shares of Series C Preferred Stock at an exercise price of $9.15 per share. The warrants vested immediately upon execution of the agreement. Vested warrants are exercisable at any time at the option of the holder and expire on November 10, 2009, or after five years from the effective date of the Company's qualified IPO (as defined), whichever is earlier. The Company recorded deferred financing expense of $150,196 based on the fair value of the warrants. Such cost are included in other assets in the accompanying balance sheet and are amortized over the life of the line of credit. Amortization expense was $4,172, $50,064, $25,032 for the years ended December 31, 1999 and 2000 and the six months ended June 30, 2001, respectively.


     During the year ended December 31, 2000, the Company entered into a $10,000,000 line of credit with a bank. The line of credit bears interest at 6.75% and expires June 30, 2002. The outstanding balance on this line of credit at December 31, 2000 was $4,000,000.

                                 TELLIUM, INC.

9.   EMPLOYEE BENEFIT PLAN

     In July 1997, the Company adopted a 401(k) defined contribution plan covering all qualified employees. The Company matches 50% of the participating employees' first 5% of contributions, capped at a maximum 2.5% of the employee's annual salary. Company matching contributions for 1998, 1999, 2000 and the six months ended June 30, 2001 amounted to $276,088, $130,355, $328,076 and
$420,702, respectively.



10.  INCOME TAXES

     A reconciliation of the Company's income tax provision computed at the U.S. federal statutory rates to the recorded income tax provision for the years ended December 31, 1998, 1999 and 2000 is as follows:

                                                                  1998               1999                2000
                                                              -----------        -----------        ------------
     Tax at U.S. statutory rate  .......................      $(6,973,000)       $(6,804,000)       $(38,900,000)
     State income taxes, net of federal benefit  .......       (1,218,000)        (1,210,000)         (6,670,000)
     Research and development credits and other  .......         (863,000)        (1,424,000)         (2,276,000)
     Valuation allowance recorded  .....................        9,054,000          9,438,000          47,846,000
                                                              -----------        -----------        ------------
     Recorded tax provision  ...........................      $        --        $        --        $         --
                                                              ===========        ===========        ============


     The components of the Company's deferred tax asset at December 31, 1999 and 2000 is as follows:

                                                                    December 31,
                                                 ----------------------------------------------
                                                                  1999                 2000
                                                 ----------------------------------------------

     Deferred tax liability:
       Deferred rent  ......................                 $    (11,000)         $         --
       Deferred revenue  ...................                      (31,600)
       Warranty reserve  ...................                      (43,000)                   --
     Deferred tax assets:
       Deferred revenue  ...................                           --               398,000
       Deferred rent  ......................                           --                22,000
       Warranty reserve  ...................                           --               247,000
       Net operating loss carryforwards  ...                   16,400,000            39,632,000
       Intangible assets  ..................                      900,000             1,374,000
       Fixed assets  .......................                      150,000               332,000
       Research and development credits  ...                    2,300,000             4,576,000
       Deferred compensation  ..............                    1,550,000            16,086,000
       Deferred warrant costs  .............                           --             1,137,000
       Allowance for bad debt  .............                       25,800                49,000
       Inventory reserve  ..................                       78,800             1,059,000
       Inventory capitalization  ...........                      125,000             4,378,000
                                                 ----------------------------------------------

     Total net deferred tax assets  ........                   21,444,000            69,290,000
     Less valuation allowance  .............                  (21,444,000)          (69,290,000)
                                                 ----------------------------------------------
                                                             $         --          $         --
                                                 ==============================================

                                 TELLIUM, INC.

     At December 31, 2000, the Company has available U.S. net operating loss carryforwards of approximately $97 million, approximately $57 million of which will expire in 2020, $16 million of which will expire in 2019, $19 million of which will expire in 2018 and $3 million which will expire in 2017. In addition, the Company also has available research and development tax credit carryforwards of approximately $4.6 million, $3.2 million of which will expire in 2020, $500,000 of which will expire in 2019 and $900,000 of which will expire in 2018.


11.  RELATED PARTY TRANSACTIONS

     The Company paid approximately $525,000, $118,059, $82,889 and $64,156 in consulting expenses to one of its stockholders during 1998, 1999, 2000 and the six months ended June 30, 2001, respectively.


     The Company entered into a three-year employment agreement with a former employee of one of its stockholders. As part of this agreement, the Company agreed to pay 80% of the employee's COBRA until a health plan was in place. The stockholder agreed to pay annually $30,400 of additional compensation for the employee commencing on July 28, 1997 and ending on July 28, 1999.

     Approximately $1.4 million of the Company's revenue in 1999 and all of the Company's revenue in 1998 were derived from sales to an affiliate of one of Tellium's stockholders. In addition, Tellium purchased approximately $134,000 and $360,000 of product from this Company in 1998 and 1999, respectively.

     Tellium has entered into a series of agreements with some of its stockholders for joint development of technology, consulting agreements, master collaborative agreements, technology transfer agreements and certain specific project agreements under various terms for periods up to five years. Some of these agreements provide for discounts for products sold to Tellium and for royalties to be paid to Tellium, with amounts and terms to be determined. No significant transactions have occurred under these agreements through December 31, 2000.

                                 TELLIUM, INC.

12.  COMMITMENTS AND CONTINGENCIES

     The Company leases certain telephone, computer and other equipment under long-term capital leases and has the option to purchase such equipment at a nominal cost at the termination of the leases. In addition, the Company is obligated under an operating lease for a facility. The Company terminated an operating lease for office space that was to expire in 2002 and, on February 6, 1998, the Company signed a new, noncancelable lease for a facility that expires in 2003. On April 19, 2000, the Company amended this lease to include additional space and extended the term of the lease until 2005. On August 3, 2000, the Company entered into an operating lease for another facility that expires in 2006.

     Future minimum lease payments for the capital and operating leases with initial or remaining terms in excess of one year as of December 31, 2000 are as follows:

                                                               Capital          Operating
                                                               Leases            Leases
                                                        ------------------------------------
     2001  ...........................................           $1,757,567      $ 2,703,123
     2002  ...........................................            1,507,262        2,793,329
     2003  ...........................................              712,956        2,817,401
     2004  ...........................................                  380        2,376,887
     2005  ...........................................                   --        1,955,818
     Thereafter  .....................................                   --        1,611,836
                                                        ------------------------------------
     Total future minimum lease payments  ............           $3,978,165      $14,258,394
                                                        ====================================

     Amount representing interest  ...................           $  360,890
                                                        ===================
     Present value of minimum lease payments  ........           $3,617,275
                                                        ===================
     Current portion of capital lease obligation  ....           $1,507,460
                                                        ===================
     Noncurrent portion of capital lease obligation ..           $2,109,814
                                                        ===================

     Rent expense for the years ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2001 was $294,641, $340,989, $739,261 and $1,235,615
respectively.


13.  ACQUISITION AND LICENSE AGREEMENT

     On September 1, 2000, the Company entered into an agreement with AT&T Corp. to license certain intellectual property in exchange for 1,500,000 shares of Tellium common stock with a fair value of $45 million. The license has been recorded in intangible assets on the balance sheet and is being amortized over its estimated useful life of five years.


14.  Subsequent Events

     On April 10, 2001, in conjunction with the amendment of a customer supply agreement to increase the customer's minimum purchase commitment, the Company granted a warrant to purchase 375,000 shares of the Company's common stock at an exercise price of $14.00 per share. The warrant is immediately vested and is exercisable at the earlier of the customer meeting its purchase milestone or six years from the date of the grant. The fair value of the warrant, approximately $3.5 million, will be recorded as an offset to revenue as purchases are made. The Company had previously issued warrants to the customer for 2,000,000 shares of common stock. Pursuant to the terms of that agreement, the exercise price of the warrants has been adjusted to $14.00 per share.

     On April 25, 2001, the Company's board of directors approved a 1 for 2 reverse common stock split for shareholders of record as of that date. The split became effective on April 25, 2001. All share and per share information in these consolidated financial statements have been restated to give effect to the reverse stock split for all periods presented.

                                 TELLIUM, INC.

     On October 10, 2000, the Company acquired Astarte by issuing 3,749,942 shares of its common stock to acquire all of the outstanding stock of Astarte. Astarte developed, manufactured, and sold switches for use in optical networks. The Company has acquired Astarte primarily for its intellectual property. The acquisition has been accounted for under the purchase method and the results of operations for Astarte are included with the Company beginning October 10, 2000. The common stock issued by the Company was valued at $112.5 million. Identifiable intangible assets and goodwill will be amortized over their estimated useful life of five years. The allocation of the fair value of the net assets acquired is as follows:


     Net Liabilities...  $    (835,774)
     Core Technology...     36,000,000
     Goodwill .........     77,335,774
                         -------------
                         $ 112,500,000
                         =============


     The following unaudited pro forma financial information reflects the combined results of operations of the Company and Astarte as if Astarte had been acquired on the first day of each period. The unaudited pro forma basis financial information also assumes that the license of intellectual property from AT&T had occurred on January 1, 1999. The summary includes the impact of certain adjustments, such as goodwill and intangible asset amortization and the number of shares outstanding. The unaudited pro forma financial information is not necessarily indicative of what actually would have occurred had the transactions occurred on January 1, 1999, nor are they intended to be a projection of future results.


                                                    Year Ended December 31,
                                               --------------------------------
                                                        1999           2000
                                               --------------------------------

     Revenue, net ..........................   $   6,552,493      $  13,842,318
     Net loss ..............................     (54,120,275)      (139,035,576)
     Net loss per basic and diluted share...   $       (3.59)     $       (5.69)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Astarte Fiber Networks, Inc.:

     We have audited the accompanying balance sheets of Astarte Fiber Networks, Inc. (a Colorado corporation) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Astarte Fiber Networks, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

     On October 10, 2000, the Company was acquired by Tellium, Inc.


/s/   Arthur Andersen LLP

Denver, Colorado,
October 10, 2000.

                          ASTARTE FIBER NETWORKS, INC.

                                 BALANCE SHEETS


                                                                                     December 31,           September 30,
                                                                        --------------------------------------------------
    ASSETS                                                                      1999             1998             2000
--------------------------------------------------------------------------------------------------------------------------
                                                                                                              (Unaudited)
CURRENT ASSETS:
 Cash and cash equivalents  ...........................................      $  601,600       $1,696,868        $   21,568
 Trade accounts receivable, net of allowance of $20,369, $20,369
  and $20,369, respectively  ..........................................         130,206          474,733           192,080
 Inventories  .........................................................         663,773        1,377,948           324,983
 Notes and interest receivable from stockholders
  (Note 8)  ...........................................................              --               --         2,384,934
                                                                        --------------------------------------------------
   Total current assets  ..............................................       1,395,579        3,549,549         2,923,565
                                                                        --------------------------------------------------
PROPERTY, FIXTURES AND EQUIPMENT:
 Computers and computer software  .....................................         411,996          381,195           413,067
 Furniture, fixtures and equipment  ...................................         401,482          392,858           397,272
 Leasehold improvements  ..............................................          74,457           54,772                --
                                                                        --------------------------------------------------
                                                                                887,935          828,825           810,339
 Less--Accumulated depreciation  ......................................        (680,266)        (534,178)         (675,200)
                                                                        --------------------------------------------------
   Property, fixtures and equipment, net  .............................         207,669          294,647           135,139
DEPOSITS AND OTHER ASSETS  ............................................          53,625           49,845            50,785
                                                                        --------------------------------------------------
   Total assets  ......................................................      $1,656,873       $3,894,041        $3,109,489
                                                                        ==================================================


  The accompanying notes to financial statements are an integral part of these balance sheets.

                          ASTARTE FIBER NETWORKS, INC.

                                 BALANCE SHEETS


                                                                                    December 31,             September 30,
                                                                   -------------------------------------------------------
                    Liabilities and Stockholders' Deficit                      1999               1998             2000
--------------------------------------------------------------------------------------------------------------------------
                                                                                                             (Unaudited)
CURRENT LIABILITIES:
  Accounts payable  ...........................................          $    149,705       $     82,789      $  1,034,843
  Accrued liabilities  ........................................               238,551            551,522           785,918
  Accrued interest on notes payable to stockholders and other
    related parties  ..........................................                86,657             32,601           223,536
  Line of credit  .............................................                    --                 --           300,000
  Notes payable to stockholders and other related parties, net of unamortized discount of $93,415, $0 and $0,
    respectively  .............................................               633,192            241,134         1,226,607
  Current portion of capital lease obligations  ...............                22,280             19,188            22,280
                                                                   -------------------------------------------------------


     Total current liabilities  ...............................             1,130,385            927,234         3,593,184
CAPITAL LEASE OBLIGATIONS, net of current portion  ............                46,995             69,301            30,347
                                                                   -------------------------------------------------------


     Total liabilities  .......................................             1,177,380            996,535         3,623,531
                                                                   -------------------------------------------------------


COMMITMENTS AND CONTINGENCIES

MANDATORILY REDEEMABLE SERIES A CONVERTIBLE
 PREFERRED STOCK, par value $.0001, 60,000,000 shares
 authorized, 35,436,075, 35,436,075 and 0 shares issued and
 outstanding, respectively  ...................................            16,607,584         15,203,348                --


WARRANTS to purchase 2,009,592, 0 and 0 shares,
 respectively, of series A convertible preferred stock  .......                79,060                 --                --

MANDATORILY REDEEMABLE SERIES B CONVERTIBLE
 PREFERRED STOCK, par value $.0001, 40,000,000 shares
 authorized, 23,594,398, 23,594,398 and 0 shares issued and
 outstanding, respectively  ...................................             9,615,798          8,846,223                --
STOCKHOLDERS' DEFICIT (Note 5):
 Common stock, par value $.0001, 50,000,000 shares
  authorized, 27,646,879, 26,642,435 and 95,578,485 shares
  issued and outstanding, respectively  .......................                 2,765              2,664             9,558
 Additional paid-in capital  ..................................                22,760             12,816        35,146,788
 Accumulated deficit  .........................................           (25,848,474)       (21,167,545)      (35,670,388)
                                                                   -------------------------------------------------------
     Total stockholders' deficit  .............................           (25,822,949)       (21,152,065)         (514,042)
                                                                   -------------------------------------------------------


     Total liabilities and stockholders' deficit  .............          $  1,656,873       $  3,894,041      $  3,109,489
                                                                   -------------------------------------------------------


  The accompanying notes to financial statements are an integral part of these balance sheets.

                          ASTARTE FIBER NETWORKS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                                        Nine Months Ended
                                                                  Year Ended December 31,                  September 30,
                                                         -------------------------------------------------------------------
                                                                  1999             1998             2000             1999
                                                         -------------------------------------------------------------------
                                                                                                             (Unaudited)
SALES, net.........................................           $ 1,909,820      $ 2,697,721      $ 1,011,362      $ 1,683,224
COSTS AND EXPENSES:
  Cost of goods sold...............................             1,787,173        2,020,340          712,123        1,592,931
  Research and development.........................             1,708,179        1,452,776        1,298,757        1,372,671
  General and administrative (including $0, $0,
    $3,935,000, and $0 of non-cash expense
    related to options for common stock)...........               742,393        1,155,794        6,024,604          553,597
  Sales and marketing..............................               127,275          397,755           80,567          113,075
                                                         -------------------------------------------------------------------
     Total costs and expenses......................             4,365,020        5,026,665        8,116,051        3,632,274
                                                         -------------------------------------------------------------------
     Net operating loss............................            (2,455,200)      (2,328,944)      (7,104,689)      (1,949,050)

INTEREST (EXPENSE) INCOME:
  Interest expense (including $0, $0, $880,000, and
    $0 of non-cash expense related to warrants for
    preferred stock)...............................               (66,779)        (416,834)      (1,205,935)         (41,460)
  Interest income..................................                14,861           20,665           18,205           14,861
                                                         -------------------------------------------------------------------
                                                                  (51,918)        (396,169)      (1,187,730)         (26,599)
                                                         -------------------------------------------------------------------
NET LOSS...........................................            (2,507,118)      (2,725,113)      (8,292,419)      (1,975,649)
ACCRETION OF PREFERRED STOCK.......................            (2,173,811)      (1,583,693)      (1,529,495)      (1,630,358)

                                                         -------------------------------------------------------------------
NET LOSS APPLICABLE TO COMMON
 STOCKHOLDERS......................................           $(4,680,929)     $(4,308,806)     $(9,821,914)     $(3,606,007)
                                                         ===================================================================



  The accompanying notes to financial statements are an integral part of these statements.

                          ASTARTE FIBER NETWORKS, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                                                     Additional
                                                                                      Paid-In
                                                          Common Stock                Capital        Accumulated
                                                  --------------------------------------------------------------------------------
                                                        Shares       Amount            Total           Deficit            Total
                                                  --------------------------------------------------------------------------------
BALANCES, December 31, 1997  ....................     24,748,795      $2,475        $        --     $(16,858,739)     $(16,856,264)
 Exercise of employee stock options  ............      1,294,461         129             12,816               --            12,945
 Issuance of common stock  ......................        599,179          60                 --               --                60
 Accretion of Series A and Series B Preferred
  Stock to redemption value  ....................             --          --                 --       (1,583,693)       (1,583,693)
 Net loss  ......................................             --          --                 --       (2,725,113)       (2,725,113)
                                                  --------------------------------------------------------------------------------

BALANCES, December 31, 1998  ....................     26,642,435       2,664             12,816      (21,167,545)      (21,152,065)
 Exercise of employee stock options  ............      1,004,444         101              9,944               --            10,045
 Accretion of Series A and Series B Preferred
  Stock to redemption value  ....................             --          --                 --       (2,173,811)       (2,173,811)
 Net loss  ......................................             --          --                 --       (2,507,118)       (2,507,118)
                                                  --------------------------------------------------------------------------------

BALANCES, December 31, 1999  ....................     27,646,879       2,765             22,760      (25,848,474)      (25,822,949)
 Exercise of employee stock options
  (unaudited)  ..................................      4,891,541         489            399,916               --           400,405
 Stock-based compensation (unaudited)  ..........             --          --          3,935,000               --         3,935,000
 Accretion of Series A and Series B Preferred
  Stock to redemption value (unaudited)  ........             --          --                 --       (1,529,495)       (1,529,495)
 Conversion of 39,445,667 shares of Series A
  and 23,594,398 shares of Series B Preferred
  Stock into common stock (unaudited)  ..........     63,040,065       6,304         30,789,112               --        30,795,416
 Net loss (unaudited)  ..........................             --          --                 --       (8,292,419)       (8,292,419)
                                                  --------------------------------------------------------------------------------
BALANCES, September 30, 2000 (unaudited)  .......     95,578,485      $9,558        $35,146,788     $(35,670,388)     $   (514,042)
                                                  ================================================================================



  The accompanying notes to financial statements are an integral part of these statements.

                          ASTARTE FIBER NETWORKS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                  Nine Months Ended
                                                             Year Ended December 31,                September 30,
                                                       -------------------------------------------------------------------
                                                               1999             1998             2000             1999
                                                       -------------------------------------------------------------------
                                                                                                      (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss  ............................................     $(2,507,118)     $(2,725,113)     $(8,292,419)     $(1,975,649)
 Adjustments to reconcile net loss to net cash used
  in operating activities-
    Depreciation and amortization  ....................         146,088          131,473           58,111           85,296
    Amortization of discount on notes payable  ........          10,765           30,181          197,098               --
    Provision for excess and obsolete
     inventories  .....................................         400,000          118,995               --          400,000
    Stock-based compensation and interest
     expense  .........................................              --               --        4,815,000               --
    Gain from disposal of property, fixtures and
     equipment  .......................................              --               --          (13,630)              --
 Changes in operating assets and liabilities-
  Decrease (increase) in trade accounts
    receivable  .......................................         344,527         (334,280)         (61,874)        (138,217)
  Increase in interest receivable from
    stockholders  .....................................              --               --           (7,437)              --
  Decrease in inventories  ............................         314,175          371,989          338,790          287,581
  (Increase) decrease in deposits and other assets  ...          (3,780)          84,593            2,840           (6,588)
  Increase (decrease) in accounts payable  ............          66,916         (533,920)         885,138            8,717
  (Decrease) increase in accrued liabilities  .........        (312,971)          90,327          547,367         (287,519)
  Decrease in customer deposits  ......................              --          (47,589)              --               --
  Increase in accrued interest on notes payable to
    stockholders and other related parties  ...........          28,936          199,449          111,879           17,668
                                                       -------------------------------------------------------------------
     Net cash used in operating activities  ...........      (1,512,462)      (2,613,895)      (1,419,137)      (1,608,711)
                                                       -------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property, fixtures and equipment  .......         (59,110)        (110,968)          (2,861)         (59,110)
 Proceeds from asset dispositions  ....................              --               --           30,910               --
                                                       -------------------------------------------------------------------
     Net cash (used in) provided by investing
       activities  ....................................         (59,110)        (110,968)          28,049          (59,110)
                                                       ===================================================================



  The accompanying notes to financial statements are an integral part of these statements.

                                                                     Page 2 of 2
                          ASTARTE FIBER NETWORKS, INC.

                            STATEMENTS OF CASH FLOWS


                                                                      Year Ended                       Nine Months Ended
                                                                      December 31,                       September 30,
                                                       -----------------------------------------------------------------------
                                                                  1999            1998              2000               1999
                                                       -----------------------------------------------------------------------
                                                                                                           (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock  .............        $    10,045      $   13,005        $   27,704        $    10,045
 Proceeds from issuance of preferred stock  ..........                 --       4,000,000                --                 --
 Proceeds from notes payable to stockholders and
  other related parties  .............................            502,398         581,040           800,000                 --
 Repayments to related parties  ......................                 --              --          (300,000)           (16,926)
 Principal and accrued interest payments on notes
  payable to stockholders and other related parties  .            (16,925)       (210,912)               --                 --
 Borrowings under bank financing facilities  .........            689,735              --           300,000            472,654
 Repayments under bank financing facilities  .........           (689,735)             --                --           (422,654)
 Principal payments on capital lease obligations  ....            (19,214)        (12,368)          (16,648)           (14,099)
                                                       -----------------------------------------------------------------------
     Net cash provided by financing activities  ......            476,304       4,370,765           811,056             29,020
                                                       -----------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND
 CASH EQUIVALENTS  ...................................         (1,095,268)      1,645,902          (580,032)        (1,638,801)
CASH AND CASH EQUIVALENTS,
 beginning of period  ................................          1,696,868          50,966           601,600          1,696,868
                                                       -----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS,
 end of period  ......................................        $   601,600      $1,696,868        $   21,568        $    58,067
                                                       =======================================================================


SUPPLEMENTAL CASH FLOW DISCLOSURES:
 Cash interest payments  .............................        $    27,078      $   29,597        $   16,191        $    23,792
 Preferred stock issued through conversion of debt
  and accrued interest  ..............................        $        --      $6,969,310        $       --        $        --
 Accretion of preferred stock  .......................        $ 2,173,811      $1,583,693        $1,529,495        $ 1,630,358



  The accompanying notes to financial statements are an integral part of these statements.

                          ASTARTE FIBER NETWORKS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 1999 AND 1998
         (Information as of September 30, 2000 and for the nine months ended September 30, 1999 and September 30, 2000 is unaudited)

1.   DESCRIPTION OF BUSINESS AND RISK FACTORS:

Description of Business

     Astarte Fiber Networks, Inc. (the "Company"), was incorporated in October 1990 to design, manufacture and sell optical ("photonic") switches for use in fiber optic networks. Current customers are users of fiber optic networks such as companies in the telephone, cable television, aerospace and financial services industries, as well as civilian and governmental data communication computer centers. The Company completed the release of its initial generation of switches and began generating revenues during 1995. The Company's current activities are primarily focused on developing a next generation of switches, which are expected to provide substantially expanded switching capacity. These larger capacity, single mode switches are expected to be used primarily by the telecommunications industry.

     On October 10, 2000, the Company was acquired by Tellium, Inc. ("Tellium"), a telecommunications equipment and service provider, in an exchange of shares intended to constitute a tax free reorganization under Internal Revenue Service regulations. After the acquisition, the Company became a wholly-owned subsidiary of Tellium and as such, the Company's future operations will be funded by Tellium.

     The unaudited interim financial statements as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the financial information set forth therein, in accordance with accounting principles generally accepted in the United States. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the operating results to be expected for the year ended December 31, 2000.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                          ASTARTE FIBER NETWORKS, INC.

Cash and Cash Equivalents

     Cash and cash equivalents include investments in highly liquid instruments with an original maturity of three months or less.


Inventories

     Inventories are stated at the lower of cost (first-in, first-out method of valuation) or market, and consist primarily of raw materials such as printed circuit boards and other electronic components. Writedowns for excess and obsolete inventories are charged to expense in the period when conditions giving rise to the writedowns are first recognized.


  The following is a summary of inventories at December 31:

                                                                1999            1998
                                                        -------------------------------

      Raw materials  ...............................         $  830,208      $  849,819
      Work in process  .............................             98,667         309,215
      Finished goods  ..............................            626,396         745,834
                                                        -------------------------------

            Total before inventory reserves  .......          1,555,271       1,904,868
      Less inventory reserves  .....................           (891,498)       (526,920)
                                                        -------------------------------
            Inventories, net  ......................         $  663,773      $1,377,948
                                                        ===============================


Property, Fixtures and Equipment

     Significant additions and improvements are capitalized at cost, while maintenance and repairs that do not improve or extend the life of the respective assets are charged to operations as incurred.

     Property, fixtures and equipment are depreciated on a straight-line basis over the following estimated useful lives:

     Computers and computer software .......  3 to 5 years
     Furniture, fixtures and equipment .....  5 to 7 years
     Leasehold improvements ................  Shorter of economic life or term of lease

                          ASTARTE FIBER NETWORKS, INC.

Income Taxes

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, which requires deferred income tax assets and liabilities to be recorded for the estimated future income tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carryforwards.

     The current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed for each year.

     The change in deferred income tax assets and liabilities for the period measures the deferred income tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred income tax assets or liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. The measurement of deferred income tax assets may be reduced by a valuation allowance, based on judgmental assessment of available evidence, to the extent it is more likely than not that some or all of the deferred income tax assets will not be realized (Note 6).


Fair Value of Financial Instruments

     The estimated fair value of cash and cash equivalents, accounts receivable, notes receivable, accounts payable and short-term debt approximate their carrying amounts as of December 31, 1999 and 1998, and at September 30, 2000 (unaudited).


Revenue Recognition

     The Company recognizes revenue when products are shipped, evidence of an arrangement exists, the selling price is fixed, and collectibility is reasonably assured.


Research and Development

     Research and development costs, consisting primarily of salaries, supplies and contract services, are expensed as incurred.

                          ASTARTE FIBER NETWORKS, INC.

Concentration of Credit Risk and Sales

     The Company performs ongoing evaluations of its customers' financial condition and generally does not require collateral. Its accounts receivable balances are primarily domestic and are due from the U. S. Navy and large telecommunications and research and development companies. As of December 31, 1999 and 1998, three or fewer customers accounted for approximately 70% and 87%, respectively, of the Company's accounts receivable balances and for 83% and 49%, respectively, of the Company's sales during the years then ended. The Company has no significant off- balance sheet concentration of credit risk such as foreign exchange, option, or other foreign hedging contracts.


Stock-Based Compensation Plans

     The Company accounts for its stock-based compensation arrangements using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), under which, generally, no compensation is recognized if the exercise price of options granted equals or exceeds the fair value of the underlying stock on date of grant. The Company has adopted the disclosure option of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires companies that do not account for stock-based compensation under the fair value method prescribed by the statement to disclose pro forma earnings as if the fair value method had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS 123.

     The Company applies SFAS 123, EITF 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," EITF 96-13 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," and other related guidance to stock-based transactions with non-employees.


Comprehensive Income

     Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. For all periods presented, net loss is the same as comprehensive loss.

                          ASTARTE FIBER NETWORKS, INC.

Reclassifications

     Certain reclassifications have been made in the 1998 financial statements to conform to the current year presentation. These reclassifications had no impact on the Company's net loss or stockholders' equity as previously reported.


Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 may not be applied retroactively, and must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998). SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Company has not historically utilized such instruments, and has no current plans to do so. Accordingly, management believes that the impact of SFAS No. 133 will not significantly affect its financial reporting.

     In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44"). FIN No. 44 clarifies the applications of APB No. 25 for certain issues related to equity-based instruments issued to employees. FIN No. 44 is effective on July 1, 2000, except for certain transactions, and is applied on a prospective basis.

                          ASTARTE FIBER NETWORKS, INC.

3.   DEBT:

Bank Financing Facility

     During 1999, the Company borrowed $689,735 under a bank line of credit, which bore interest at rates ranging from 7.75% to 8.0%. These borrowings, which were secured by personal assets of a stockholder and member of the Board of Directors, were repaid during that year. The line of credit expired during 1999.


Capital Lease Obligations

     During 1997, the Company entered into three capital lease obligations for computer equipment. Minimum payments are $2,717 per month, including imputed interest of 17.3% per annum. The leases mature in July 2002 and have as collateral the related assets, which had a net book value of $51,755 and $69,925 at December 31, 1999 and 1998, respectively.

     The following is a schedule of future minimum lease payments for the years ending December 31:


     2000  ...................................        $ 32,604
     2001  ...................................          32,604
     2002  ...................................          20,329
                                                 -------------
     Total payments  .........................          85,537
     Less interest  ..........................         (16,262)
                                                 -------------
     Total principal  ........................          69,275
     Less current portion  ...................         (22,280)
                                                 -------------
     Long-term capital lease obligations  ....        $ 46,995
                                                 =============



Notes Payable to Stockholders and Other Related Parties

     The Company has from time to time arranged for borrowings from stockholders and other related parties. A summary of those transactions is as follows:

                          ASTARTE FIBER NETWORKS, INC.

Debt Converted Into Series A and B Preferred Stock

     In 1990, the Company entered into a borrowing facility with four stockholders, whereby loans could be drawn at any time until maturity, up to a maximum principal amount of $6.5 million. These notes, which bore interest at 10%, were secured by substantially all the assets of the Company. In 1994, unsecured additional stockholder loans were made to the Company, also bearing interest at 10%. During 1998, all remaining balances, totaling $2,121,005, including accrued interest of $237,991, under these borrowing arrangements were converted to 4,328,582 shares of Series A Preferred Stock at $.49 per share.

     In 1993, the Company arranged for unsecured borrowings from related parties totaling $156,164, which bore interest at 10%. The outstanding balances, totaling $179,643, including accrued interest of $23,477, were converted to 366,619 shares of Series A Preferred Stock in June 1998 at $.49 per share.

     During 1995 and continuing into 1996, under a private placement, the Company raised $900,000 and incurred an additional $100,000 of debt as a finder's fee to a member of the Board of Directors. Interest of 10% on the $1.0 million of debt, which was unsecured, was payable quarterly beginning in 1997. The note holders received an aggregate of 2.1 million shares of the Company's common stock as of January 1, 1996. The Company has the right of first refusal on the subsequent sale of shares issued under this agreement. Under terms of the loan, $1.0 million of this debt was converted to 2,040,815 shares of Series B Preferred Stock in June 1998 at $.49 per share, and minor amounts were paid in cash in 1997 and 1998. As of December 31, 1999 and 1998, amounts due related to these obligations totaled $258,338 (including accrued interest of $34,130) and $253,393, respectively.

     During 1996, the Company raised an additional $1,700,000 in an unsecured private placement offering. A finder's fee of $97,500, accounted for as interest expense since the debt was due on demand, was paid to a member of the Board of Directors. The debt bore interest at 12%. Debt holders were given the opportunity to convert the debt and accrued interest to shares of Series A Preferred Stock at $.30 per share. Substantially all of the remaining balance not converted in 1997, totaling $695,627, including accrued interest of $120,627, was converted in March 1998 to 2,318,757 shares of Series A Preferred Stock at $.30 per share. Remaining interest obligations under this facility were $22,384 and $20,342, respectively, as of December 31, 1999 and 1998.

                          ASTARTE FIBER NETWORKS, INC.

     From time to time during 1997 and 1998, the Company borrowed additional funds for working capital purposes from related parties under short-term agreements, at interest rates ranging from 10% to 12%. During 1998, substantially all of the debt payable to these related parties, totaling $1,913,035, including accrued interest of $116,310, was converted to 2,991,185 shares of Series A Preferred Stock and 912,968 shares of Series B stock in June 1998 at $.49 per share.

     In June 1998, $1,062,500 of notes payable to a bank, which had been secured by personal assets and guarantees of two stockholders who are also members of the Board of Directors, were assumed by those individuals. Substantially all of the resulting debt payable to these stockholders was converted to 1,867,347 shares of Series A Preferred Stock and 295,918 shares of Series B Preferred Stock at $.49 per share in June 1998.


Interim Financing By Related Parties

     In December 1999, the Company offered existing shareholders and option holders the opportunity to participate in an interim financing arrangement. Notes issued under the arrangement have a stated interest rate of 12%, and are due on November 30, 2000. Under this offer, the Company received proceeds of $502,398 in December 1999 and $500,000 in January 2000.

     In addition to the interest, the note holders will also receive 5% of the amount loaned ("Additional Interest") which is included in accrued interest on the balance sheet. In addition, for every dollar loaned, the note holders receive warrants to buy four shares of Series A Preferred Stock at a price of $.50 per share. Therefore, the Company has attributed a portion of the proceeds from the debt offering to the fair value of the warrants. Using the Black-Scholes option pricing model, the 2,009,592 warrants issued in December 1999 were valued at $79,060. The 2,000,000 warrants issued in January 2000 were valued at $78,683. For purposes of valuation, the following assumptions were used: risk-free interest rate of approximately 6%, contractual life of 3 years, expected volatility rate of 60%, and expected dividends of 0%. Both the Additional Interest of $25,120 and the fair value of the warrants as of December 31, 1999 have been recorded as an initial discount to the carrying value of the related debt. This initial discount is being amortized over the one-year term of the note, using the effective interest-rate method.

     The Company may prepay the loans without penalty. In the event of default, interest on the unpaid balance is payable at 18%.

                          ASTARTE FIBER NETWORKS, INC.

4.   EMPLOYEE BENEFIT PLANS:

Employee Stock Option Plan

     The Company's Employee Stock Option Plan (the "Plan"), adopted effective December 31, 1996, authorizes the granting to eligible employees of incentive and nonqualified stock options or restricted stock to acquire up to 9,000,000 shares of its common stock. Administration of the Plan is by the Incentive Plan Committee, consisting of two disinterested members of the Board of Directors. The Incentive Plan Committee, in its sole discretion, selects Participants, the form and amount of each award, and any other terms considered necessary or desirable, consistent with the terms of the Plan. Awards granted prior to 1997 vested immediately. Awards after December 31, 1996 vest 25% twelve months from the date of grant, with the remainder vesting in equal monthly installments over the following 36 months, or upon specified Transfers of Control. The options generally terminate after 10 years. Incentive stock options may be granted at an exercise price not less than fair market value on the date of grant.

     A summary of the status of the Plan as of December 31, 1999, 1998 and September 30, 2000 and activity during the periods then ended is as follows:

                                                   Year Ended             Year Ended          Nine Months Ended
                                                December 31, 1999      December 31, 1998     September 30, 2000
                                            ---------------------------------------------------------------------
                                                           Weighted               Weighted               Weighted
                                                Number     Average     Number     Average     Number     Average
                                                  Of       Exercise      of       Exercise      Of       Exercise
                                                Options     Price      Options     Price      Options     Price
                                            ---------------------------------------------------------------------
                                                                                                 (Unaudited)
Outstanding at beginning of period  .....      4,345,425       $.01   6,695,300       $.01   2,685,252       $.02
Granted  ................................      1,355,250        .05     716,250        .01     485,000        .04
Exercised  ..............................     (1,004,444)       .01  (1,294,461)       .01  (2,952,596)       .03
Canceled  ...............................     (2,010,979)       .02  (1,771,664)       .01    (217,656)       .04
                                            ------------           ------------           ------------
Outstanding at end of period  ...........      2,685,252        .02   4,345,425        .01          --        N/A
                                            ============           ============           ============
Exercisable at end of period  ...........        794,863        .01   1,925,425        .01          --        N/A
                                            ============           ============           ============


     If the fair value method had been used for options granted during 1999 and 1998, the fair value of options granted would have been $29,924 and $3,891, respectively. The pro forma effect on the reported net loss would have been additional expense of $4,745 and $5,645, in 1999 and 1998, respectively. The risk-free interest rate, expected volatility rate, expected life and expected dividends are approximately 6%, .001%, 10 years and 0%, respectively, for both years. The weighted average remaining contractual life for stock options outstanding as of December 31, 1999 was 7.96 years.

                          ASTARTE FIBER NETWORKS, INC.

Other Stock Option Awards

     In December 1998, the Board of Directors granted to the Company's president an option to acquire 1,728,945 shares of the Company's common stock at $.15 per share. The option vests in 25% increments on the anniversary of the grant. As of December 31, 1999, 432,236 options were vested and exercisable. Because the option agreement permits either cash or cashless exercise, compensation expense is required to be measured at interim financial reporting dates, under the rules of variable plan accounting. If the value of the Company's common stock exceeds the option exercise price before the options are exercised, compensation expense will be recorded as the difference between the value of the underlying common stock and the grant price, times the number of remaining options, notwithstanding their exercisability. No compensation expense was recorded during 1999 or 1998 under this award. However, the Company did record a $1,470,000 charge for financial reporting purposes during the nine-month period ended September 30, 2000 under this award (unaudited).

     A 1995 employment agreement with a former executive provided for a grant of options based on the number of diluted shares of the Company's stock outstanding. In December 1999, in satisfaction of obligations under the employment agreement, the Company granted the former executive a non-qualified option to acquire up to 210,000 shares of the Company's common stock at $.30 per share. The options are exercisable at any time prior to January 1, 2001. In September 2000, this option was modified such that it is treated as an option granted to non-employees for accounting purposes. Compensation expense of $195,000 (unaudited) was recorded for financial reporting purposes during the nine months ended September 30, 2000 related to this award using the Black-Scholes option pricing model and the following assumptions: risk-free interest rate of approximately 6%, contractual life of 3 years, expected volatility rate of 60%, and expected dividends of 0% (unaudited).


401(k) Profit Sharing Plan

     Effective January 1, 1998, the Company established the Astarte, Inc. 401(k) Profit Sharing Plan, which is governed by Section 401(k) of the Internal Revenue Code. Employees with a minimum of one month of service as of a semi-annual Entry Date may participate. Employees are also eligible to receive discretionary employer contributions, provided they are employed as of the last day of a plan year during which they have worked at least 1,000 hours. Employee and discretionary employer contributions to the plan are immediately vested. The Company made discretionary matching contributions of $15,910 and $17,821 for 1999 and 1998, respectively.

                          ASTARTE FIBER NETWORKS, INC.

5.   CAPITAL STOCK:

     The Company's Articles of Incorporation, as amended, (the "Articles") authorize three classes of stock: common, Series A Convertible Preferred, and Series B Convertible Preferred, and designate the number of authorized shares to be 50,000,000 for common stock, 60,000,000 for Class A Convertible Preferred, and 40,000,000 for Class B Convertible Preferred. The Articles further authorize the Board of Directors to adjust the number of shares of each class, provided that the rights of any class may not be decreased and no more than 150,000,000 may be outstanding.

     Rights, preferences, and privileges of the various categories of stock are as follows:

     Dividends. Holders of Series A and Series B Preferred Stock are entitled to dividends only in the event that, and to the extent of, any dividends on common stock.

     Voting Rights. Holders of Series A and Series B Preferred Stock are entitled to vote with holders of common stock as a single voting group on the basis of the number of common shares into which the shares of preferred stock may be converted.

     Liquidation Rights. In the event of a liquidation or winding up of the Company or a consolidation or merger where the Company is not the surviving entity, the order of liquidation rights is as follows:

     . holders of Series A Preferred Stock are first entitled to receive the acquisition price of their shares plus any declared but unpaid dividends,

     . holders of Series B Preferred Stock are then entitled to receive the acquisition price of their shares plus any declared but unpaid dividends, and

     . any remainder is then to be distributed ratably among holders of the Company's common stock.

     Preferred Stock Redemption Rights. Holders of Series A and Series B Preferred Stock may, after four years and five years, respectively, from the date of issuance, redeem their shares at the acquisition price of the shares, plus 10% per annum since the date of issuance. The recorded amounts are accreted to the redemption price using the effective interest method. The accretion is charged to retained earnings and deducted in arriving at net loss applicable to common stockholders.

                          ASTARTE FIBER NETWORKS, INC.

     Preferred Stock Conversion Rights. Shares of both Series A and Series B Preferred Stock may at any time be converted into common stock on a one-for-one basis, subject to anti-dilution provisions. All preferred shares will automatically convert upon the earlier of: (1) the closing of an underwriting of common stock in which the aggregate price paid by the public is at least $5.0 million and the offering price is at least 150% of the then applicable redemption value or (2) the written consent of holders of at least two thirds of the shares of each series of Preferred Stock with respect to that series.


Warrants

     In December 1999 and January 2000, the Company issued 2,009,592 and 2,000,000 warrants, respectively, to note holders in conjunction with issuance of debt on those dates (see Note 3).


6.   INCOME TAXES:

     Effective January 1, 1996 the Company became a C corporation. As of December 31, 1999, federal net operating loss carry-forwards generated since January 1, 1996 are approximately $11,600,000.

     A tax benefit has not been recognized in 1999 or 1998 due to the establishment of valuation allowances.

     The components of the net deferred income tax asset were as follows:

                                                                   December 31,
                                                    ---------------------------------------
                                                             1999                1998
                                                    ---------------------------------------
      Deferred tax assets:
         Net operating loss carryforwards  .......          $ 4,335,000         $ 3,419,000
         Inventory valuation allowances  .........              155,000                  --
                                                    ---------------------------------------

                                                              4,490,000           3,419,000
      Valuation allowance  .......................           (4,490,000)         (3,419,000)
                                                    ---------------------------------------
                                                            $        --         $        --
                                                    =======================================

                          ASTARTE FIBER NETWORKS, INC.

     The provision for income taxes includes the following:

                                                             December 31,
                                                 ----------------------------------
                                                        1999               1998
                                                 ----------------------------------
      Current:
         Federal  ............................       $        --        $        --
         State  ..............................                --                 --
                                                 ----------------------------------
         Total current  ......................                --                 --
      Deferred:
         Federal  ............................          (946,000)          (880,000)
         State  ..............................          (125,000)          (136,000)
                                                 ----------------------------------

            Total deferred benefit  ..........        (1,071,000)        (1,016,000)
      Increase in valuation allowance  .......         1,071,000          1,016,000
                                                 ----------------------------------
            Total provision  .................       $        --        $        --
                                                 ==================================


     Income taxes computed using the federal statutory income tax rate differ from the Company's effective tax rate primarily as a result of state taxes and the increase in the valuation allowance as follows:


                                                    December 31,
                                               ---------------------
                                                   1999       1998
                                               ---------------------

      Federal  .............................         34.0%      34.0%
      State  ...............................          3.3        3.3
      Other  ...............................          5.4         --
      Increase in valuation allowance  .....        (42.7)     (37.3)
                                               ---------------------
         Effective tax rate  ...............          0.0%       0.0%
                                               =====================


     Deferred income taxes primarily result from basis differences in inventories, certain accruals not currently deductible for tax purposes and net operating loss carry-forwards. The deferred tax asset has been fully offset by a valuation allowance, due to the Company's history of operating losses.

     The Company's net operating loss carry-forwards expire at various dates beginning in 2005 and continuing through 2019. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carry-forwards available for use in any given year if certain events occur, including changes in ownership interests.

                          ASTARTE FIBER NETWORKS, INC.

7.   COMMITMENTS AND CONTINGENCIES:

Operating Leases

     As of December 31, 1999, the Company occupied approximately 24,000 square feet of manufacturing and office space under a lease that extends until March 2004. Effective August 1, 2000, the Company reduced the square feet leased to 10,745. Including its pro rata share of operating expenses, the Company paid approximately $313,000 and $206,000 during 1999 and 1998, respectively, under terms of this lease. Future minimum lease payments (excluding operating expenses, and reflective of the August 1, 2000 amendment) are as follows:


     2000  .....................  $209,587
     2001  .....................   123,236
     2002  .....................   126,933
     2003  .....................   130,741
     2004  .....................    21,896

                                  --------
            Total  .............  $612,393
                                  ========


Purchase Commitments

     In the normal course of business, the Company enters into various long-term commitments with vendors to provide customized components for use in the Company's products. Dependence on vendors as sole source suppliers or the Company's inability to meet minimum volume requirements under purchase commitments could have a materially adverse effect on the Company's results of operations or financial condition.

     In 1996, the Company entered into an agreement for the development and supply of a micro-electromechanical system for use in its next generation of optical switches. Under the agreement, the Company must purchase all of its requirements for this component from this vendor. Further, to retain exclusive rights to this technology in optical switch applications, the Company must meet as yet to be determined minimum volume commitments.

                          ASTARTE FIBER NETWORKS, INC.

Royalty and License Agreement

     Under a royalty and license agreement with a former key employee and current consultant and stockholder, royalties accrue and are payable on a monthly basis at a rate of 2.5% of net sales, as defined, subject to a minimum royalty of $100,000 per year. This minimum royalty was paid in 1999 and 1998. This agreement provides that there will be no royalty during any period when the individual is an employee. Since March 1997, this individual has been a consultant to the Company, under terms of a consulting agreement that was terminated on June 2, 2000.


Litigation

     From time to time, the Company is involved in certain litigious actions in the ordinary course of business. Management believes that resolution of such actions would not have a significant adverse effect on the Company's financial position or results of operations.


8.   SUBSEQUENT EVENTS (UNAUDITED):

     On June 19, 2000, the Company borrowed $300,000 under a line of credit, which bears interest at 9.5%, and is secured by a certificate of deposit in the name of a related party. The note is further secured by all of the Company's accounts receivable. The loan matures on October 13, 2000.

     As of September 13, 2000, options to purchase 4,891,541 shares of common stock, previously granted to employees under the Employee Stock Option plan and through other option awards, were exercised. Also as of that date, warrants to purchase 4,009,592 shares of Series A Preferred stock, issued in conjunction with the interim financing by related parties, were exercised. Substantially all of such exercises were financed through the issuance of notes receivable. Exercise of certain of these options and warrants by issuance of the notes receivable was deemed to be a modification of the original option and warrant agreements and resulted in compensation expense for financial reporting purposes of $2,270,000 and additional interest expense of $880,000 for the options and warrants, respectively. This compensation expense is in addition to the $1,665,000 charge also recorded in the nine months ended September 30, 2000 as discussed in Note 4. Subsequent to September 30, 2000, such notes were repaid.

                          ASTARTE FIBER NETWORKS, INC.

     On September 13, 2000 holders of at least two-thirds of the shares of Series A and Series B Preferred Stock, separately with respect to each series, consented to the conversion of their shares into common stock on a one-for-one basis, with the result that all shares of preferred stock outstanding were converted into common stock. Upon such conversion, 39,445,667 shares of Series A and 23,594,398 shares of Series B Preferred Stock were converted into 63,040,065 shares of common stock.

     In September 2000, certain technology related to optical switch design (the "Design Technology") as well as the rights to receive additional payments with respect thereto were transferred to a wholly-owned limited liability company at its net book value of zero. The equity interests in this limited liability company were subsequently distributed to the stockholders. This limited liability company is no longer affiliated with the Company or Tellium. The Company and its successor retain a paid-up, non-exclusive license for use of the Design Technology. On October 3, 2000, the Company licensed certain other technology related to optical switch design (the "Switch Technology") to a major company in the optical networking industry for $10 million. These funds were used to pay off existing indebtedness, including certain taxes and other liabilities associated with the transaction. The remaining funds of approximately $2.75 million were distributed to the stockholders. The Company and its successor (Tellium) retain ownership and use of the Switch Technology.

                  Unaudited Pro Forma Condensed Financial Data

     On September 1, 2000, the Company acquired intellectual property from AT&T by issuing 1.5 million shares of its common stock. On October 10, 2000, the Company completed its acquisition of Astarte Fiber Networks, Inc. ("Astarte") by issuing 3,749,942 shares of its common stock. All outstanding preferred stock, warrants, and stock options of Astarte were converted to common stock of Astarte in conjunction with the closing of our purchase of Astarte.

     The following Unaudited Pro Forma Condensed Financial Data consists of an Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 2000. The Unaudited Pro Forma Condensed Statement of Operations gives effect to the acquisition of Astarte and to the license of intellectual property from AT&T, as if they occurred on January 1, 2000.

     The pro forma financial data is presented for informational purposes only and does not purport to represent what the Company's results of operations would have been had the Astarte acquisition and the license of intellectual property from AT&T, in fact occurred on the dates assumed or that may result from future operations. The pro forma data should be read in conjunction with the Company's Financial Statements and Astarte's financial statements and related notes thereto, both of which are included elsewhere in the Prospectus.

             Unaudited Pro Forma Condensed Statement of Operations

                                                                     Year Ended December 31, 2000
                                                   -------------------------------------------------------------
                                                      The Company       Astarte      Adjustments     Pro Forma
                                                   -------------------------------------------------------------
                                                                           A              B
REVENUE..........................................    $  15,604,734   $  1,011,362   $         --   $  16,616,096
 Non-cash charges related to equity
  issuances......................................        2,773,778             --             --       2,773,778
                                                   -------------------------------------------------------------

REVENUES, net of non-cash charges related to
 equity issuances................................       12,830,956      1,011,362             --      13,842,318
COST OF REVENUE..................................       15,731,008        712,123             --      16,443,131
                                                   -------------------------------------------------------------
     Gross profit (loss).........................       (2,900,052)       299,239             --      (2,600,813)
                                                   -------------------------------------------------------------

OPERATING EXPENSES:
 Research and development........................       43,648,093      1,298,757             --      44,946,850
 Sales and marketing.............................       14,037,355         80,567             --      14,117,922
 General and administrative......................       15,877,864      5,339,604             --      21,217,468
 Amortization of intangible assets and
  goodwill.......................................        8,037,146             --     23,630,009      31,667,155
 Amortization of deferred stock
  compensation...................................       32,864,097      3,935,000             --      36,799,097
     Total operating expenses....................      114,464,555     10,653,928     23,630,009     148,748,492
                                                   -------------------------------------------------------------
OPERATING LOSS...................................     (117,364,607)   (10,354,689)   (23,630,009)   (151,349,305)
                                                   -------------------------------------------------------------

OTHER INCOME (EXPENSE):
 Other income....................................            4,475     10,000,000             --      10,004,475
 Interest income.................................        7,451,487         18,205             --       7,469,692
 Interest expense................................         (454,503)    (1,205,935)            --      (1,660,438)
                                                   -------------------------------------------------------------
     Total other income..........................        7,001,459      8,812,270             --      15,813,729
                                                   -------------------------------------------------------------
LOSS BEFORE INCOME TAXES.........................     (110,363,148)    (1,542,419)   (23,630,009)   (135,535,576)
                                                   -------------------------------------------------------------
INCOME TAX PROVISION.............................               --     (3,500,000)            --      (3,500,000)
                                                   -------------------------------------------------------------
NET LOSS.........................................    $(110,363,148)  $ (5,042,419)  $(23,630,009)  $(139,035,576)
                                                   =============================================================

BASIC AND DILUTED LOSS PER SHARE.................          $(13.96)                                      $(11.37)
                                                   ===============                              ================
BASIC AND DILUTED WEIGHTED
 AVERAGE SHARES OUTSTANDING......................        7,905,710                                    12,224,400
                                                   ===============                              ================


        See Notes to Unaudited Pro Forma Condensed Financial Statements

Notes to Unaudited Pro Forma Condensed Financial Statements

The following adjustments have been reflected in the Unaudited Pro Forma Condensed Statements of Operations:

A. To reflect the historical results of operations of Astarte for the period prior to acquisition.

B. To reflect the incremental amortization of goodwill and other intangible assets resulting from the acquisition of Astarte and the license of intellectual property from AT&T. An amortization period of five years will be used by the Company for goodwill and intangible assets. The acquisition of Astarte will be accounted for using the purchase method whereby the net tangible and identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair values at the date of acquisition.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated costs and expenses payable by the Registrant in connection with the sale of the common stock being registered.


                                                                   Amount
                                                                 ----------

     SEC registration fee  ..................                   $ 77,015.83
     Legal fees and expenses  ...............                    250,000.00
     Accounting fees and expenses  ..........                     25,000.00
     Printer expenses  ......................                     60,000.00
     Miscellaneous expenses  ................                     50,000.00
        Total  ..............................                   $462,015.83



Item 14.    Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and specific other persons to the extent and under the circumstances set forth therein.

     Under Section 102(b)(7) of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit.

     Our Amended and Restated Certificate of Incorporation requires us to indemnify our directors and officers to the extent permitted under Section 145 of the Delaware General Corporation Law. Our Amended and Restated Certificate of Incorporation provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of Tellium, or is or was serving at our request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of the proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, to the full extent authorized by the Delaware General Corporation Law.

     The above discussion of Section 145 and of our Amended and Restated Certificate of Incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such statute and our Amended and Restated Certificate of Incorporation.

     We have obtained primary and excess insurance policies insuring our directors and officers and those of our subsidiaries against some liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.


Item 15.  Recent Sales of Unregistered Securities.

     Since our inception, we have issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering, or under Rules 701, 504 and 506 thereunder. All of the below-referenced securities are deemed restricted securities for the purposes of the Securities Act. The common stock share numbers summarized below have been adjusted to reflect a three-for-one stock split of our common stock that became effective on August 11, 2000, a two-for-one stock split of our common stock that became effective on November 6, 2000 and a one-for-two reverse stock split of our common stock that became effective on April 25, 2001. No underwriters were involved in any of the below-referenced sales of securities. For the sale of our Series E preferred stock in September 2000, Goldman Sachs & Co. and Thomas Weisel Partners LLC served as placement agents.

     On May 8, 1997, June 18, 1997, July 11, 1998 and August 10, 1998, we issued an aggregate of 2,604,000 shares of our common stock to our founders in the following amounts and for the following consideration: (1) 150,000 shares to Krishna Bala for an aggregate purchase price of $50; (2) 600,000 shares to Charles Brackett for an aggregate purchase price of $200; (3) 24,000 shares to Lyn Curtis for an aggregate purchase price of $8; (4) 150,000 shares to John Gamelin for an aggregate purchase price of $50; (5) 24,000 shares to Chris Gibbons for an aggregate purchase price of $8; (6) 45,000 shares to Paul Grabbe for an aggregate purchase price of $15; (7) 75,000 shares to Sarry Habiby for an aggregate purchase price of $25; (8) 24,000 shares to Andrew Rajhel for an aggregate purchase price of $8; (9) 36,000 shares to Jim Ringo for an aggregate purchase price of $12; (10) 24,000 shares to Howard Shirokmann for an aggregate purchase price of $8; (11) 45,000 shares to Julian Soole for an aggregate purchase price of $15; (12) 105,000 shares to W. John Tomlinson for an aggregate purchase price of $35; (13) 27,000 shares to Elizabeth Van Pelt for an aggregate purchase price of $9; (14) 105,000 shares to Rich Vodhanel for an aggregate purchase price of $35; (15) 120,000 shares to Michael Koblentz for an aggregate purchase price of $40; (16) 300,000 shares to William J. Kelly for an aggregate purchase price of $100; and (17) 750,000 shares to Farouque Mesiya for an aggregate purchase price of $250.

     On May 8, 1997, we issued an aggregate of 8,766,667 shares of Series A preferred stock to 14 investors in the following amounts and for the following consideration: (1) 392,882 shares to Bell Communications Research in exchange for intellectual property with an aggregate value of $942,917; (2) 3,523,785 shares to Science Applications International Corporation in exchange for equipment with an aggregate value of $8,457,084; (3) 572,260 shares to Accel V L.P. for an aggregate purchase price of $1,373,424; (4) 76,680 shares to Accel Internet/Strategic Technology Fund L.P. for an aggregate purchase price of $184,032; (5) 11,360 shares to Accel Keiretsu V L.P. for an aggregate purchase price of $27,264; (6) 34,080 shares to Accel Investors `96 L.P. for an aggregate purchase price of $81,792; (7) 15,620 shares to Ellmore C. Patterson Partners for an aggregate purchase price of $37,488; (8) 333,333 shares to Blue Rock Capital, L.P. for an aggregate purchase price of $799,999; (9) 1,500,000 shares to Oak Investment Partners VII Limited Partnership for an aggregate purchase price of $3,600,000; (10) 1,850,000 shares to Ortel Corporation, for an aggregate purchase price of $4,440,000; (11) 40,000 shares to John Wallace for an aggregate purchase price of $96,000; (12) 282,316 shares to Worldview Technology Partners I, L.P. for an aggregate purchase price of $677,558; (13) 110,034 shares to Worldview Technology International I, L.P. for an aggregate purchase price of $264,082; and (14) 24,317 shares to Worldview Strategic Partners I, L.P. for an aggregate purchase price of $58,361.

     On May 8, 1997, we issued an aggregate of 233,333 shares of Series B preferred stock to one of our stockholders, Ortel Corporation, for an aggregate purchase price of $559,999.

     On May 20, 1998, we issued an aggregate of 416,667 shares of our Series A preferred stock to 5 of our stockholders in the following amounts and for the following consideration: (1) 335,834 shares to Accel V L.P. for an aggregate purchase price of $806,002; (2) 45,000 shares to Accel Internet/Strategic Technology Fund, L.P. for an aggregate purchase price of $108,000; (3) 6,667 shares to Accel Keiretsu V L.P. for an aggregate purchase price of $16,001; (4) 20,000 shares to Accel Investors `96 L.P. for an aggregate purchase price of $48,000; and (5) 9,166 shares to Ellmore C. Patterson Partners for an aggregate purchase price of $21,998.

     On December 30, 1998, we issued senior convertible notes in the aggregate principal amount of $16,000,000 to 14 of our stockholders as follows: (1) Oak Investment Partners VII, Limited Partnership ($2,893,244); (2) Oak VII Affiliates Fund, Limited Partnership ($72,665); (3) Accel Investors `96 L.P. ($106,931); (4) Accel V L.P. ($1,795,548); (5) Accel Internet/Strategic
Technology Fund L.P.

($240,595); (6) Accel Keiretsu V L.P. ($35,644); (7) Science Applications Research Inc. ($7,744,318); (8) Worldview Technology International I, L.P. ($217,567); (9) Worldview Technology Partners I, L.P. ($558,215); (10) Worldview Strategic Partners I ($48,082); (11) Blue Rock Capital, L.P. ($659,090); (12) Ellmore C. Patterson Partners ($49,010); (13) Ortel Corporation ($1,500,000); and (14) John Wallace ($79,091). All of these notes were converted into shares of Series C preferred stock as of February 11, 1999, at a conversion price of $9.15 per share as described below.

     On February 9, 1999, we issued warrants to purchase an aggregate of 1,000,000 shares of our Series A preferred stock to 14 of our stockholders in the following amounts: (1) 180,828 shares to Oak Investment Partners VII, Limited Partnership; (2) 4,542 shares to Oak VII Affiliates Fund, Limited Partnership; (3) 6,683 shares to Accel Investors `96 L.P., (4) 112,222 shares to Accel V L.P., (5) 15,037 shares to Accel Internet/Strategic Technology Fund L.P.; (6) 2,228 shares to Accel Keiretsu V L.P.; (7) 484,020 shares to Science Applications Research Inc.; (8) 13,598 shares to Worldview Technology International I, L.P.; (9) 34,888 shares to Worldview Technology Partners I, L.P.; (10) 3,005 shares to Worldview Strategic Partners I; (11) 41,193 shares to Blue Rock Capital, L.P.; (12) 3,063 shares to Ellmore C. Patterson Partners;
(13) 93,750 shares to Ortel Corporation; and (14) 4,943 shares to John Wallace. All of these warrants, except the warrant issued to Ortel Corporation, were subsequently exercised for shares of our Series A preferred stock at an exercise price of $4.58 per share.

     On February 11, 1999, we issued an aggregate of 2,545,339 shares of Series C preferred stock to 15 of our stockholders in the following amounts and for the following consideration: (1) 765,027 shares to Cisco Systems for an aggregate purchase price of $6,999,997 in cash; (2) 322,104 shares to Oak Investment Partners VII, Limited Partnership in exchange for the conversion of a senior promissory note in the aggregate amount of $2,947,252; (3) 8,090 shares to Oak VII Affiliates Fund, Limited Partnership in exchange for the conversion of a senior promissory note in the aggregate amount of $74,024; (4) 11,905 shares to Accel Investors `96 L.P. in exchange for the conversion of a senior promissory note in the aggregate amount of $108,931; (5) 199,898 shares to Accel V L.P. in exchange for the conversion of a senior promissory note in the aggregate amount of $1,829,067; (6) 26,785 shares to Accel Internet/Strategic Technology Fund L.P. in exchange for the conversion of a senior promissory note in the aggregate amount of $245,083; (7) 3,968 shares to Accel Keiretsu VI in exchange for the conversion of a senior promissory note in the aggregate amount of $36,307; (8) 5,456 shares to Ellmore C. Patterson Partners in exchange for the conversion of a senior promissory note in the aggregate amount of $49,922; (9) 861,961 shares to Science Applications International Corporation in exchange for the conversion of a senior promissory note in the aggregate amount of $7,886,943; (10) 24,162 shares to Worldview Technology International I, L.P. in exchange for the conversion of a senior promissory note in the aggregate amount of $221,082; (11) 61,993 shares to Worldview Technology Partners I, L.P. in exchange for the conversion of a senior promissory note in the aggregate amount of $567,236; (12) 5,340 shares to Worldview Strategic Partners I, L.P. in exchange for the conversion of a senior promissory note in the aggregate amount of $48,861; (13) 73,374 shares to Blue Rock Capital, L.P. in exchange for the conversion of a senior promissory note in the aggregate amount of $671,372; (14) 166,475 shares to Ortel Corporation in exchange for the conversion of a senior promissory note in the aggregate amount of $1,523,246; and (15) 8,801 shares to John Wallace in exchange for the conversion of a senior promissory note in the aggregate amount of $80,529.

     On June 30, 1999, we issued senior convertible notes in the aggregate principal amount of $5,000,000 to 14 of our stockholders in the following amounts: (1) Oak Investment Partners VII, Limited Partnership ($805,418); (2) Oak VII Affiliates Fund, Limited Partnership ($20,228); (3) Accel Investors `96 L.P. ($29,767); (4) Accel V L.P. ($499,843); (5) Accel Internet/Strategic Technology Fund L.P. ($66,976); (6) Accel Keiretsu V L.P. ($9,922); (7) Science Applications International Corporation ($2,155,853); (8) Worldview Technology International I, L.P. ($60,566); (9) Worldview Technology Partners I, L.P. ($155,395); (10) Worldview Strategic Partners I ($13,385); (11) Blue Rock Capital, L.P. ($183,476); (12) Ellmore C. Patterson Partners ($13,643); (13) Ortel Corporation ($960,231); and (14) John Wallace ($25,296). All of these notes were converted into shares of our Series D preferred stock as of December 2, 1999 at a conversion price of $9.15 per share.

     On September 21, 1999, we issued a warrant to purchase an aggregate of 5,226,000 shares of our common stock to Extant, with an exercise price of $3.05 per share, as consideration for the transactions contemplated by the Purchase Agreement dated as of September 21, 1999 between Tellium and Extant.

     On November 11, 1999, we issued two warrants to purchase an aggregate of 29,509 shares of our Series C preferred stock to Comdisco, Inc. with an exercise price of $9.15 per share as consideration for an equipment lease line of credit.

     On December 2, 1999, December 8, 1999, December 15, 1999 and January 14, 2000, we issued an aggregate of 6,010,926 shares of Series D preferred stock to 22 investors and stockholders in the following amounts and for the following consideration: (1) 1,684,522 shares to Thomas Weisel Capital Partners, L.P. in exchange for $15,413,376 in cash; (2) 203,364 shares to TWP CEO Founders' Circle
(AI), L.P. in exchange for $1,860,781 in cash; (3) 787,251 shares to TWP CEO Founders' Circle (QP), L.P. in exchange for $7,203,347 in cash; (4) 57,104 shares to Thomas Weisel Partners Group LLC in exchange for $522,502 in cash; (5) 54,645 shares to RB Investment Partners II, LLC in exchange for $500,002 in cash; (6) 27,322 shares to Comdisco, Inc. in exchange for $249,996 in cash; (7) 466,871 shares to Oak Investment Partners VII, Limited Partnership in exchange for $3,432,859 in cash and for the conversion of a senior promissory note in the aggregate amount of $839,011; (8) 11,725 shares to Oak VII Affiliates Fund, Limited Partnership in exchange for $86,212 in cash and for the conversion of a senior promissory note in the aggregate amount of $21,072; (9) 3,388 shares to Accel Investors `96 L.P. in exchange for the conversion of a senior promissory note in the aggregate amount of $31,009; (10) 56,906 shares to Accel V L.P. in exchange for the conversion of a senior promissory note in the aggregate amount of $520,691; (11) 7,625 shares to Accel Internet/Strategic Technology Fund L.P. in exchange for the conversion of a senior promissory note in the aggregate amount of $69,769; (12) 1,129 shares to Accel Keiretsu VI in exchange for the conversion of a senior promissory note in the aggregate amount of $10,336; (13) 518,663 shares to Science Applications International Corporation in exchange for $2,500,000 in cash and for the conversion of a senior promissory note in the aggregate amount of $2,245,770; (14) 33,093 shares to Worldview Technology International I, L.P. in exchange for $239,709 in cash and for the conversion of a senior promissory note in the aggregate amount of $63,092; (15) 84,907 shares to Worldview Technology Partners I, L.P. in exchange for $615,023 in cash and for the conversion of a senior promissory note in the aggregate amount of $161,876; (16) 7,314 shares to Worldview Strategic Partners I, L.P. in exchange for $52,980 in cash and for the conversion of a senior promissory note in the aggregate amount of $13,943; (17) 100,282 shares to Blue Rock Capital, L.P. in exchange for $726,452 in cash and for the conversion of a senior promissory note in the aggregate amount of $191,128; (18) 1,553 shares to Ellmore C. Patterson Partners in exchange for the conversion of a senior promissory note in the aggregate amount of $14,212; (19) 524,736 shares to Ortel Corporation in exchange for $3,801,054 in cash and for the conversion of a senior promissory note in the aggregate amount of $1,000,281; (20) 12,406 shares to John Wallace in exchange for $87,164 in cash and for the conversion of a senior promissory note in the aggregate amount of $26,351; (21) 819,672 shares to Pequot Private Equity Fund II, L.P. in exchange for $7,499,999 in cash; and (22) 546,448 shares to SJJ LLC in exchange for $4,999,999 in cash.

     On April 4, 2000, we issued an aggregate of 6,600,000 shares of our common stock to Harry J. Carr under exercises of options for an aggregate purchase price of $14,102,000.

     On May 1, 2000, we issued an aggregate of 19,126 shares of Series C preferred stock to Taylor Winfield Inc. in cash for an aggregate purchase price of $175,003.

     On June 30, 2000, we issued an aggregate of 906,250 shares of Series A preferred stock to our stockholders upon the exercise of warrants to purchase 906,250 shares of Series A preferred stock at an exercise price of $4.58 per share, in the following amounts and for the following consideration: (1) 180,828 shares to Oak Investment Partners VII, Limited Partnership for an aggregate purchase price of $828,192; (2) 4,542 shares to Oak VII Affiliates Fund, Limited Partnership, for an aggregate purchase price of $20,802; (3) 6,683 shares to Accel Investors `96 L.P. for an aggregate purchase price of $30,608; (4) 112,222 shares to Accel V L.P. for an aggregate purchase price of $513,977; (5) 15,037 shares to Accel

Internet/Strategic Technology Fund L.P. for an aggregate purchase price of $68,869; (6) 2,228 shares to Accel Keiretsu V L.P. for an aggregate purchase price of $10,204, (7) 484,020 shares to Science Applications Research Inc. for an aggregate purchase price of $2,216,812; (8) 13,598 shares to Worldview Technology International I, L.P. for an aggregate purchase price of $62,279; (9) 34,888 shares to Worldview Technology Partners I, L.P. for an aggregate purchase price of $159,787; (10) 3,005 shares to Worldview Strategic Partners I for an aggregate purchase price of $13,763; (11) 41,193 shares to Blue Rock Capital, L.P. for an aggregate purchase price of $188,664; (12) 3,063 shares to Ellmore
C. Patterson Partners for an aggregate purchase price of $14,029; and (13) 4,943 shares to John Wallace for an aggregate purchase price of $22,639.

     On September 1, 2000, we issued an aggregate of 1,500,000 shares of our common stock to AT&T Corp. in consideration for a license of intellectual property.

     On September 18, 2000, as part of an agreement with Qwest, we issued two warrants to purchase a total of 2,000,000 shares of our common stock to Qwest Investment Company (fka U.S. Telesource, Inc.), a wholly-owned subsidiary of Qwest, with an exercise price of $30.00 per share which, pursuant to the terms of the agreement, has been adjusted to $14.00 per share. On September 18, 2000, we also issued an aggregate of 333,333 shares of common stock to seven officers and affiliates of Qwest for an aggregate purchase price of $9,999,990.

     On September 20, 2000, we issued an aggregate of 7,274,413 shares of our Series E preferred stock to 57 qualified institutional buyers and other accredited investors for an aggregate purchase price of $218.0 million.

     On October 10, 2000, we issued an aggregate of 3,749,942 shares of our common stock to the former stockholders of Astarte Fiber Networks, Inc. in consideration of our acquisition of Astarte.

     On April 10, 2001, as part of an amended agreement with Qwest, we issued a warrant to purchase a total of 375,000 shares of our common stock to Qwest Investment Company (fka U.S. Telesource, Inc.), a wholly-owned subsidiary of Qwest, with an exercise price of $14.00 per share.

     From May 8, 1997 (inception) to May 31, 2001, we granted stock options to purchase 43,398,786 shares of common stock at exercise prices ranging from $.08 to $20.00 per share to employees and others under our Amended and Restated 1997 Employee Stock Incentive Plan and under our 2001 Stock Incentive Plan. During this time period, we also granted options to purchase: (1) 150,000 shares of common stock at an exercise price of $3.05 per share to consultants; (2) 6,600,000 shares of common stock at an exercise price of $2.14 per share to an employee; and (3) 200,000 shares of common stock to directors at an exercise price of $3.10 per share outside of our Amended and Restated 1997 Employee Stock Incentive

Plan and 2001 Stock Incentive Plan.

     From April 1, 2000 through May 31, 2001, we issued an aggregate of 19,090,599 shares of our common stock to some of our executive officers under exercises of options granted under and outside of our Amended and Restated 1997 Employee Stock Incentive Plan for an aggregate purchase price of $38,675,696.

     From May 8, 1997 (inception) to May 31, 2001, we issued an aggregate of 2,272,084 shares of our common stock to other employees and consultants for aggregate consideration of $.08 to $3.10 per share under exercises of options granted under our Amended and Restated 1997 Employee Stock Incentive Plan and an aggregate of 75,000 shares of our common stock to a consultant for aggregate consideration of $3.05 per share and 25,000 shares of common stock to a director for aggregate consideration of $3.10 per share under an exercise of options granted outside of our Amended and Restated 1997 Employee Stock Incentive Plan.

Item 16.  Exhibits and Financial Statement Schedules.

     The following documents are filed as exhibits to this registration statement:

  Exhibit                                                Description
  -------                                                -----------
   3.1*      Amended and Restated Certificate of Incorporation of Tellium, Inc.

   3.2*      Amended and Restated Bylaws of Tellium, Inc.

   4.1*      Specimen common stock certificates

   4.2*      Amended and Restated Stockholders' Agreement dated as of September 19, 2000 by and among Tellium,
             Inc. and certain stockholders of Tellium, Inc.

   4.3*      Supplemental Stockholders' Agreement dated as of August 29, 2000 by and among Tellium, Inc. and certain former stockholders of Astarte Fiber Networks, Inc.

   4.4*      Form of Supplemental Stockholders Agreement dated as of September 18, 2000 by and among Tellium,
             Inc. and Qwest Investment Company (fka U.S. Telesource, Inc.)

   4.5*      Form of Supplemental Stockholders Agreement dated as of September 18, 2000 by and among Tellium,
             Inc. and the Holders listed therein

   4.6*      Form of Supplemental Stockholders' Agreement dated March 21, 2001 by and among Tellium, Inc. and the parties listed therein

   4.7*      Supplemental Stockholders' Agreement dated April 10, 2001 by and between Tellium, Inc. and Qwest
             Investment Company (fka U.S. Telesource, Inc.)

   5.1       Opinion of Fried, Frank, Harris, Shriver & Jacobson


  10.1*      Amended and Restated Securities Purchase Agreement dated as of February 10, 1999, among Tellium,
             Inc. and the purchasers named therein

  10.2*      Stock Purchase Agreement dated as of February 11, 1999 by and among Tellium, Inc., Cisco Systems,
             Inc. and other investors, as amended pursuant to Amendment No. 1 dated May 5, 1999 to the Stock
             Purchase Agreement

  10.3*      Stock Purchase Agreement dated as of December 2, 1999 by and among Tellium, Inc. and certain investors, as amended pursuant to Amendment No. 1 dated January 14, 2000 to the Stock Purchase
             Agreement

  10.4+*     Purchase Agreement dated as of September 21, 1999 between Tellium, Inc. and Extant, Inc.

   10.5*     Agreement and Plan of Merger dated as of August 29, 2000 by and among Tellium, Inc., Astarte
             Acquisition Corporation, Astarte Fiber Networks, Inc., AFN LLC and Aron B. Katz

   10.6*     Stock Purchase Agreement dated September 1, 2000 by and between Tellium, Inc. and AT&T Corp.

   10.7*     Stock Purchase Agreement dated as of September 19, 2000 by and among Tellium, Inc. and certain investors

  10.8+*     Restated and Amended Intellectual Property Agreement dated December 30, 1998 between Bell
             Communications Research Inc. and Tellium, Inc.

  10.9+*     Warrant to Purchase Common Stock granted to Extant, Inc. dated September 21, 1999, and Side Letter to Annex I to the Warrant dated December, 1999

  10.10+*    Amendment to Warrant to Purchase Common Stock dated as of September 21, 1999 between Tellium, Inc.
             and Dynegy Global Communications, Inc. (as successor to Extant, Inc.), made as of November 2, 2000

  10.11+*    Amendment to Purchase Agreement dated as of September 21, 1999 between Tellium, Inc. and Extant,
             Inc., made as of November 6, 2000

  10.12+*    Contract Manufacturing Agreement dated as of August 1, 2000 between Tellium, Inc. and Solectron
             Corporation

  10.13+*    Agreement dated as of August 7, 2000 between Tellium, Inc. and Cable & Wireless Global Networks
             Limited

  10.14*     Patent License Agreement dated September 1, 2000 by and between Tellium, Inc. and AT&T Corp.

  10.15+*    Procurement Agreement dated September 18, 2000 between Qwest Communications Corporation and
             Tellium, Inc.

  10.16+*    "A" Warrants to Purchase Common Stock granted to Qwest Investment Company (fka U.S. Telesource,
             Inc.), dated as of September 18, 2000

  10.17+*    "B" Warrants to Purchase Common Stock granted to Qwest Investment Company (fka U.S. Telesource,
             Inc.), dated as of September 18, 2000

  10.18+*    "C" Warrants to Purchase Common Stock granted to Qwest Investment Company (fka U.S. Telesource,
             Inc.), dated as of April 10, 2001

  10.19+*    First Amendment to Procurement Agreement dated April 10, 2001 between Qwest Communications
             Corporation and Tellium, Inc.

  10.20*     Business Loan Agreement dated June 1, 2000 by and among Tellium, Inc. and Commerce Bank/Shore N.A.

  10.21*     Executive Employment Agreement dated as of December 31, 1999 between Tellium, Inc. and Harry J. Carr

  10.22*     Restricted Stock Agreement (Time Vested Shares) dated as of April 4, 2000 by and between Tellium,
             Inc. and Harry J. Carr

  10.23*     Restricted Stock Agreement (Performance Shares) dated as of April 4, 2000 by and between Tellium,
             Inc. and Harry J. Carr, and Amendment Number 1 to the Restricted Stock Agreement dated September
             18, 2000

  10.24*     Form of Restricted Stock Agreement for Executives

  10.25*     Lease Agreement dated February 9, 1998 between Tellium, Inc. and G.B. Ltd., L.L.C. (as amended)

  10.26*     Lease Agreement dated August 3, 2000 between 185 Monmouth Parkway Associates, L.P. and Tellium, Inc.

  10.27*     Amended and Restated 1997 Employee Stock Incentive Plan

  10.28*     2001 Stock Incentive Plan

   21.1*     Subsidiaries of Tellium, Inc.

   23.1      Consent of Deloitte & Touche LLP

   23.2      Consent of Ernst & Young LLP

   23.3      Consent of Arthur Andersen LLP

   23.4      Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1 above)

   24.1**    Power of Attorney (included on signature page of this registration statement)

____________________
* Incorporated by reference from the Registration Statement filed on Form S-1, Registration No. 333-46362.
**   Previously filed.

+ Portions have been omitted pursuant to a request for confidential treatment that was granted by the SEC.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Tellium, Inc.

     We have audited the consolidated financial statements of Tellium, Inc. as of December 31, 1999 and 2000, and for the years then ended and have issued our report thereon dated February 22, 2001 (except Note 14 dated April 25, 2001) (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule as of December 31, 1999 and 2000 and for the years then ended when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



/s/  Deloitte & Touche LLP
Parsippany, New Jersey
February 22, 2001

                                                                     SCHEDULE II


                                 TELLIUM, INC.

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

              For the Years Ended December 31, 1998, 1999 and 2000


                                                                   Additions
                                                                ---------------
                                                Balance at        Charged to
                                              ---------------   ---------------
                                               Beginning of        Costs and         Write-offs
                                              ---------------   ---------------  ------------------     Balance at
                                                  Period           Expenses         (Deductions)       End of Period
                                              ---------------   ---------------  ------------------   ---------------

Allowance for Doubtful Accounts
For the year ended
December 31, 1998  .................                   --               --                 --                --
For the year ended
December 31, 1999  .................                   --           60,000                 --            60,000
For the year ended
December 31, 2000  .................               60,000           61,000                 --           121,000

Deferred Tax Valuation Allowance
For the year ended
December 31, 1998  .................            2,105,000        9,054,000                 --        11,159,000
For the year ended
December 31, 1999  .................           11,159,000       10,285,000                 --        21,444,000
For the year ended
December 31, 2000  .................           21,444,000       47,846,000                 --        69,290,000

Item 17.  Undertakings.

     (a)  Rule 415 offerings.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oceanport, State of New Jersey, on August 14, 2001.


                            TELLIUM, INC.



                            By:  /s/ Harry J. Carr
                                 ----------------------------
                                 Harry J. Carr
                                 Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                       Title                            Date
     ---------                       -----                            ----


/s/ Harry J. Carr                 Chief Executive Officer and    August 14, 2001
----------------------------      Chairman of the Board of
Harry J. Carr                     Directors (Principal
                                  Executive Officer)





/s/ Richard W. Barcus             President and Chief Operating  August 14, 2001
----------------------------      Officer
Richard W. Barcus

     Signature                       Title                            Date
     ---------                       -----                            ----



          *                       Director                       August 14, 2001
----------------------------
William B. Bunting



          *                       Director                       August 14, 2001
----------------------------
Michael M. Connors



          *                       Director                       August 14, 2001
----------------------------
Jeffrey A. Feldman



          *                       Director                       August 14, 2001
----------------------------
Edward F. Glassmeyer



          *                       Director                       August 14, 2001
----------------------------
Richard C. Smith, Jr.



          *                       Director                       August 14, 2001
----------------------------
William A. Roper, Jr.



/s/ Michael J. Losch              Chief Financial Officer        August 14, 2001
----------------------------      (Principal Financial and
Michael J. Losch                  Accounting Officer)




* By: /s/ Harry J. Carr
      ----------------------
          Harry J. Carr
          Attorney-In-Fact

                               INDEX TO EXHIBITS

     The following documents are filed as exhibits to this registration statement:

  Exhibit                                                Description
  -------                                                -----------
   3.1*      Amended and Restated Certificate of Incorporation of Tellium, Inc.

   3.2*      Amended and Restated Bylaws of Tellium, Inc.

   4.1*      Specimen common stock certificates

   4.2*      Amended and Restated Stockholders' Agreement dated as of September 19, 2000 by and among Tellium,
             Inc. and certain stockholders of Tellium, Inc.

   4.3*      Supplemental Stockholders' Agreement dated as of August 29, 2000 by and among Tellium, Inc. and certain former stockholders of Astarte Fiber Networks, Inc.

   4.4*      Form of Supplemental Stockholders Agreement dated as of September 18, 2000 by and among Tellium,
             Inc. and Qwest Investment Company (fka U.S. Telesource, Inc.)

   4.5*      Form of Supplemental Stockholders Agreement dated as of September 18, 2000 by and among Tellium,
             Inc. and the Holders listed therein

   4.6*      Form of Supplemental Stockholders' Agreement dated March 21, 2001 by and among Tellium, Inc. and the parties listed therein

   4.7*      Supplemental Stockholders' Agreement dated April 10, 2001 by and between Tellium, Inc. and Qwest
             Investment Company (fka U.S. Telesource, Inc.)


   5.1       Opinion of Fried, Frank, Harris, Shriver & Jacobson


  10.1*      Amended and Restated Securities Purchase Agreement dated as of February 10, 1999, among Tellium,
             Inc. and the purchasers named therein

  10.2*      Stock Purchase Agreement dated as of February 11, 1999 by and among Tellium, Inc., Cisco Systems,
             Inc. and other investors, as amended pursuant to Amendment No. 1 dated May 5, 1999 to the Stock
             Purchase Agreement

  10.3*      Stock Purchase Agreement dated as of December 2, 1999 by and among Tellium, Inc. and certain investors, as amended pursuant to Amendment No. 1 dated January 14, 2000 to the Stock Purchase
             Agreement

  10.4+*     Purchase Agreement dated as of September 21, 1999 between Tellium, Inc. and Extant, Inc.

  10.5*      Agreement and Plan of Merger dated as of August 29, 2000 by and among Tellium, Inc., Astarte
             Acquisition Corporation, Astarte Fiber Networks, Inc., AFN LLC and Aron B. Katz

  10.6*      Stock Purchase Agreement dated September 1, 2000 by and between Tellium, Inc. and AT&T Corp.

  10.7*      Stock Purchase Agreement dated as of September 19, 2000 by and among Tellium, Inc. and certain investors

  10.8+*     Restated and Amended Intellectual Property Agreement dated December 30, 1998 between Bell
             Communications Research Inc. and Tellium, Inc.

  10.9+*     Warrant to Purchase Common Stock granted to Extant, Inc. dated September 21, 1999, and Side Letter to Annex I to the Warrant dated December, 1999

  10.10+*    Amendment to Warrant to Purchase Common Stock dated as of September 21, 1999 between Tellium, Inc.
             and Dynegy Global Communications, Inc. (as successor to Extant, Inc.), made as of November 2, 2000

  10.11+*    Amendment to Purchase Agreement dated as of September 21, 1999 between Tellium, Inc. and Extant,
             Inc., made as of November 6, 2000

  10.12+*    Contract Manufacturing Agreement dated as of August 1, 2000 between Tellium, Inc. and Solectron
             Corporation

  10.13+*    Agreement dated as of August 7, 2000 between Tellium, Inc. and Cable & Wireless Global Networks
             Limited

  10.14*     Patent License Agreement dated September 1, 2000 by and between Tellium, Inc. and AT&T Corp.

  10.15+*    Procurement Agreement dated September 18, 2000 between Qwest Communications Corporation and
             Tellium, Inc.

  10.16+*    "A" Warrants to Purchase Common Stock granted to Qwest Investment Company (fka U.S. Telesource,
             Inc.), dated as of September 18, 2000

  10.17+*    "B" Warrants to Purchase Common Stock granted to Qwest Investment Company (fka U.S. Telesource,
             Inc.), dated as of September 18, 2000

  10.18+*    "C" Warrants to Purchase Common Stock granted to Qwest Investment Company (fka U.S. Telesource,
             Inc.), dated as of April 10, 2001

  10.19+*    First Amendment to Procurement Agreement dated April 10, 2001 between Qwest

             Communications Corporation and Tellium, Inc.

  10.20*     Business Loan Agreement dated June 1, 2000 by and among Tellium, Inc. and Commerce Bank/Shore N.A.

  10.21*     Executive Employment Agreement dated as of December 31, 1999 between Tellium, Inc. and Harry J. Carr

  10.22*     Restricted Stock Agreement (Time Vested Shares) dated as of April 4, 2000 by and between Tellium,
             Inc. and Harry J. Carr

  10.23*     Restricted Stock Agreement (Performance Shares) dated as of April 4, 2000 by and between Tellium,
             Inc. and Harry J. Carr, and Amendment Number 1 to the Restricted Stock Agreement dated September
             18, 2000

  10.24*     Form of Restricted Stock Agreement for Executives

  10.25*     Lease Agreement dated February 9, 1998 between Tellium, Inc. and G.B. Ltd., L.L.C. (as amended)

  10.26*     Lease Agreement dated August 3, 2000 between 185 Monmouth Parkway Associates, L.P. and Tellium, Inc.

  10.27*     Amended and Restated 1997 Employee Stock Incentive Plan

  10.28*     2001 Stock Incentive Plan

   21.1*     Subsidiaries of Tellium, Inc.

   23.1      Consent of Deloitte & Touche LLP

   23.2      Consent of Ernst & Young LLP

   23.3      Consent of Arthur Andersen LLP

   23.4      Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1 above)

   24.1**    Power of Attorney (included on signature page of this registration statement)


____________________
* Incorporated by reference from the Registration Statement filed on Form S-1, Registration No. 333-46362.

**   Previously filed.

+ Portions have been omitted pursuant to a request for confidential treatment that was granted by the SEC.